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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on September 15, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuroDerm Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

NeuroDerm Ltd.
Ruhrberg Science Building
3 Pekeris St.
Rehovot 7670203, Israel
+972 (8) 946-2729
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Colin J. Diamond, Esq. Joshua G. Kiernan, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: +1 (212) 819-8200 Fax: +1 (212) 354-8113	David S. Glatt, Adv. Ronen Bezalel, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111	Nir Weissberger, Adv. Eitan, Mehulal & Sadot 10 Abba Eban Blvd. P.O. Box 2081 Herzlia 4612002, Israel Tel: +972 (9) 972-6000 Fax: +972 (9) 972-6001	Eric W. Blanchard, Esq. Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Tel: +1 (212) 841-1000 Fax: +1 (646) 441-9111	Chaim Friedland, Adv. Ari Fried, Adv. Gornitzky & Co. Zion House, 45 Rothschild Blvd. Tel Aviv 6578403, Israel Tel: +972 (3) 710-9191 Fax: +972 (3) 560-6555

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Ordinary shares, par value NIS 0.1	$65,000,000	$8,372

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
Includes shares granted pursuant to the underwriters' option to purchase additional shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2014

PRELIMINARY PROSPECTUS

               Shares

NeuroDerm Ltd.

Ordinary Shares

We are offering               ordinary shares. This is our initial public offering and no public market currently exists for our ordinary shares. We expect the initial public offering price to be between $                and $               per share.

We have applied to have our ordinary shares listed on the NASDAQ Global Market under the symbol "NDRM." We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our ordinary shares involves a high degree of risk. Please read "Risk Factors" beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)
Proceeds to NeuroDerm Ltd. before expenses.

(1)
See "Underwriting" for a description of compensation payable to the underwriters.

Delivery of the ordinary shares is expected to be made on or about                             , 2014. We have granted the underwriters an option for a period of 30 days to purchase up to an additional               ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $               , and the total proceeds to us, before expenses, will be $                .

Jefferies	Cowen and Company
Oppenheimer & Co.	Roth Capital Partners

Prospectus dated                             , 2014

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy these ordinary shares in any circumstances under which such offer or solicitation is unlawful.

 PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision. In this prospectus, the terms "NeuroDerm," "we," "us," "our" and "the company" refer to NeuroDerm Ltd.

Company Overview

We are a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system, or CNS, disorders through proprietary formulations based on existing drugs that are intended to make a significant difference in patients' lives. Product candidates in our pipeline are designed to overcome major deficiencies of current treatments and achieve enhanced clinical efficacy through continuous, controlled administration, primarily subcutaneously or transdermally. Additionally, because our product candidates are based on reformulations of leading, approved drugs, we believe that most of them qualify for an accelerated, lower risk regulatory pathway to marketing approval.

For moderate to severe Parkinson's disease, our product candidates are aimed at overcoming the most significant limitations of current levodopa-carbidopa, or LD/CD, therapy. For over 30 years, oral administration of LD/CD has been the standard of care for Parkinson's disease. However, despite its widespread acceptance, oral LD/CD has significant limitations, primarily short duration in the blood, or half-life, as well as low absorption and availability in the body. As a result, plasma levodopa concentrations fluctuate sharply, contributing to patients' motor complications. At the advanced stages of the disease, patients do not respond to oral administration of LD/CD, motor complications are exacerbated and patients are left with limited treatment options that are highly invasive and/or burdensome. We have developed liquid formulations, such as our product candidates ND0612H and ND0612L, that for the first time enable 24-hour, continuous subcutaneous administration of LD/CD to overcome these limitations, maintain steady levodopa levels and offer patients a better quality of life without the need for surgery. The following chart shows mean plasma levodopa levels that have reached steady states in eight Parkinson's disease patients treated with ND0612L over an observed period compared to mean plasma levodopa levels in the same eight patients following a single administration of Stalevo, an orally administered triple combination levodopa drug.

There are three main stages to Parkinson's disease: mild, moderate and severe, each associated with increasing levels of motor complications and requiring different treatments. We are developing a pipeline of product candidates for the growing population of moderate and severe Parkinson's disease patients that address the deficiencies of current treatments. These product candidates are designed to administer continuous, controlled doses of LD/CD or apomorphine, utilizing customized versions of off-the-shelf, belt pump devices. We are also developing a product candidate for patients suffering from cognition disorders associated with CNS diseases. These diseases include Attention Deficit Disorder/Attention Deficit Hyperactivity Disorder, or ADD/ADHD, Parkinson's disease, Alzheimer's disease and schizophrenia. Our cognition product candidate is based on a combination of reformulated approved drugs allowing for continuous administration via transdermal patches. Our expectations below regarding the timing of our clinical trials for our product candidates are preliminary estimates since each is in an early stage of clinical development. On April 29, 2014, we submitted an IND application in the United States for ND0612H and ND0612L, and we expect to seek approval to initiate clinical trials in Europe for ND0680 and ND0701 in the second half of 2015. The following chart provides a summary of our development pipeline:

Product Candidate	Active Drug Compound	Administration	Indication	Clinical Status

ND0612H	LD/CD	Subcutaneous	Severe Parkinson's Disease	• Ongoing Phase IIa Trial* • Planned Phase II Trial in 2015 • Planned Bioequivalence Trials in 2015 • Planned Phase III Trial in 2015
ND0612L	LD/CD	Subcutaneous	Moderate Parkinson's Disease	• Ongoing Phase II Trial • Planned Pivotal 1 Phase III Trial in 2015 • Planned Pivotal 2 Phase III Trial in 2015
ND0680	LD/CD	Intra-Duodenal	Severe Parkinson's Disease**	• Planned Bioequivalence Trial in 2015
ND0701	Apomorphine	Subcutaneous	Severe Parkinson's Disease***	• Planned Bioequivalence Trial in 2015
ND0801	Nicotine and Opipramol	Transdermal	Cognition disorders associated with CNS diseases	• Ongoing Proof-of-Concept Trial

*
Our ongoing Phase IIa clinical trial evaluates both ND0612H and ND0612L.

**
For patients who require exceptionally high doses of LD/CD.

***
Primarily for patients who do not respond well to LD/CD.

Parkinson's Disease and Current Treatment Limitations

Parkinson's disease is a progressive neurodegenerative illness characterized by reduced dopamine levels in the brain, resulting in a debilitating decrease in the patient's motor and non-motor functions. Its symptoms, such as trembling in the extremities and face, slowness of movement and impaired balance and coordination, worsen over time and gravely impact the patient's quality of life. As the disease progresses, these symptoms become more severe and complications of treatment become more pronounced, resulting in debilitating periods of decreased motor and non-motor functions, also referred to as "off" time. In addition, patients experience involuntary movements, or dyskinesia, which are typically associated with excessive levodopa doses. The "off" time and dyskinesia affect the majority of Parkinson's disease patients and interfere with day-to-day functions, causing patients to become severely disabled. Two to five years from disease diagnosis, patients can go from "on" to "off" in a rapid and sometimes erratic manner and experience an average of six hours of "off" time at various and unpredictable times throughout the day. In the most severe stage of the disease, patients may become bedridden or require a wheelchair, as oral therapy becomes mostly ineffective.

The European Parkinson's Disease Association, or EPDA, estimates that 6.3 million people worldwide suffer from Parkinson's disease. The Michael J. Fox Foundation, or MJFF, estimates that at least one million people who suffer from Parkinson's disease live in the United States, representing an estimated one in one hundred people over age 60. According to the International Parkinson and Movement Disorder Society, the prevalence of diagnosed patients with the disease will likely double from 2010 to 2040 due to increased life expectancy. Additionally, it estimates that Parkinson's disease patients in the United States spent over $14 billion on medical expenses in 2010. According to GlobalData Ltd., the global Parkinson's disease drug market was approximately $3.3 billion in 2010.

Oral administration of LD/CD is regarded as the "gold standard" treatment for patients suffering from Parkinson's disease. Levodopa crosses into the brain and converts into dopamine to complement the reduced brain-dopamine levels. Virtually all patients diagnosed with Parkinson's disease will require levodopa at some point over the course of their treatment for the disease, and 70% to 80% of patients receive the drug at any given point in time. However, levodopa is limited by its short half-life. Approximately three to four hours after a single dose, almost none of the drug remains in the plasma. In addition, levodopa suffers from low absorption when administered orally, with only about 30% of the levodopa entering the blood stream. Due to the short half-life, patients are required to take multiple LD/CD doses daily. This results in sharp fluctuations in levodopa levels which in turn causes concomitant sharp fluctuations in brain-dopamine levels shortly after oral levodopa ingestion. The fluctuations in brain-dopamine levels due to the oral administration of levodopa result in the erratic "off" and "on" periods shown in the figure below. This figure also demonstrates the narrowing of the therapeutic window over time, i.e., higher doses are needed to turn a patient "on" but may also cause dyskinesia.

There are three main stages of Parkinson's disease: mild, moderate and severe. According to MEDACorp, Inc., patients suffering from moderate to severe Parkinson's disease constituted approximately 60% of all Parkinson's disease patients in 2011.

Mild Parkinson's disease.    Early-stage patients who suffer from mild Parkinson's disease may experience shaking in the hands or fingers, slowness in movement and stiffness in the muscles. In this stage of Parkinson's disease, the brain still produces some base level of dopamine. Such patients are generally treated with one or more of these forms of treatment: oral drugs (delivered in the form of pills) such as monoamine oxidase inhibitors, or MAO inhibitors, which help block the breakdown of dopamine in the brain; dopamine agonists (most of which are oral drugs), which activate dopamine receptors; or relatively low-dose LD/CD complementation therapy.

Moderate Parkinson's disease.    Within two to five years from the diagnosis of Parkinson's disease, the disease progresses to the moderate stage when, despite optimized LD/CD therapy, patients develop motor complications, i.e., more frequent daily "off" time causing limited mobility. Patients with moderate Parkinson's disease are dependent on, and typically treated with, high doses of LD/CD. At this stage of the disease, performing normal physical tasks becomes more difficult for such patients due to increased "off" time and dyskinesia. In addition, patients at this stage begin to suffer from morning "off" periods, known as morning akinesia.

Severe Parkinson's disease.    As the Parkinson's disease progresses to the severe stage, patients' therapeutic window narrows. Patients in this stage experience extended "off" time and, as a result of frequent doses of LD/CD, frequent and severe dyskinesia, causing a small subset of these patients to become bedridden or require a wheelchair. Over time, patients who have ceased to respond to oral LD/CD therapy must either live with such conditions or undergo invasive surgical procedures to try to control or minimize motor complications.

The primary existing treatments for patients who suffer from severe Parkinson's disease require surgical intervention. These include deep brain stimulation, or DBS, which involves inserting electrodes into the brain, and LD/CD intestinal gel, or LCIG, which requires gastrointestinal surgery for the insertion of a tube into the upper part of the small intestine, or duodenum. We estimate that approximately 700,000 patients who suffer from severe Parkinson's disease globally do not receive such advanced Parkinson's disease treatments. According to Transparency Market Research, the 2012 global DBS device market size for Parkinson's disease, excluding surgical costs, was approximately $500 million. While studies have shown that DBS is effective in treating many problems associated with Parkinson's disease, it involves extreme risks, including coma, seizures, speech loss, cognitive deficits, infection and bleeding in the brain. The complexity and related risks of this invasive procedure preclude physicians from referring older patients, and nearly 52% of Parkinson's disease patients who receive referrals to undergo this procedure are turned down. According to a 2012 study by the Association of American Medical Colleges, there are approximately 14,000 neurologists and geriatricians in the United States and, based on an article titled "Neurology Residency Training in Europe—the Current Situation" in the April 2011 issue of the European Journal of Neurology along with publicly available data from the British Geriatrics Society, we estimate that there are approximately 35,000 neurologists and geriatricians in Europe, in each case, that we believe may treat patients who suffer from moderate Parkinson's disease. We further believe, based on information from leading physicians, that there are an estimated 1,500 physicians in each of the United States and Europe that may treat patients who suffer from severe Parkinson's disease.

Similarly, Duodopa, currently only available outside of the United States, with sales of $178 million for the year ended December 31, 2013, is a high dose LCIG product designed for continuous 16-hour administration. Patients receiving this form of treatment face potential complications, such as connector leakage, dislocation or movement of the intestinal tube, wound infection or peritonitis. In addition, patients must continuously carry a large, bulky shoulder-worn pump attached to their duodenum during the day and usually remove the pump at night, which affects quality of sleep and results in morning akinesia.

Our Solutions for Parkinson's Disease

We believe we are the first company to develop liquid formulations of LD/CD, enabling continuous subcutaneous administration to more effectively treat Parkinson's disease. Our formulations based on existing drugs enable the administration of drugs, which are currently either delivered orally and have low bioavailability, or through routes requiring surgical intervention, to be administered continuously and subcutaneously. Our Parkinson's disease product candidates are designed to provide a steady state therapeutic level of levodopa or apomorphine via continuous 24-hour administration. We expect these product candidates to reduce the debilitating "off" time that Parkinson's disease patients typically experience and to improve patients' quality of life by significantly ameliorating motor and non-motor complications, while also giving patients who suffer from severe Parkinson's disease an alternative to surgery.

Our Parkinson's disease product candidates are drug-device combination products, with distinct devices and varying LD/CD or apomorphine concentrations and dosages that are tailored to treat certain populations of

Parkinson's disease patients. To further the clinical development of our product candidates, the MJFF awarded us $1.0 million grants in each of 2010 and 2013.

Our Parkinson's disease product candidates are set forth below. Our expectations described below regarding the timing of marketing approval for each of these candidates are preliminary estimates since each is in an early stage of clinical development.

Our Lead Product Candidates

  ND0612H is designed to be an alternative to surgical intervention by offering continuous 24-hour subcutaneous administration of an adjustable dose LD/CD formulation for the treatment of patients who suffer from severe Parkinson's disease. ND0612H is being developed for patients who suffer from severe Parkinson's disease and for whom neither oral administration of LD/CD nor a lower dose of ND0612 (ND0612L) can provide sufficient levodopa to treat their symptoms. These patients face treatment options that include continuous, subcutaneous apomorphine administration, which is associated with numerous adverse effects, or treatments that require highly invasive surgical interventions, such as DBS or LCIG. We are designing ND0612H, administered via the CRONO Twin ND belt-pump (described below), to become a first-line treatment alternative for such patients. Depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in Europe and the United States for ND0612H by the first half and second half of 2018, respectively.

  ND0612L is designed to significantly reduce "off" time and dyskinesia compared to the current standard of care by offering continuous 24-hour subcutaneous administration of a fixed dose of LD/CD. ND0612L is being developed primarily for the treatment of patients who suffer from moderate Parkinson's disease. ND0612L is designed to administer approximately 40% of the maximum daily levodopa dosage delivered by ND0612H. We are currently administering ND0612L in clinical trials utilizing the CRONO ND belt-pump (described below). Depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in the United States and Europe for ND0612L by the second half of 2018. We are also working with our third-party medical device manufacturers on a smaller, next-generation patch-pump device for use with ND0612L in the future.

ND0680: Our Intra-Duodenal Parkinson's Solution

  ND0680 is designed to offer an improved, next-generation, more convenient alternative to the currently available LCIG product, for the small subset of severe Parkinson's disease patients who require exceptionally high LD/CD doses, which cannot be achieved with oral LD/CD or ND0612H. ND0680 contains a highly concentrated formulation of LD/CD and is expected to be administered with the CRONO ND belt pump via the duodenum. We first expect to target patients who have already undergone surgery for LCIG treatment, such as Duodopa, and who seek a similar but less burdensome product. Later, we expect to target patients who have yet to undergo surgery. We expect to seek approval to initiate clinical trials in Europe for ND0680 in the second half of 2015, and depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in Europe for ND0680 in the second half of 2017.

ND0701: Our Apomorphine Parkinson's Solution

  ND0701 is an apomorphine-based product candidate designed to offer a next-generation alternative to the continuously administered apomorphine product currently approved and sold outside the United States in order to significantly improve local tolerability and allow a much lower daily administration volume. ND0701, for patients who suffer from severe Parkinson's disease, may be used mostly by patients who do not respond well to LD/CD. ND0701 is administered via a CRONO ND belt pump. We expect to seek approval to initiate clinical trials in Europe for ND0701 in the second half of 2015, and depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in Europe for ND0701 in the second half of 2017.

Delivery Devices

  The CRONO ND belt pump is the medical device currently used to administer ND0612L, ND0680 and ND0701. It is a simple-to-operate, fixed-dose belt pump that operates 24 hours a day and can be preprogrammed to the desired delivery profile of LD/CD. ND0612H is administered subcutaneously via the CRONO Twin ND, a similarly simple-to-operate, adjustable belt pump that delivers ND0612H's higher dose of LD/CD through two insertion points. Both the CRONO ND and CRONO Twin ND belt pumps are manufactured by a cGMP-certified, third-party medical device manufacturer. The CRONO ND belt pump has been "CE" marked in accordance with EU law and will be submitted for regulatory approval in the United States as the device component of the ND0612L drug-device combination product. Similarly, the CRONO Twin ND belt pump's design has been "CE" marked in accordance with EU law and will undergo a drug-device combination approval process in the United States. See "Business — Government Regulation."

Our Cognition Product Candidate

We are also developing a product candidate, ND0801, to treat cognition disorders associated with CNS diseases, such as ADD/ADHD, Alzheimer's disease and schizophrenia. ND0801's reformulation is designed to be a safe and non-addictive nicotine-based treatment administered via a transdermal patch.

Our Competitive Strengths

    •
    Expertise in proprietary reformulation of existing drugs for clinically superior benefits.  We primarily focus on developing proprietary liquid reformulations of orally administered drugs for CNS diseases that enable us to subcutaneously administer the drugs to achieve higher clinical efficacy. For Parkinson's disease, we leveraged our expertise to create what we believe are the only viable liquid formulations of LD/CD that can be continuously administered to patients in order to overcome oral LD/CD fluctuations that lead to "off" time, dyskinesia and other side-effects.

    •
    Lower development risks and costs for our pipeline products.  Because we focus on developing product candidates based on formulations based on existing drugs, we believe that our development and regulatory risks will decrease and allow us to develop our products in a cost-effective manner compared to novel drug development, either through the 505(b)(2) abbreviated regulatory approval pathway or comparable pathways.

    •
    Comprehensive product pipeline for the treatment of Parkinson's disease.  We currently have product candidates aimed at treating patients suffering from moderate to severe Parkinson's disease. In 2011, approximately 60% of the Parkinson's disease patient population suffered from moderate to severe Parkinson's disease, representing a significant market where we believe we are well positioned to become the new best-in-class standard of care.

    •
    Strong intellectual property position.  We have a robust intellectual property portfolio that includes four patent families covering our novel LD/CD formulations. We have currently been granted eight patents, including patents in Australia, Japan, Mexico, New Zealand, South Africa and the United States, and have over 45 pending patent applications worldwide. Our existing patents will expire between 2030 and 2031 for our LD/CD product candidates and between 2028 and 2031 for our nicotine-based product candidate.

Our Growth Strategy

Our goal is to discover, develop and commercialize best-in-class standard of care treatments based on reformulations of existing drugs for CNS diseases. Key elements of our strategy are to:

    •
    Develop our Parkinson's disease product candidates as the best-in-class treatment options in their category.  We are currently pursuing regulatory approval of our four Parkinson's disease product candidates: ND0612H, ND0612L, ND0680 and ND0701. We intend to continue developing our liquid LD/CD-based and apomorphine-based treatments to become the new best-in-class standard of care for a large majority of patients suffering from Parkinson's disease.

    •
    Leverage our expertise in proprietary reformulation of existing drugs and delivery technologies to treat other CNS diseases that are limited by the oral administration of drugs.  We plan to develop product candidates for other CNS diseases by applying our expertise in reformulating existing drugs, which will allow us to alter the means of administration and to overcome the limitations associated with oral administration. For example, we are currently developing ND0801, to treat cognitive disorders associated with CNS diseases, such as ADD/ADHD.

    •
    Selectively seek and evaluate potential partnership opportunities.  We will continue to seek and evaluate partnership opportunities that would allow us to obtain financial support and to capitalize on the expertise and resources of our potential partners. Where we deem appropriate, we plan to retain certain rights to participate in the development of drug candidates and commercialization of potential drugs arising from our programs.

    •
    Expand our product candidates and research in order to seek a method of reducing the progression of Parkinson's disease.  In the future, we may expand our therapies to treat patients suffering from mild Parkinson's disease, enabling us to treat the entire Parkinson's disease patient population while potentially reducing the progression of the disease. If we are successful in commercializing our product candidates, we may conduct large, more expensive clinical trials in order to study the effect of our products on reducing the progression of Parkinson's disease.

Risk Factors

Investing in our ordinary shares involves risks. You should carefully consider the risks described in "Risk Factors" beginning on page 14 before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

    •
    We have a history of net losses and we expect to continue to incur substantial and increasing net losses for the foreseeable future.

    •
    Even if our product candidates obtain regulatory approval, our product candidates may cause undesirable side effects or have other properties, which may limit market acceptance.

    •
    If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

    •
    If our competitors are able to obtain orphan drug exclusivity for their products that are the same drug as our product candidates, or can be classified as a similar medicinal product within the meaning of EU law, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

    •
    We may be unsuccessful in utilizing abbreviated regulatory pathways for marketing approval of our product candidates in the United States and Europe.

    •
    If we experience delays in our clinical trials, our costs may increase and our business may be harmed.

    •
    Positive results in previous preclinical or clinical trials of our product candidates may not be replicated in future clinical trials of our product candidates, which could result in development delays or a failure to obtain marketing approval.

    •
    Development and commercialization of our product candidates in the United States and elsewhere requires successful completion of the regulatory approval process, and may suffer delays or fail.

    •
    We may be unsuccessful in commercializing our products due to unfavorable pricing regulations, third-party coverage and reimbursement policies or healthcare reform initiatives.

    •
    The commercial success of our product candidates will depend upon their degree of market acceptance.

    •
    We face competition from the existing standard of care and potential changes in medical practice and technology and the possibility that our competitors may develop products, treatments or procedures that are similar, more advanced, safer or more effective than ours.

    •
    We rely on third-party manufacturers to supply drug substances as well as medical devices necessary for administration of our product candidates and we do not have long-term contracts with such manufacturers or suppliers.

    •
    Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our technology and products. Since our product candidates are formulations based on existing drugs, our ability to file patents claiming specific molecules or active ingredients is limited, and our main patents and patent applications cover specific compositions and methods of use, which may be easier to design around. Additionally, a third party has a prior trademark registration for the term "neuroderm" classified in the same class of goods as our product candidates, and we cannot guarantee that the USPTO will withdraw the citation of such prior trademark.

    •
    We believe that we will be classified as a passive foreign investment company, or PFIC, for the taxable year ending December 31, 2014. You may be subject to adverse U.S. federal income tax consequences if we are classified as a PFIC and you are a U.S. Holder, as defined below. Such adverse U.S. federal income tax consequences may be mitigated if you make certain elections with the IRS. See "U.S. and Israeli Tax Consequences for our Shareholders — Certain United States Federal Income Tax Consequences — Passive Foreign Investment Company Considerations."

Corporate Information

We were formed as a company in the State of Israel on March 18, 2003. Our principal executive offices are located at Ruhrberg Science Building, 3 Pekeris St., Rehovot 7670203, Israel, and our telephone number is +972 (8) 946-2729. Our website address is www.neuroderm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The "NeuroDerm" design logo is the property of NeuroDerm Ltd. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

 THE OFFERING

Ordinary shares offered	ordinary shares
Ordinary shares to be outstanding after this offering	ordinary shares
Underwriters' option	We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to additional ordinary shares.
Use of proceeds	We currently estimate that we will use the net proceeds as follows:
• to fund the development of our product candidate ND0612H;
• to fund the development of our product candidate ND0612L;
• to advance the development of our other product candidates and general research activities; and
• the balance for working capital and for general corporate purposes.
See "Use of Proceeds" for additional information.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.
Proposed NASDAQ Global Market symbol	We have applied to have our ordinary shares listed on the NASDAQ Global Market under the symbol "NDRM."

The number of ordinary shares to be outstanding after the offering is based on 4,904 ordinary shares outstanding as of June 30, 2014. Unless otherwise indicated or context otherwise requires, in this prospectus the number of ordinary shares to be outstanding after this offering includes:

    •
    ordinary shares to be issued and sold by us in this offering;

    •
    the issuance of           ordinary shares upon the conversion of $11.0 million in convertible loans, which will occur immediately prior to the closing of this offering, assuming a conversion price of $      per share, which is        % of the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus;

    •
    the issuance of        preferred shares upon the exercise of         outstanding warrants held by certain of our shareholders, which will occur immediately prior to the closing of this offering;

    •
    the issuance of        ordinary shares upon the conversion on a one-for-one basis of all series A-1 ordinary shares, series A-2 ordinary shares, series A preferred shares and series A-1 preferred shares (including the aforementioned preferred shares) into ordinary shares, which will occur immediately prior to the closing of this offering;

but excludes:

    •
    21,853 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of $136.64 per share; and

    •
    ordinary shares issuable upon the exercise of warrants at an exercise price of $       per share.

Unless otherwise indicated, this prospectus:

    •
    assumes an initial public offering price of $        per ordinary share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus;

    •
    assumes no exercise of the underwriters' option to purchase up to an additional          ordinary shares; and

    •
    reflects an aggregate       -for-       share split effected on        , 2014 by means of (i) a 10-for-1 share split, followed by (ii) a share dividend of        ordinary shares for each ordinary share then outstanding.

 SUMMARY FINANCIAL AND OTHER DATA

The following tables set forth our summary financial data. You should read the following summary financial data in conjunction with, and it is qualified in its entirety by reference to, our historical financial information and other information provided in this prospectus, including "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

The summary statements of operations data for the years ended December 31, 2012 and 2013 are derived from our audited financial statements appearing elsewhere in this prospectus. The historical results set forth below are not necessarily indicative of the results to be expected in future periods. The summary statement of operations data for the six months ended June 30, 2013 and June 30, 2014 and the summary balance sheet data as of June 30, 2014 are derived from our unaudited condensed interim financial statements presented elsewhere in this prospectus. In the opinion of management, these unaudited condensed interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods. Results for interim periods are not necessarily indicative of results that may be expected for the entire year. Our financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, IASB.

Our functional currency is the New Israeli Shekel, or NIS; however, our presentation currency is the U.S. dollar. As a result, our financial statements are translated into the presentation currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statements of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from the functional currency to the presentation currency are reported in other comprehensive loss.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded to the statement of comprehensive loss among finance income or expenses.

As of December 31, 2013, the representative exchange rate last published by the Bank of Israel was $1.00 = NIS 3.471. As of June 30, 2014, the representative exchange rate last published by the Bank of Israel was $1.00 = NIS 3.438.

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands, except share and per share data)
Statements of operations data:
Operating expenses:
Research and development	$2,396	$3,426	$1,644	$3,675
Participation in research and development	(41)	(808)	(175)	(339)

Research and development, net(1)	$2,355	$2,618	$1,469	$3,336
General and administrative(1)	449	628	325	1,703

Operating loss	$2,804	$3,246	$1,794	$5,039
Financial income	550	3	(3)	*
Financial expenses	2,316	83,650	16,340	602

Financial expenses, net	1,766	83,647	16,337	602

Net loss	$4,570	$86,893	$18,131	$5,641

Foreign currency translation differences	280	2,021	2,156	64

Total comprehensive loss	$4,850	$88,914	$20,287	$5,705

Basic and diluted net loss per ordinary share(2)	$932	$17,719	$3,697	$1,148

Weighted average number of ordinary shares used in computing net loss per ordinary share(2)	4,904	4,904	4,904	4,904

Basic and diluted pro forma net loss per ordinary share(3)		$732		$48

Weighted average number of shares used in computing pro forma basic and diluted net loss per ordinary share(3)		118,662		118,662

*
Represents an amount less than $1,000.

The table below presents our summary balance sheet as of June 30, 2014:

  •
  on an actual basis;

  •
  on a subsequent event pro forma basis for the issuance of $5.6 million principal amount of convertible notes, reflecting its fair value, pursuant to an agreement entered into in August 2014 providing for the possible issuance of up to $17.8 million principal amount of convertible notes;

  •
  on a pro forma basis to give effect immediately prior to the closing of this offering to (a) the conversion of $11.0 million in convertible loans into ordinary shares; (b) the receipt of $               pursuant to the exercise of warrants held by certain of our shareholders and the related issuance of preferred shares as a result thereof; (c) the conversion on a one-to-one basis of all series A-1 ordinary shares, series A-2 ordinary shares, series A preferred shares and series A-1 preferred shares (including the aforementioned preferred shares) into ordinary shares; and (d) the payment by us of $               in cash premiums related to the convertible notes issued by us in August 2014.

  •
  on a pro forma as adjusted basis to give further effect to the issuance and sale of ordinary shares by us in this offering at an assumed initial public offering price of $               per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	AS OF JUNE 30, 2014
	ACTUAL	SUBSEQUENT EVENT PRO FORMA BASIS	PRO FORMA	PRO FORMA AS ADJUSTED(4)
Balance sheet data:
Cash and cash equivalents	$1,632	$7,273
Working capital(3)	(1,745)	3,896
Total assets	2,054	7,695
Total non-current liabilities	7,785	13,426
Total shareholders' equity (deficit)	(9,317)	(9,317)

(1)
Includes equity-based compensation expenses as follows:

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands)
Research and development expenses, net	$11	$102	$69	$23
General and administrative expenses	26	82	63	11

Total equity-based compensation expenses	$37	$184	$132	$34

(2)
Basic and diluted loss per ordinary share is computed based on the basic and diluted weighted average number of ordinary shares outstanding during each period. For additional information, see Note 16 to our financial statements included elsewhere in this prospectus.

(3)
Working capital is defined as total current assets minus total current liabilities.

(4)
Each $1.00 increase (decrease) in the assumed initial public offering price of $               per ordinary share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total shareholders' equity (deficit) by approximately $                million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering. An increase (decrease) of 1,000,000 in the number of ordinary shares we are offering would increase (decrease) the as adjusted amount of cash and cash equivalents, working capital, total assets and total shareholders' equity (deficit) by approximately $                million, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

This offering and an investment in our ordinary shares involve a high degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus before you decide to buy our ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment.

Risks Related to Our Financial Position

We have a history of net losses and we expect to continue to incur substantial and increasing net losses for the foreseeable future.

We are a clinical-stage pharmaceutical company with a limited operating history. We have an ongoing Phase II clinical study for ND0612L and are planning clinical studies for our other product candidates, ND0612H, ND0680, ND0701 and ND0801. Investment in pharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risks that any or all potential product candidates will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. We are still in the early stages of development of our product candidates. As a result, we are not profitable and have incurred significant operating losses, including operating losses of $2.8 million and $3.2 million for the years ended December 31, 2012 and 2013, respectively. For the six months ended June 30, 2013 and 2014, our operating losses were $1.8 million and $5.0 million, respectively. As a result, our 2013 annual financial statements and our unaudited condensed interim financial statements for the six months ended June 30, 2014 note that there is a substantial doubt about our ability to continue as a going concern.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses and future capital requirements may increase substantially if and as we:

    •
    accelerate our clinical development activities, particularly with respect to our clinical trials for ND0612H and ND0612L;

    •
    initiate our European bioequivalence trials for ND0612H and ND0680 and our other planned clinical trials;

    •
    seek regulatory and marketing approvals for our product candidates that successfully complete clinical trials;

    •
    initiate additional preclinical, clinical or other studies for our current product candidates and seek to identify and validate new product candidates;

    •
    acquire rights to other product candidates and technologies;

    •
    increase the manufacturing and supply orders for our product candidates;

    •
    invest further in developing pump delivery systems for our products;

    •
    change or add suppliers or manufacturers;

    •
    maintain, expand and protect our intellectual property portfolio;

    •
    attract and retain skilled personnel;

    •
    engage third-party manufacturers to commercialize any of our product candidates for which we obtain marketing approval;

    •
    create additional infrastructure to support our operations as a public company; and

    •
    experience any delays or encounter issues with any of the above.

As of June 30, 2014, we had an accumulated deficit of $108.4 million (which includes $84.1 million of non-cash financial expenses incurred since January 1, 2013 related to the increase in the value of the host contract (the loan without the conversion feature and the prepayment feature) in the convertible loans and the fair value of the embedded derivatives and warrants, and the issuance of new shares to noteholders that was treated as an induced conversion expense). We expect to continue to incur substantial net losses and negative cash flow for the foreseeable future. These losses and negative cash flows have had, and will continue to have, an adverse effect on our shareholders' equity and working capital.

We may never achieve profitability.

Because of the numerous risks and uncertainties associated with pharmaceutical product development and commercialization, we are unable to accurately predict the timing or amount of future revenue or expenses or when, or if, we will be able to achieve profitability. We have financed our operations primarily through convertible shareholders' loans, issuance and sale of equity, including ordinary shares, preferred shares and warrants and government and third-party grants. The size of our future net losses will depend, in part, on the rate of growth or contraction of our expenses and the level and rate of growth, if any, of our revenues. If we are unable to successfully commercialize our product candidates or if revenue from any of our product candidates that receives marketing approval is insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

We may need substantial additional capital in the future, which may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our product candidates or intellectual property. If additional capital is not available, we may have to delay, reduce or cease operations.

In order to continue the development of our clinical trials for our product candidates, we may seek additional funding through equity offerings, debt financings, collaborations, licensing arrangements or any other means to conduct clinical trials, develop our product candidates and expand our sales and marketing capabilities or other general corporate purposes. Securing additional financing may divert our management's attention from our day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Additional funding may not be available to us on acceptable terms, or at all. We believe that based on our current business plan, our existing cash and cash equivalents and the net proceeds from this offering, we will have sufficient funds to meet our currently anticipated cash requirements through at least the next 24 months.

To the extent that we raise additional capital through, for example, the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur debt or to issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our ordinary shares to decline. In the event that we enter into collaborations or licensing arrangements in order to raise capital, we may be required to accept unfavorable terms, including relinquishing or licensing to a third party on unfavorable terms our rights to product candidates or intellectual property that we otherwise would seek to develop or commercialize ourselves or reserve for future potential arrangements when we might be able to achieve more favorable terms.

If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

    •
    significantly delay, scale back or discontinue the development, manufacturing scale-up or commercialization of our product candidates;

    •
    seek corporate partners on terms that are less favorable than might otherwise be available; or

    •
    relinquish or license on unfavorable terms our rights to our product candidates that we otherwise would seek to develop or commercialize ourselves.

Any such consequence will have a material adverse effect on our business, operating results and prospects and on our ability to develop our product candidates.

Risks Related to Our Business and Our Industry

Even if our products obtain regulatory approval, they may cause undesirable side effects or have other properties, which may limit market acceptance.

We are conducting clinical trials to determine the safety and efficacy of our product candidates. Our current data of local tolerability and side effects caused by our product candidates is limited. Many of our patients have only used our product candidates for 24-hour periods during our clinical trials. Upon completion of our ongoing Phase II trial of ND0612L, we expect to produce data that can more thoroughly detail side effects associated with the use of ND0612L over a period of three weeks. Patients may decide to use other currently available treatments instead of our product candidates based on the prevalence and severity of any side effects associated with our product candidates. For example, patients suffering from moderate Parkinson's disease may be less tolerant of inconveniences that may be associated with the use of ND0612L and may instead continue using currently available orally administered LD/CD. Similarly, if patients experience adverse side effects from our other Parkinson's disease product candidates, patients who suffer from moderate to severe Parkinson's disease may opt for other treatments. In addition, certain patients may find our belt pump administration systems to be unduly burdensome or restrictive.

Upon the conclusion of our trials, and if we receive marketing authorization for a product candidate, we will be required to list side effects associated with the product candidates. However, if after we receive marketing authorization, we or others identify previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, problems with our manufacturers or manufacturing processes, or failure to comply with regulatory requirements, the following consequences, among others, may occur:

    •
    restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

    •
    fines, warning letters or holds on clinical trials;

    •
    harm to our reputation, reduced demand for our products and loss of market acceptance;

    •
    refusal by the regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

    •
    product seizure or detention, or refusal to permit the import or export of products; and

    •
    injunctions or the imposition of civil or criminal penalties.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, which would adversely affect our business, prospects, financial condition and results of operations.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

We have invested a significant portion of our efforts and financial resources in the identification and preclinical development of product candidates. Our ability to generate product revenues, if ever, will depend heavily on our ability to advance our product candidates into clinical trials. We are currently conducting, at our own expense, preclinical and clinical trials for our product candidates to demonstrate that the products are safe and effective.

Preclinical and clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process. Even if preclinical or clinical trials are successful, we still may be unable to commercialize the product, as success in preclinical trials, early clinical trials, including Phase II trials, or previous clinical trials, does not ensure that later clinical trials will be successful.

If our competitors are able to obtain orphan drug exclusivity for their products that are the same drug as our product candidates, or can be classified as a similar medicinal product within the meaning of EU law, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of market exclusivity, which, subject to certain exceptions, precludes the FDA from approving another marketing application for the same drug for the same indication for that time period or precludes the European Medicines Agency, or the EMA, and other national drug regulators in the EU, from accepting another marketing application for a similar medicinal product for the same indication. The applicable market exclusivity period is seven years in the United States and 10 years in the European Union. See "Business — Government Regulation — United States — Orphan Drug Designation and Exclusivity" and "Business — Government Regulation — European Union — Orphan Drug Designation." If a competitor obtains orphan drug exclusivity for, and approval of, a product with the same indication as any of our product candidates before we do and if the competitor's product is the same drug or a similar medicinal product as ours, we could be excluded from the market during the market exclusivity period. However, if a product candidate that is the same drug or a similar medicinal product as an approved, orphan-designated product is shown to be clinically superior to such orphan-designated product, the orphan drug exclusivity will not block the approval of such competitive product. In addition, orphan drug exclusivity will not prevent the approval of a product candidate that is the same drug as such orphan-designated product if the FDA or EMA finds that the product sponsor or marketing authorization holder cannot assure the availability of sufficient quantities of the orphan-designated product to meet the needs of the persons with the disease or condition for which the drug was designated.

For example, AbbVie Inc.'s product Duodopa, which is currently seeking marketing approval in the United States under the name Duopa, has received orphan drug designation in the United States for the treatment of "late stage Parkinson's disease" and "advanced idiopathic Parkinson's disease with severe motor complications and not responding to oral treatment." However, if Duopa receives marketing authorization as an orphan drug in the United States, we may be precluded from receiving marketing approval for ND0680 until the expiration of the orphan drug market exclusivity period, which will occur seven years after Duopa is approved. Although we do not believe that ND0612H will be limited by Duopa's potential market exclusivity, if the FDA determines that ND0612H is so limited, ND0612H may also be subject to the same marketing preclusion.

In the European Union, Duodopa received marketing authorization via the mutual recognition procedure for "treatment of advanced levodopa-responsive Parkinson's disease with severe motor fluctuations and hyper-/dyskinesia when available combinations of Parkinson medicinal products have not given satisfactory results." See "Business — Government Regulation — European Union — Marketing authorization." In May 2001, the EMA granted NeoPharma Production AB orphan drug designation for LD/CD (gastroenteral use) for the treatment of "advanced idiopathic Parkinson's disease with severe motor fluctuations and not responding to oral treatment." The sponsorship of this orphan designation was transferred to AbbVie Ltd. in February 2013. As the orphan indication is different from the approved indication for Duodopa, it is possible that AbbVie Ltd. could still seek approval of a product for that orphan indication. If that occurs, and we wish to market a product with the same indication but are unable to show that our product candidates are clinically superior (due to greater efficacy, greater safety or a major contribution to patient care) to the approved orphan drug, we may be precluded from receiving marketing approval for ND0680 for advanced idiopathic Parkinson's disease with severe motor fluctuations and not responding to oral treatment until the expiration of the orphan drug market exclusivity period, which is at least 10 years after the orphan drug is centrally approved, unless the EMA exercises its discretion to reduce that period to six years on the basis that the product no longer fulfills the orphan criteria when the authorization is renewed after five years.

We may be unsuccessful in utilizing abbreviated regulatory pathways for marketing approval of our product candidates in the United States and Europe.

We are currently pursuing regulatory pathways that would provide accelerated marketing approval for our product candidates in the United States and Europe. On April 10, 2012, we held a pre-Investigational New Drug application, or pre-IND meeting with the United States Food and Drug Administration, or the FDA, Division of Neurology Products, or the DNP. In this meeting, the DNP stated that ND0612L would be eligible for the submission of a 505(b)(2) regulatory pathway application, which allows expedited approval with reduced clinical trials, provided we establish a clinical trials framework that would allow a 505(b)(2) submission. On May 22, 2014, the EMA confirmed that our product candidate, ND0612H, was eligible for a European Union marketing authorization application via a centralized procedure, which allows ND0612H to benefit from more streamlined access to the EU market. See "Business — Government Regulation."

Although we believe that we have developed our clinical trials based on a framework that would allow for expedited approval, the FDA, the EMA or other drug regulators in the EU may prohibit us from utilizing expedited regulatory approval pathways or require us to conduct additional, large clinical trials. For example, we expect to seek abbreviated regulatory approval through a European bioequivalence pathway for ND0612H by conducting a bioequivalence clinical trial to compare the pharmacokinetics of the continuous infusion of ND0612H with that of Duodopa; however, the EMA or other national drug regulators in the EU might require that we conduct additional clinical trials. Any requirement to conduct additional trials or failure to follow an abbreviated regulatory pathway for our product candidates would delay receiving marketing approval for our product candidates and adversely affect our business, prospects, financial condition and results of operations.

If we experience delays in our clinical trials, our costs may increase and our business may be harmed.

We do not know whether clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. Our product development costs will increase if we experience delays in clinical testing. Significant delays could also shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates or could allow our competitors to bring products to the market before we do, impairing our ability to commercialize our product candidates. Events may delay or prevent our ability to complete necessary clinical trials for our product candidates, including:

    •
    regulators may not authorize us to conduct a clinical trial within a country or at a prospective trial site or may change the design of a study;

    •
    delays may occur in reaching agreement on acceptable clinical trial terms with regulatory authorities or prospective sites, or obtaining institutional review board, or IRB, approval;

    •
    delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

    •
    failure of our third-party contractors, such as CROs, to satisfy their contractual duties or meet expected deadlines;

    •
    our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional trials;

    •
    the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower or more difficult than we expect, or patients may not participate in necessary follow-up visits to obtain required data, any of which would result in significant delays in our clinical testing process;

    •
    insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials;

    •
    our third-party contractors, such as a research institute, manufacturer or supplier, may fail to comply with regulatory requirements or meet their contractual obligations to us;

    •
    we may be forced to suspend or terminate our clinical trials if the participants are being exposed, or are thought to be exposed, to unacceptable health risks or if any participant experiences an unexpected serious adverse event, or if our product candidates prove to be ineffective;

    •
    regulators or IRBs may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

    •
    undetected or concealed fraudulent activity by a clinical researcher, if discovered, could preclude the submission of clinical data prepared by that researcher, lead to the suspension or substantive scientific review of one or more of our marketing applications by regulatory agencies, and result in the recall of any approved product distributed pursuant to data determined to be fraudulent;

    •
    the cost of our clinical trials may be greater than we anticipate;

    •
    an audit of preclinical or clinical studies by regulatory authorities may reveal noncompliance with applicable protocols or regulations, which could lead to disqualification of the results and the need to perform additional studies; and

    •
    delays may occur in obtaining our clinical materials.

For example, on June 13, 2014, we received a letter from the FDA requesting that, prior to commencing our Phase IIa study in the United States, we provide additional information to the FDA related to the devices that we intend to use in the clinical trial. We expect to provide such information in the fourth quarter of 2014 and, to the extent we have not completed the study in Israel, we may recruit patients for our Phase IIa trial in the United States. While we do not expect this to delay our timeline for completion of our clinical trials and although we have not experienced other risks involved with conducting clinical trials, including increased expense and delay, to date, there can be no assurance that we will not experience delays or such risks in the future as we progress with our planned clinical trials. Any delay in receiving regulatory clearance to commence our clinical trials or any suspension of clinical trials may delay possible regulatory approval, if any, and adversely impact our ability to develop products and generate revenue.

Positive results in previous preclinical or clinical trials of our product candidates may not be replicated in future clinical trials of our product candidates, which could result in development delays or a failure to obtain marketing approval.

Positive results in previous preclinical or clinical studies of our product candidates may not be predictive of similar results in future clinical trials. In addition, interim results during a clinical trial do not necessarily predict final results. Interim data are also subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. As a result, preliminary and interim data should be viewed with caution until the final data are available. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for our product candidates may not be predictive of the results we may obtain in later stage trials. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain approval from the FDA, the EMA or other regulatory agencies for their products.

Development and commercialization of our product candidates in the United States and elsewhere requires successful completion of the regulatory approval process, and may suffer delays or fail.

We are required to apply for and receive marketing authorization in a jurisdiction, including the United States and Europe, before we can market our product candidates in such jurisdiction. This process can be time consuming and complicated and may result in unanticipated delays. To secure marketing authorization, an applicant generally is required to submit an application that includes the data supporting preclinical and clinical safety and efficacy as well as detailed information on the manufacture and composition of the product candidate, control of product development, proposed labeling and other additional information.

Before marketing authorization is granted, regulatory authorities generally require the inspection of manufacturing facilities and quality systems of our third-party manufacturers at which the product candidate is produced, to assess compliance with strictly enforced current good manufacturing practices, or cGMP, as well as potential audits of the non-clinical and clinical trial sites that generated the data cited in the marketing authorization application.

We cannot predict how long the applicable regulatory authority or agency will take to grant marketing authorization or whether any such authorizations will ultimately be granted. Regulatory agencies, including the FDA and the EMA, have substantial discretion in the approval process, and the approval process and the requirements governing clinical trials vary from country to country. The policies of the FDA, the EMA or other regulatory authorities may change or may not be explicit, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, in the United States, Europe or elsewhere. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Any delays or failures in obtaining regulatory and marketing approval for our product candidates in the United States, Europe or worldwide would adversely affect our business, prospects, financial condition and results of operations.

We may be unsuccessful in commercializing our products due to unfavorable pricing regulations, third-party coverage and reimbursement policies or healthcare reform initiatives.

If we receive marketing approval for any of our product candidates, we cannot guarantee that we will receive favorable pricing and reimbursement in any jurisdiction. The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country. In some foreign jurisdictions, including the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these jurisdictions, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in our product candidates, even after obtaining regulatory approval.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that may affect our ability to sell our product candidates profitably, if approved. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of governments, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

    •
    the market acceptance or demand for our product candidates, if approved;

    •
    the ability to set a price that we believe is fair for our product candidates, if approved;

    •
    our ability to generate revenues and achieve or maintain profitability;

    •
    the level of taxes that we are required to pay; and

    •
    the availability of capital.

Additionally, we cannot be sure that reimbursement will be available for any of our product candidates that we commercialize in the future and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may affect the demand for, or the price of, any product for which we obtain marketing approval. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any of our product candidates that we successfully develop. Eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which the product is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in certain other countries, such as the United States. In the United States, third-party payors often rely upon other payors, such as Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any of our product candidates could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

The commercial success of our product candidates will depend upon their degree of market acceptance.

Even if we obtain marketing authorization for a product candidate, it may not gain market acceptance by physicians and their teams, healthcare payors and others in the medical community. Each of our product candidates is being developed to treat diseases for which there are established standards of care. For example, the "gold standard" of care for Parkinson's disease for the past 30 years has been oral administration of the drugs levodopa and carbidopa, or LD/CD, and physicians and patients have grown accustomed to such treatment. Although many physicians throughout the United States, Europe and other international markets may use our product candidates as part of our clinical trials, we cannot guarantee that use of our product candidates will be accepted in the market. If our product candidates do not achieve an adequate level of acceptance, we may not generate revenue and we may not achieve or sustain profitability. The degree of market acceptance of our product candidates in a jurisdiction in which we receive marketing approval will depend on a number of factors, some of which are beyond our control, including:

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    the willingness of physicians to administer our products and their acceptance as part of the medical department routine;

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    compliance by patients with treatment protocols;

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    relative ease and convenience of administration;

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    tolerance of the drugs by patients, including prevalence and severity of side effects;

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    obtaining third-party coverage or reimbursement for our products;

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    the ability to offer our product candidates for sale at an attractive value;

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    the efficacy and potential advantages of our product candidates relative to the current standard of care; and

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    the efficacy, potential advantages and timing of introduction to the market of alternative treatments.

Failure to achieve market acceptance for our product candidates, if and when they are approved for commercial sale, will have a material adverse effect on our business, financial condition and results of operations.

We face competition from the existing standard of care and potential changes in medical practice and technology. In addition, our competitors may develop products, treatments or procedures that are similar, more advanced, safer or more effective than ours.

The medical, biotechnology and pharmaceutical industries are intensely competitive and subject to significant technological and practice changes. We expect to face competition from many different sources with respect to our product candidates or any product candidates that we may seek to develop or commercialize in the future. Possible competitors may be pharmaceutical companies, academic and medical institutions, governmental agencies and public and private research institutions, among others. Should any competitor's product candidates receive regulatory or marketing approval prior to ours, they may establish a strong market position and be difficult to displace, or will diminish the need for our products.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products, treatments or procedures that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product that we may develop. Specifically, we may compete with companies that attempt to decrease the sharp fluctuations and improve the bioavailability and half-life associated with orally administered LD/CD, such as Impax Laboratories Inc., XenoPort, Inc., Intec Pharma Ltd. and Depomed, Inc., which are developing oral LD/CD drugs that include a controlled release or gastric retention attribute in order to decrease the gastronomical tract's impact on the concentration of levodopa. Similarly, Synagile Corporation is seeking to develop an ester form of levodopa for continuous subcutaneous administration. If such products are approved and successfully improve the bioavailability of LD/CD or an alternative drug, the demand for our Parkinson's disease product candidates may be significantly reduced.

Companies may also develop products that address other aspects of Parkinson's disease, such as Civitas Therapeutics, Inc., which is developing a levodopa product to address "off" episodes commonly associated with levodopa therapy. While such products would not directly compete with our Parkinson's disease product candidates, as they address specific effects of Parkinson's disease, such treatment may reduce the demand for our Parkinson's disease product candidates.

Moreover, if one of our Parkinson's disease product candidates obtains approval in the future, we believe that we would compete with traditional surgery and existing drug treatments of Parkinson's disease, including the "gold standard" of treatment for the past 30 years, oral administration of LD/CD. We may also directly compete with deep brain stimulation, or DBS, and AbbVie Inc.'s product, Duodopa, a LD/CD drug solution that comes in a gel form and is approved in several jurisdictions including Europe, Canada and Australia.

In addition, if approved, our apomorphine-based product candidate, ND0701, would directly compete with other non-LD/CD treatments. For example, in Europe, Britannia Pharmaceuticals Limited (part of the STADA Arzneimittel AG group of companies) currently markets a Parkinson's disease therapy called Apo-Go that administers apomorphine via a belt pump.

Similarly, if ND0801 obtains approval in the future, we would compete with currently existing products. For example, we are aware that a number of existing treatments for ADD/ADHD are currently on the market and are marketed by pharmaceutical companies that may be far larger and more experienced than us. Current competitor drugs to ND0801 include stimulants such as Ritalin and Adderall, as well as the non-stimulant drugs Strattera, Intuniv and Kapvay. We recognize that patients and doctors are often unwilling to change medications, and this factor may make it difficult for ND0801 to penetrate the market, even if it receives FDA approval.

Many of our current or future competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we may have. Mergers and acquisitions in the pharmaceutical and biotechnology industries markets may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We rely on third-party manufacturers to supply the drug substances and the medical devices necessary for administration of our product candidates. We do not have long-term contracts with such manufacturers or suppliers.

We depend on third-party manufacturers for the supply of the drug products and associated medical devices of our product candidates for use in our clinical trials. Any problems we experience with any such third parties could delay the manufacturing of our product candidates, which could harm our results of operations.

We do not currently have a long-term manufacturing contract for our reformulated LD/CD active drug substances. We receive this drug substance for use in our clinical trials of our Parkinson's disease product candidates on a purchase order basis from Nextar Chempharma Solutions Ltd., a cGMP manufacturer located in Israel. Although we are in discussions with several cGMP drug manufacturers in order to ensure we have sufficient quantities of LD/CD for our Pivotal 1 Phase III clinical trials and for marketing our Parkinson's disease product candidates if and when they are approved, we may be unable to enter into long-term agreements or agreements that would provide sufficient LD/CD.

We also engage third-party manufacturers to supply us with the medical devices for the administration of our Parkinson's disease product candidates. We currently receive the majority of our medical devices from an Italian manufacturer, on a purchase order basis. While we have not entered into supply agreements with any of our suppliers, we are in discussions with suppliers to establish long-term supply agreements.

As we do not have agreements in place that guarantee the supply or the price of the active drug and the medical devices necessary to produce our product candidates, any significant delay in the acquisition or decrease in the availability of such materials could considerably delay the manufacturing of our product candidates, which could adversely impact the timing of any planned trials or the regulatory approval of that product candidate. If we are unable to arrange for alternative third-party sources, or to do so on commercially reasonable terms or in a timely manner, we may be delayed in the development of our product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the agreement by the third party because of factors beyond our control (including a failure to manufacture our product candidates or any products we may eventually commercialize in accordance with our specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. We may therefore be subject to unexpected increases in the cost of devices, which may far exceed the cost of producing drug substances and require increased capital expenditures.

We are subject to a number of manufacturing risks, any of which could substantially increase our costs and limit supply of our products.

If our offices, which house all of our research and development facilities, or any facility of our third-party drug and device manufacturers or suppliers were to suffer an accident or a force majeure event such as war, missile or terrorist attack, earthquake, major fire or explosion, major equipment failure or power failure lasting beyond the capabilities of its backup generators or similar event, we could be materially adversely affected and any of our clinical trials could be materially delayed. Such an extended shut down may force us to procure a new research and development facility or another manufacturer or supplier, which could be time-consuming. During this period, we may be unable to receive our product candidates.

The process of manufacturing the active drug in our product candidates and related medical devices is complex, highly regulated and subject to the risk of product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes or quality requirements for our product candidates could result in reduced production yields, product defects and other supply disruptions. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are or will be made, such manufacturing facilities may need to be closed to investigate and remedy the contamination. Any adverse developments affecting manufacturing operations for our product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our product candidates. We may also have to take inventory write-offs and incur other charges and expenses for our product candidates that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

The ability of our third-party manufacturers to continue manufacturing and supplying our product candidates depends on their continued adherence to current good manufacturing practices regulations.

The manufacturing processes for our product candidates are governed by detailed cGMP regulations. Failure by third-party manufacturers and quality operations units to adhere to established regulations or to meet a specification or procedure set forth in cGMP requirements could require that a product or material be rejected and destroyed. Adherence to cGMP regulations and the effectiveness of our quality control systems are periodically assessed through inspections of manufacturing facilities by regulatory authorities. Such inspections could result in deficiency citations, which would require action to correct those deficiencies to the satisfaction of the applicable regulatory authorities. If critical deficiencies are noted or if recurrences are not prevented, we may have to recall products or suspend operations until appropriate measures are implemented. Since cGMP reflects ever-evolving standards, manufacturing processes and procedures must be regularly updated to comply with cGMP. These changes may cause us to incur additional costs and may adversely impact our results of operations. For example, more sensitive testing assays (if and when they become available) may be required or existing procedures or processes may require revalidation, all of which may be costly and time-consuming and could delay or prevent the manufacturing of our product candidates or launch of a new product.

If we change the manufacturers of our product candidates, we may be required to conduct comparability studies evaluating the manufacturing processes of the product candidates.

The FDA and other regulatory agencies maintain strict requirements governing the manufacturing process for medical devices, such as the pumps used in our product candidates. For example, when a manufacturer seeks to modify or change that process, the FDA typically requires the applicant to conduct non-clinical and, depending on the magnitude of the changes, potentially clinical comparability studies that evaluate the potential differences in the product candidates resulting from the change in the manufacturing process. If we were to change manufacturers of our drug substances or our devices during or after the clinical trials and regulatory approval process for ND0612L or any of our other product candidates, we will be required to conduct comparability studies assessing product candidates manufactured at the new manufacturing facility. Delays in designing and completing a comparability study to the satisfaction of the FDA or other regulatory agencies could delay or preclude our development plans and, thereby, delay our ability to receive marketing approval or limit our revenue and growth, once approved. In addition, in the event that the FDA or other regulatory agencies do not accept non-clinical comparability data, we may need to conduct a study involving dosing of patients comparing the two products. That study may result in a delay of the approval or launch of any of our product candidates.

We rely on third parties to conduct our preclinical and clinical trials. The failure of these third parties to successfully carry out their contractual duties or meet expected deadlines, could substantially harm our business because we may not obtain regulatory approval for or commercialize our product candidates in a timely manner or at all.

We rely upon third-party CROs to conduct, monitor and manage data for our current and future preclinical and clinical programs. We expect to continue to rely on these parties for execution of our preclinical and clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with current Good Clinical Practices, or GCP, which are regulations and guidelines enforced by the FDA, the EMA and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. In addition, we must conduct our clinical trials with products produced under cGMP requirements. Failure to comply with these regulations may require us to repeat preclinical and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed. To the extent we are unable to successfully identify and manage the performance of third-party service providers in the future, our business may be adversely affected.

We currently have limited sales and marketing staff and no product distribution network. If we are unable to develop sales and marketing infrastructure, we will not be successful in commercializing our products.

We do not currently have a sales or marketing infrastructure and do not have experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for our product candidates in the United States, the European Union and other jurisdictions, we may enter sales, marketing and distribution agreements with third parties in respect of the commercialization of our product candidates in such jurisdictions. Entering into arrangements with third parties to perform these services may result in lower product revenues and profitability, if any, than if we were to market, sell and distribute our product candidates ourselves. In addition, we may not be successful in entering into arrangements with third parties in the future to sell, market and distribute our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

In its report accompanying our audited financial statements for the year ended December 31, 2013, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt as to our ability to continue as a going concern. The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firm may make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we might obtain.

Risks Related to Government Regulation and Other Legal Compliance Matters

Even if our product candidates receive regulatory approval, they may still face future development and regulatory difficulties.

Any regulatory approval that we receive may also contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the approved product. Once a product is approved, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. For any clinical trials that we conduct post-approval, these requirements include submission of safety and other post-marketing information and reports, registration and continued compliance with cGMP. Although the manufacturing facilities of the third parties from whom we order are cGMP-certified, they may face difficulties in maintaining regulatory approval for the manufacturing and quality control process of our product candidates.

We may not benefit from the regulatory data protection and/or market exclusivity period afforded to our underlying drug substances in the European Union.

There is no formal "grant" of regulatory data exclusivity under EU law. The rules are complex and are constantly evolving. For example, the issue of regulatory data protection and market exclusivity for combination products is the subject of litigation involving Teva Pharmaceutical Industries Ltd., or Teva, before the Court of Justice of the European Union, or CJEU. The outcome of this case or other cases or changes in policy may impact the regulatory data exclusivity period of combination drugs that rely on the standard "8+2(+1)" marketing and regulatory data exclusivity protection of their underlying components under EU law. The standard "8+2(+1)" exclusivity protection provides that data exclusivity applies during the first eight years from the grant of the innovator company's marketing authorization. After the eight years have expired, a generic company can make use of the preclinical and clinical trial data of the originator in its regulatory applications but still cannot market its product until the end of 10 years. Additional market exclusivity of one further year can be obtained if during the first eight of those 10 years, the marketing approval holder obtains approval for one or more new therapeutic indications which, during the scientific evaluation prior to their approval, are determined to bring a significant clinical benefit in comparison with existing therapies. Our product candidates may be negatively impacted by a decision of the CJEU or a change in policy that precludes combination drugs from benefitting from such a period of market and/or regulatory data exclusivity beyond that of their component parts.

Products developed and approved based on a complete, free-standing marketing authorization dossier may benefit from the standard "8+2(+1)" period of regulatory data exclusivity protection notwithstanding that products containing the same active substances have existed in the European Union for some time. Even where products benefit from regulatory data exclusivity, however, the exclusivity will only attach to the novel data that the company generates. For example, one possible regulatory route in the European Union is to compile a complete "mixed data" application dossier comprising a mixture of the company's own data and data compiled from peer-reviewed literature. The company may benefit from exclusivity in respect of the dossier it submits, but it may be relatively easy for a competitor to repeat the study or studies that the company has done and compile the same additional data from peer-reviewed literature, as well.

Approvals based on a hybrid generic application (e.g., using an oral or gastrointestinal LD/CD product as the reference, supplemented by bridging data for subcutaneous or transdermal administration) are currently not valid reference products for the purpose of generic applications. However, potential generic competitors could seek to rely on data for the LD/CD reference product, supplemented with their own bridging data for subcutaneous or transdermal administration.

The medical devices associated with our product candidates are subject to extensive governmental regulation, and failure to comply with applicable requirements could cause delay or prevent approval of our product candidates.

The medical device industry is regulated extensively by governmental authorities. The regulations are complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. We intend to submit an NDA for the administration of our product candidate ND0612H for use with the CRONO Twin ND device, and of our product candidates ND0612L, ND0680 and ND0701 for use with the CRONO ND device, both of which will undergo a drug-device combination approval process. While such clearance is not required in order for us to receive marketing authorization for our product candidates, any delay in such process may delay the approval process for our product candidates.

Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our products and adversely affect our reputation and the perceived safety and efficacy of our products and the devices we use to administer them.

Regulatory approval for our product candidates would be limited to specific indications and conditions for which clinical safety and efficacy have been demonstrated, and the prescription or promotion of off-label uses could adversely affect our business.

Any regulatory approval of our product candidates would be limited to those specific indications for which such product candidates had been deemed safe and effective by the FDA, the EMA or other regulatory authority. Additionally, labeling restrictions may also limit the manner in which a product is approved to be used. It is not, however, unusual for physicians to prescribe medication or use medical devices for unapproved, or "off-label," uses or in a manner that is inconsistent with the manufacturer's labeling. To the extent such off-label uses are pervasive and produce results such as reduced efficacy or other adverse effects, the reputation of our products in the marketplace may suffer. In addition, should any of our future products have a significant price difference and if they are used interchangeably, off-label uses may cause a decline in our revenues or potential revenues.

Furthermore, while physicians may choose to prescribe treatments for uses that are not described in the products' labeling and for uses that differ from those approved by regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA, the EMA or other regulatory authorities. Although regulatory authorities generally do not regulate the behavior of physicians, they do restrict communications by companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In the United States, "off-label promotion" by pharmaceutical companies has resulted in significant litigation under the federal False Claims Act, violations of which may result in substantial civil penalties and fines. More generally, failure to follow the rules and guidelines of regulatory agencies relating to promotion and advertising, such that promotional materials are not false or misleading, can result in refusal to approve a product, the suspension or withdrawal of an approved product from the market, product recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecution.

Certain of our business practices could become subject to scrutiny by regulatory authorities, as well as to lawsuits brought by private citizens.

The laws governing our conduct in the United States are enforceable by criminal, civil and administrative penalties. Violations of laws such as the Federal Food, Drug and Cosmetic Act, or the FDCA, the Public Health Service Act, the federal False Claims Act, provisions of the U.S. Social Security Act, including the provision known as the "Anti-Kickback Law," or any regulations promulgated under their authority, may result in various administrative, civil and criminal sanctions, jail sentences, fines or exclusion from federal and state programs, as may be determined by Medicare, Medicaid, other regulatory authorities and the courts. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen "relators" under federal or state false claims laws.

For example, under the Anti-Kickback Law, and similar state laws and regulations, even common business arrangements, such as discounted terms and volume incentives for customers in a position to recommend or choose drugs and devices for patients, such as physicians and hospitals, can result in substantial legal penalties, including, among others, exclusion from Medicare and Medicaid programs. As a result, arrangements with potential referral sources must be structured with care to comply with applicable requirements. Also, certain business practices, such as payment of consulting fees to healthcare providers, sponsorship of educational or research grants, charitable donations, interactions with healthcare providers and financial support for continuing medical education programs, must be conducted within narrowly prescribed and controlled limits to avoid any possibility of wrongfully influencing healthcare providers to prescribe or purchase particular products or of rewarding past prescribing.

In addition, significant enforcement activity has taken place under federal and state false claims act statutes and violations of the federal False Claims Act can result in treble damages, and penalties of up to $11,000 for each false claim submitted for payment. The federal False Claims Act, as well as certain state false claims acts, permit relators to file complaints in the name of the United States (and if applicable, particular states). These relators may be entitled to receive up to 30% of total recoveries and have been active in pursuing cases against pharmaceutical companies. Where practices have been found to involve improper incentives to use products, the submission of false claims, or other improper conduct, government investigations and assessments of penalties against manufacturers have resulted in substantial damages and fines. In addition, to avoid exclusion from participation in federal healthcare programs, many manufacturers have been required to enter into Corporate Integrity Agreements that prescribe allowable corporate conduct. Failure to satisfy requirements under the FDCA can also result in a variety of administrative, civil and criminal penalties, including injunctions or consent decrees that prescribe allowable corporate conduct.

To enhance compliance with applicable healthcare laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the U.S. Sentencing Commission Guidelines Manual. Increasing numbers of U.S.-based pharmaceutical companies have such programs. As our product candidates are not yet approved for marketing in the United States, we have not adopted U.S. healthcare compliance and ethics programs that generally incorporate the OIG's recommendations, but even if we do, having such a program can be no assurance that we will avoid any compliance issues.

In addition, we are subject to analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances. Many of these laws differ from each other in significant ways and often are not preempted by the U.S. Health Insurance Portability and Accountability Act of 1996 thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, which could have a material adverse effect on our business. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, it may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our business.

As a public company with securities registered under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, we will be subject to the U.S. Foreign Corrupt Practices Act, or FCPA. The FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business. We intend to implement policies mandating compliance with these anti-bribery laws. However, we may operate in parts of the world that have experienced governmental corruption to some degree and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices or may require us to interact with doctors and hospitals, some of which may be state-controlled, in a manner that is different than in the United States. Our internal control policies and procedures may not be sufficient to effectively protect us against reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

We could be subject to product liability lawsuits, which could result in costly and time-consuming litigation and significant liabilities.

The development of pharmaceutical products involves an inherent risk of product liability claims and associated adverse publicity. Our product candidates may be found to be harmful or to contain harmful substances. This exposes us to substantial risk of litigation and liability or may force us to discontinue production of certain product candidates. Although we usually obtain approximately $3 million in clinical trial liability insurance per clinical trial, this coverage may not adequately cover all liabilities that we may incur. Such insurance is costly and often limited in scope. There can be no assurance that we will be able to obtain or maintain insurance on reasonable terms or to otherwise protect ourselves against potential product liability claims that could impede or prevent commercialization of our product candidates. Furthermore, a product liability claim could damage our reputation, whether or not such claims are covered by insurance or are with or without merit. A product liability claim against us or the withdrawal of a product from the market could have a material adverse effect on our business or financial condition. Additionally, product liability lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention, which could seriously harm our business.

We are subject to extensive environmental, health and safety, and other laws and regulations.

Our business involves the controlled use of chemicals. The risk of accidental contamination or injury from these materials cannot be eliminated. If an accident, spill or release of any such chemicals or substances occurs, we could be held liable for resulting damages, including for investigation, remediation and monitoring of the contamination, including natural resource damages, the costs of which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures. Although we maintain workers' compensation insurance to cover the costs and expenses that may be incurred because of injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Additional or more stringent laws and regulations affecting our operations may be adopted in the future. We may incur substantial capital costs and operating expenses and may be required to obtain consents to comply with any of these or certain other laws or regulations and the terms and conditions of any permits required pursuant to such laws and regulations, including costs to install new or updated pollution control equipment, modify our operations or perform other corrective actions at our respective facilities. In addition, fines and penalties may be imposed for noncompliance with environmental, health and safety and other laws and regulations or for the failure to have, or comply with the terms and conditions of, required environmental or other permits or consents.

Risks Related to Our Intellectual Property

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our technology and products.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our intellectual property and proprietary technologies, our products and their uses, as well as our ability to operate without infringing upon the proprietary rights of others. We rely on a combination of patent, trademark and trade secret laws, non-disclosure and confidentiality agreements, licenses, assignments of invention agreements and other restrictions on disclosure and use to protect our intellectual property rights.

However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information and we may not be able to obtain adequate remedies for such breaches. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and financial condition.

We have currently been granted eight patents, including in Australia, Japan, Mexico, New Zealand, South Africa and the United States, and have over 45 pending patent applications worldwide, including two pending and three national phase international applications filed under the Patent Cooperation Treaty, or PCT. However, there can be no assurance that patent applications relating to our product candidates, processes or technologies will result in patents being issued, or that any patents that have been issued will be adequate to protect our intellectual property or that we will enjoy patent protection for any significant period of time. Additionally, any issued patents may be challenged by third parties, and patents that we hold may be found by a judicial authority to be invalid or unenforceable. Other parties may independently develop similar or competing technology or design around any patents that may be issued to or held by us. Our current patents will expire or they may otherwise cease to provide meaningful competitive advantage, and we may be unable to adequately develop new technologies and obtain future patent protection to preserve our competitive advantage or avoid adverse effects on our business.

Patents that claim specific molecules or active ingredients are generally considered to be the strongest form of intellectual property protection. However, as our product candidates are formulations based on existing drugs, those types of claims are limited for our products. Instead, our main patents and patent applications underlying our product candidates cover specific compositions and methods of use of the active drug substance in ND0612H, ND0612L, ND680 and ND0801. If our patents or pending applications in various jurisdictions were subject to a successful challenge or failed to issue, or if our competitors were able to design around the claims of our issued patents, our business and competitive advantage could be significantly affected.

In addition, we may fail to apply for or be unable to obtain patents necessary to protect our technology or products or enforce our patents due to lack of information about the exact use of our process by third parties. Even if patents are issued to us, they may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to prevent competitors from using similar technology or marketing similar products, or limit the length of time our technologies and products have patent protection.

Unauthorized use of our intellectual property may have occurred or may occur in the future. Any reported adverse events involving counterfeit products that purport to be our products could harm our reputation and the sale of our products. Moreover, if we are required to commence litigation related to unauthorized use, whether as a plaintiff or defendant, such litigation would be time-consuming, force us to incur significant costs and divert our attention and the efforts of our management and other employees, which could, in turn, result in lower revenue and higher expenses. Lawsuits may ultimately be unsuccessful and may also subject us to counterclaims and cause our intellectual property rights to be challenged, narrowed, invalidated or held to be unenforceable. Any failure to identify unauthorized use of, and otherwise adequately protect, our intellectual property could adversely affect our business, including by reducing the demand for our products.

Our material patents also may not afford us adequate protection against competitors with similar technology.

Patent applications in the United States and many other jurisdictions are typically not published until 18 months after their filing, if at all, and because publications of discoveries in scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in such patent applications. As a result, our patents may be invalidated in the future, and our patent applications may not be granted. For example, if a third party has also filed a patent application covering an invention similar to one covered in one of our patent applications, we may be required to participate in an adversarial proceeding known as an "interference proceeding," declared by the U.S. Patent and Trademark Office, or the USPTO, or its foreign counterparts, to determine priority of invention. The costs of these proceedings could be substantial and our efforts in them could be unsuccessful, resulting in a loss of our anticipated patent position. In addition, if a third party prevails in such a proceeding and obtains an issued patent, we may be prevented from practicing technology or marketing products covered by that patent without obtaining a license from such third party, which we may not be able to obtain on commercially reasonable terms. Additionally, patents and patent applications owned by third parties may prevent us from pursuing certain opportunities such as entering into specific markets or developing certain products. Finally, we may choose to enter into markets where certain competitors have patents or patent protection over technology that may impede our ability to compete effectively.

Absent patent-term extensions, our existing patents for our product candidates will expire between 2028 and 2031. However, because of the extensive time required for development, testing and regulatory review of a potential product, and although such delays may entitle patent term extensions, it is possible that, before our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercial launch, thereby reducing any advantages of the patent. Our pending and future patent applications may not lead to the issuance of patents or, if issued, the patents may not be issued in a form that will provide us with any competitive advantage. We also cannot guarantee that:

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    any of our present or future patents or patent claims or other intellectual property rights will not lapse or be invalidated, circumvented, challenged or abandoned;

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    our intellectual property rights will provide competitive advantages or prevent competitors from making or selling competing products;

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    our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

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    any of our pending or future patent applications will be issued or have the coverage originally sought;

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    our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak; or

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    we will not lose the ability to assert our intellectual property rights against, or to license our technology to, others and collect royalties or other payments.

Effective protection of our intellectual property rights may be unavailable or limited in some countries.

The patent landscape in the pharmaceutical and biotechnology fields is highly uncertain and involves complex legal, factual and scientific questions, and changes in either patent laws or in the interpretation of patent laws in the United States and other countries may diminish the value and strength of our intellectual property or narrow the scope of our patent protection. Effective protection of our intellectual property rights may also be unavailable or limited in some countries, and even if available, we may fail to pursue or obtain necessary intellectual property protection in such countries because filing, prosecuting, maintaining and defending patents on product candidates in all countries throughout the world would be prohibitively expensive. In addition, the legal systems of certain countries, particularly of certain developing countries, do not favor the aggressive enforcement of patents and other intellectual property rights, and the laws of foreign countries do not protect our rights to the same extent as the laws of the United States. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, and we may be unable to prevent those competitors from importing those infringing products into territories where we have patent protection but enforcement is not as strong as in the United States or into jurisdictions in which we do not have patent protection. These products may compete with our product candidates and our patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions. Moreover, competitors or others in the chain of commerce may raise legal challenges against our intellectual property rights or may infringe upon our intellectual property rights, including through means that may be difficult to prevent or detect.

Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

In addition to patents, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our suppliers, manufacturers and service providers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, scientific advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our and relevant third parties' proprietary rights, failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position and if third parties are able to establish that we are using their proprietary information without their permission, we may be required to obtain a license to that information, or if such a license is not available, re-design our products to avoid any such unauthorized use or temporarily delay or permanently stop manufacturing or sales of the affected products. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

Some of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including potential competitors. While we take steps to prevent our employees from using the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee's former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims successfully, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

We are in the process of registering our trademarks. Failure to secure those registrations could adversely affect our business.

We are in the process of obtaining trademark registrations, including for the trademark "NeuroDerm," in certain jurisdictions that we consider material to the marketing of our product candidates. While we intend for our applications to mature into registrations, we cannot be certain that we will obtain such registrations or that the permissible use of those marks will not be limited in scope. For example, the USPTO has recently informed us that a third party has a prior trademark registration for "neuroderm" classified in the same class of goods as our product candidates. While we believe that our product candidates under this trademark are different from the products of such third party and unlikely to cause any confusion, we cannot guarantee the USPTO will withdraw the citation of such prior trademark. Consequently, we might not be able to secure trademark registration for "NeuroDerm" in the United States. In addition, in the USPTO or its foreign counterparts, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for each of our trademarks, we may not be able to use such trademarks in conducting our business (including forfeiting any goodwill we have built-up related to such trademarks), and if we are able to use them, then we may encounter more difficulty in enforcing them against third parties than we otherwise would, each of which could adversely affect our business.

We may be subject to claims that we infringe, misappropriate or otherwise violate the intellectual property rights of third parties.

Our development, manufacturing, marketing or sale of our product candidates may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Our product candidates are reformulated versions of existing approved drugs, and we may be subject to claims that such reformulations, our proposed uses or label claims, violate the intellectual property rights of others relating to the underlying drugs. In such case, we may not be able to design around such third party intellectual property rights or obtain licenses to use such intellectual property on acceptable terms, or at all, especially if our reformulated version is perceived to be a competitive threat to the pre-existing product. We may also be subject to claims that we are infringing, misappropriating or otherwise violating other intellectual property rights, such as trademarks, copyrights or trade secrets. Third parties could therefore bring claims against us or our third-party manufacturers or partners that would cause us to incur substantial expenses, including litigation costs or costs associated with settlement, and, if successful against us, could cause us to pay substantial damages. Further, if such a claim were brought against us, we could be forced to temporarily delay or permanently stop manufacturing or sales of our product candidates that is the subject of the suit.

If we are found to be infringing, misappropriating or otherwise violating the patent or other intellectual property rights of a third party, or in order to avoid or settle claims, we may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both, which could be substantial. These licenses may not be available on terms acceptable to us, or at all. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened claims, we or our partners are unable to enter into licenses on acceptable terms. If we cannot operate without infringing on the proprietary rights of others, we will not earn revenues on our product candidates and our business would be materially adversely affected.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition, to the extent that we gain greater visibility and market exposure as a public company in the United States, we face a greater risk of being involved in such litigation. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference, opposition, re-examination and similar proceedings, such as the America Invents Act post grant proceedings, before the USPTO and its foreign counterparts, regarding intellectual property rights with respect to our product candidates. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. A negative outcome could result in liability for monetary damages, including treble damages and attorneys' fees if, for example, we are found to have willfully infringed a patent. A finding of infringement could prevent us or our collaborators from developing, marketing or selling a product or force us to cease some or all of our business operations. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace, and patent litigation and other proceedings may also absorb significant management time.

Risks Related to Our Management and Employees

We depend on our executive officers to operate our business effectively, and we must attract and retain highly skilled employees in order to succeed.

Our success depends upon the continued service and performance of our executive officers who are essential to our growth and development. The loss of one or more of our executive officers could delay or prevent the continued successful implementation of our growth strategy, could affect our ability to manage our company effectively and to carry out our business plan, or could otherwise be detrimental to us. As of June 30, 2014, we employed 21 people and knowledge of our product candidates and clinical trials is concentrated among a small number of individuals. Members of our executive team as well as key clinical, scientific and technical personnel may resign at any time and there can be no assurance that we will be able to continue to retain such personnel. If we cannot recruit suitable replacements in a timely manner, our business will be adversely impacted.

Our growth and continued success will also depend on our ability to attract and retain additional highly qualified and skilled research and development, operational, managerial and finance personnel. However, we face significant competition for experienced personnel in the pharmaceutical field. Many of the other pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to quality candidates than what we have to offer. If we cannot retain our existing skilled scientific and operational personnel and attract and retain sufficiently-skilled additional scientific and operational personnel, as required, for our research and development and manufacturing operations on acceptable terms, we may not be able to continue to develop and commercialize our existing product candidates or new products. Further, any failure to effectively integrate new personnel could prevent us from successfully growing our company.

Under applicable employment laws, we may not be able to enforce covenants not to compete.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the protection of a company's trade secrets or other intellectual property.

If we fail to manage our growth effectively, our business could be disrupted.

Our future financial performance and ability to successfully commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. We have made and expect to continue to make significant investments to enable our future growth through, among other things, new product development and clinical trials for new indications. We may acquire or make investments in businesses, technologies or products, whether complementary or otherwise, as a means to expand our business, if appropriate opportunities arise. We cannot give assurances that we will be able to identify future suitable acquisition or investment candidates, or, if we do identify suitable candidates, that we will be able to make the acquisitions or investments on reasonable terms or at all. In addition, we have no prior experience in integrating acquisitions and we could experience difficulties incorporating an acquired company's personnel, operations, technology or product offerings into our own or in retaining and motivating key personnel from these businesses. We may also incur unanticipated liabilities. The financing of any such acquisition or investment, or of a significant general expansion of our business, may not be readily available on favorable terms. Any significant acquisition or investment, or major expansion of our business, may require us to explore external financing sources, such as an offering of our equity or debt securities. We cannot be certain that these financing sources will be available to us or that we will be able to negotiate commercially reasonable terms for any such financing, or that our actual cash requirements for an acquisition, investment or expansion will not be greater than anticipated. In addition, any indebtedness that we may incur in such a financing may inhibit our operational freedom, while any equity securities that we may issue in connection with such a financing would dilute our shareholders.

We must also be prepared to expand our work force and train, motivate and manage additional employees as the need for additional personnel arises. Even following expansion, our facilities, personnel, systems, procedures and controls may not be adequate to support our future operations, or we may expand, but then fail to grow our sales of our product candidates sufficiently to support such operational growth. Any failure to manage future growth effectively could have a material adverse effect on our business and results of operations.

Our results of operations may be adversely affected by fluctuations in currency exchange rates and we may not adequately hedge against them.

Our functional currency is the NIS but our presentation currency is the U.S. dollar. A significant portion of our operating expenses are incurred in NIS; however, a portion of our expenses are denominated in U.S. dollars, accounting for 14.0% and 6.0% of our expenses in the years ended December 31, 2012 and 2013, respectively. As a result, we are exposed to the risks that the shekel may appreciate relative to the dollar, or, if the shekel instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the shekel, or that the timing of such devaluation may lag behind inflation in

Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the shekel against the dollar. For example, although the dollar appreciated against the shekel in 2011, the rate of devaluation of the dollar against the shekel was 2.3% and 7.0% in 2012 and 2013, respectively, which was compounded by inflation in Israel at a rate of 1.6% and 1.9%, respectively. This had the effect of increasing the dollar cost of our operations in Israel by 3.9% and 8.9% respectively, in such years. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.

Risks Related to Our Ordinary Shares and the Offering

Our share price may be volatile, and you may lose all or part of your investment.

The initial public offering price for the ordinary shares sold in this offering will be determined by negotiation between us and representatives of the underwriters. This price may not reflect the market price of our ordinary shares following this offering and the price of our ordinary shares may decline. In addition, the market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

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    actual or anticipated fluctuations in our results of operations;

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    variance in our financial performance from the expectations of market analysts;

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    announcements by us or our competitors of significant business developments, changes in service provider relationships, acquisitions or expansion plans;

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    changes in the prices of our products and services;

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    our involvement in litigation;

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    our sale of ordinary shares or other securities in the future;

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    market conditions in our industry;

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    changes in key personnel;

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    the trading volume of our ordinary shares;

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    changes in the estimation of the future size and growth rate of our markets; and

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    general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management's attention and resources could be diverted.

There has been no prior public market for our ordinary shares, and an active trading market may not develop.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market may not develop following completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling share capital and may impair our ability to acquire other companies by using our shares as consideration.

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts' estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, our stock price could decline. Moreover, the price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Following the closing of this offering, a small number of significant beneficial owners of our shares acting together will have a controlling influence over matters requiring shareholder approval, which could delay or prevent a change of control.

Following the closing of this offering, the largest beneficial owners of our shares, are Robert Taub, Uwe Wascher and Shmuel Cabilly, who currently beneficially own 27.9%, 25.9% and 22.2% of our outstanding shares, respectively, will beneficially own in the aggregate          % of our ordinary shares or          % if the underwriters exercise their option to purchase additional ordinary shares. As a result, these shareholders, acting together, could exercise a controlling influence over our operations and business strategy and will have sufficient voting power to control the outcome of matters requiring shareholder approval. These matters may include:

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    the composition of our board of directors which has the authority to direct our business and to appoint and remove our officers;

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    approving or rejecting a merger, consolidation or other business combination;

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    raising future capital; and

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    amending our articles of association which govern the rights attached to our ordinary shares.

This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our ordinary shares. This concentration of ownership may also adversely affect our share price.

As a foreign private issuer, we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable Securities Exchange Commission, or SEC, and NASDAQ requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

As a foreign private issuer, we will be permitted, and intend, to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the NASDAQ Stock Market for domestic U.S. issuers. For instance, we intend to follow home country practice in Israel with regard to the quorum requirement for shareholder meetings. As permitted under the Israeli Companies Law, our amended and restated articles of association to be effective upon the closing of this offering, or our amended articles of association, will provide that the quorum for any meeting of shareholders shall be the presence of at least two shareholders present in person, by proxy or by a voting instrument, who hold at least 25% of the voting power of our shares instead of 33 1/3% of the issued share capital requirement. We may in the future elect to follow home country practices in Israel with regard to other matters, including the formation of compensation, nominating and corporate governance committees, separate executive sessions of independent directors and non-management directors and the requirement to obtain shareholder approval for certain dilutive events (such as for the establishment or amendment of certain equity-based compensation plans, issuances that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NASDAQ Global Market may provide less protection to you than what is accorded to investors under the Listing Rules of the NASDAQ Stock Market applicable to domestic U.S. issuers.

As a foreign private issuer we will not be subject to U.S. proxy rules and will be exempt from filing certain Exchange Act reports.

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, we will be permitted to disclose limited compensation information for our executive officers on an individual basis and we will generally be exempt from filing quarterly reports with the SEC under the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

We are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than an aggregate, basis. Nevertheless, a recent amendment to the regulations promulgated under the Israeli Companies Law will require us, after we become a public company, to disclose the annual compensation of our five most highly compensated officers on an individual basis, rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the notice (which is generally part of the proxy statement) for our 2015 annual meeting of shareholders, which will be filed under cover of a Form 6-K.

In addition, we would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory, including, for example, the requirement that the annual compensation of our executive officers and directors be disclosed on an individual basis. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

We are an "emerging growth company" and we cannot be certain whether the reduced requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 effective on April 5, 2012, or the JOBS Act, and we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not "emerging growth companies." Most of such requirements relate to disclosures that we would only be required to make if we cease to be a foreign private issuer in the future. Nevertheless, as a foreign private issuer that is an emerging growth company, we will not be required to comply with the auditor attestation requirements of Section 404 of the

Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, for up to five fiscal years after the date of this offering. We will remain an emerging growth company until the earliest of: (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We cannot predict if investors will find our ordinary shares less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

The market price of our ordinary shares could be negatively affected by future sales of our ordinary shares.

After this offering, there will be               of our ordinary shares outstanding. Sales by us or our shareholders of a substantial number of ordinary shares in the public market following this offering, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Of our issued and outstanding shares, all the ordinary shares sold in this offering will be freely transferable, except for any shares acquired by our "affiliates," as that term is defined in Rule 144 under the U.S. Securities Act of 1933. Following completion of this offering,          % of our outstanding ordinary shares (or          % if the underwriters exercise their option in full) will be considered restricted shares and will be held by our affiliates. Such securities can be resold into the public markets in the future in accordance with the requirements of Rule 144, including volume limitations, manner of sale requirements and notice requirements. See "Shares Eligible for Future Sale."

We, our executive officers and directors, and the holders of          % of our outstanding ordinary shares, have agreed with the underwriters that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed except for the ordinary shares offered in this offering, without the prior written consent of the designated representatives of the underwriters, who may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these lock-up agreements.

At any time following the closing of this offering, subject, however, to the 180-day lock-up agreement entered into with the underwriters, the holders of               of our ordinary shares are entitled to require that we register their shares under the U.S. Securities Act of 1933 for resale into the public markets. All shares sold pursuant to an offering covered by such registration statement will be freely transferable. See "Shares Eligible for Future Sale — Registration Rights."

In addition to our current shareholders' registration rights, as of June 30, 2014, we had 21,853 ordinary shares that were subject to outstanding options. Following this offering, we intend to file a registration statement on Form S-8 under the U.S. Securities Act of 1933 registering the shares under our share option plans. Shares included in such registration statement will be available for sale in the public market immediately after such filing, subject to vesting provisions, except for shares held by affiliates who will have certain restrictions on their ability to sell.

We expect to be classified as a passive foreign investment company for the taxable year ending December 31, 2014.

A non-U.S. corporation will be classified as a PFIC, for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is "passive income," or at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce "passive income" or are held for the production of passive income. Based on certain estimates of our gross income and gross assets and the nature of our business, we expect to be classified, and you should assume that we will be classified, as a PFIC for the taxable year ending December 31, 2014. Because we must determine our PFIC status annually based on tests, which are factual in nature, our status in future years will depend on our income, assets and activities in those years. There can be no assurance that we will not be considered a PFIC for any taxable year. Our classification as a PFIC may result in material adverse consequences for you if you are a U.S. taxable investor, including having gains realized on the sale of the ordinary shares treated as ordinary income, rather than capital gains, having potentially punitive interest charges apply to those gains, and the denial of the taxation of certain dividends we pay at the lower rates applicable to long-term capital gains. A U.S. investor may be able to mitigate some of the adverse U.S. federal income tax consequences described above with respect to owning the ordinary shares if we are classified as a PFIC for our taxable year ending December 31, 2014, provided that such U.S. investor is eligible to make, and successfully makes, a "mark-to-market" election. U.S. investors could also mitigate some of the adverse U.S. federal income tax consequences of us being classified as a PFIC by making a "qualified electing fund" election, provided that we provide the information necessary for a U.S. investor to make such an election. We intend to make available to U.S. investors upon request the information necessary for U.S. holders to make qualified electing fund elections if we are classified as a PFIC. Prospective U.S. investors should consult their own tax advisers regarding the potential application of the PFIC rules to them. For more information related to classification as a PFIC, see "Taxation and Government Programs — U.S. Federal Income Taxation — Passive Foreign Investment Company Considerations."

You will experience immediate and substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering.

The initial public offering price of our ordinary shares substantially exceeds the net tangible book value per share of our ordinary shares immediately after this offering. Therefore, if you purchase our ordinary shares in this offering, you will suffer, as of                             , 2014, immediate dilution of $               , per share or $               if the underwriters exercise their option in full, in net tangible book value after giving effect to the sale of               ordinary shares in this offering at an assumed public offering price of $               per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, less underwriting discounts and commissions and the estimated expenses payable by us. If outstanding options to purchase our ordinary shares are exercised in the future, you will experience additional dilution. See "Dilution."

We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company whose ordinary shares are listed in the United States, we will incur accounting, legal and other expenses that we did not incur as a private company, including costs associated with our reporting requirements under the Exchange Act. We are an "emerging growth company," as defined in the JOBS Act, and therefore we will take advantage of temporary exemptions from reporting requirements, including, but not limited to, the exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the SEC thereunder). When these exceptions cease to apply, we expect to incur additional expenses and to devote increased management efforts toward ensuring compliance with them. In addition, we anticipate that we will incur costs associated with corporate governance requirements as well as rules implemented by the SEC and the NASDAQ Stock Market, and provisions of Israeli corporate and securities laws applicable to public companies. We expect that these rules and regulations will increase our legal and financial compliance costs, introduce new costs such as investor relations and stock exchange listing fees, and will make some activities more time-consuming and costly. We estimate that the additional annual costs we will incur as a public company will range from $350,000 to $500,000, including legal and accounting expenses, directors fees (excluding stock-based compensation expenses) and other fees.

Furthermore, changes in the laws and regulations affecting public companies will result in increased costs to us as we respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount or timing of additional costs we may incur in order to comply with such requirements.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our share capital, nor do we anticipate paying any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be an investors' sole source of gain for the foreseeable future. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to Israeli withholding taxes, and our payment of dividends (out of tax-exempt income) may subject us to certain Israeli taxes, to which we would not otherwise be subject (see "Dividend Policy," "Description of Share Capital — Dividend and Liquidation Rights" and "Taxation and Government Programs — Israeli Tax Considerations and Government Programs").

We have not yet determined whether our existing internal controls over financial reporting systems are compliant with Section 404 of the Sarbanes-Oxley Act, and we cannot provide any assurance that there are no material weaknesses or significant deficiencies in our existing internal controls.

Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with the second annual report that we file with the SEC after the consummation of this offering, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an "emerging growth company" under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above, our independent registered public accounting firm will also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We have not yet commenced the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls. This process will require the investment of substantial time and resources, including by our Chief Financial Officer and other members of our senior management. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective control over financial reporting. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls from our independent auditors.

Risks Relating to Our Incorporation and Location in Israel

Our headquarters and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our headquarters and principal research and development facilities are located in Rehovot, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Although Israel is a party to peace agreements with Egypt and Jordan and agreements with the Palestinian Authority, it is unclear whether any negotiations that may occur between Israel and the Palestinian Authority will result in any additional agreements. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

During the Second Lebanon War of 2006, between Israel and Hezbollah, a militant Islamic movement, rockets were fired from Lebanon into Israel causing casualties and major disruption of economic activities in northern Israel. An escalation in tension and violence between Israel and the militant Hamas movement (which controls the Gaza Strip) and other Palestinian Arab groups, has led to Israeli military campaigns in Gaza in December 2008, in November 2012 and from July through August 2014, in an endeavor to prevent continued rocket attacks in Israel's southern and central regions. In addition, Israel faces threats from more distant neighbors, in particular, Iran, an ally of Hezbollah and Hamas, which has threatened to attack Israel and is believed to be developing nuclear weapons. Iran is also believed to have a strong influence among parties hostile to Israel, such as the Syrian government, Hamas in Gaza and Hezbollah in Lebanon.

Recent political uprisings, social unrest and violence in various countries in the Middle East and North Africa, including Israel's neighbors Egypt and Syria are affecting the political stability of those countries. This instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and these countries and have raised concerns regarding security in the region and the potential for armed conflict. Furthermore, several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in the region continue or intensify. Such restrictions may seriously limit our ability to sell our products to customers in those countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturns in the economic or financial condition of Israel, could materially and adversely affect our operations and product development, detrimentally affect our potential to generate revenues and adversely affect the share price of publicly traded companies having operations in Israel, such as us. Similarly, Israeli corporations are limited in conducting business with entities from several countries. For example, in 2008, the Israeli legislator enacted a law forbidding any investments in entities that transact business with Iran.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although Israeli legislation requires the Israeli government to cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts, terrorist activities or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations.

We received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions and to pay penalties in addition to repayment of the grants upon certain events.

Our research and development efforts were and are financed in part through grants from the Israeli Office of the Chief Scientist, or OCS. As of December 31, 2012 and 2013 and June 30, 2014, we have received in the aggregate $1.4 million, $1.5 million and $1.9 million, respectively, from OCS for our research and development programs. As of June 30, 2014, we had not paid any royalties to OCS. We expect to receive additional grants from OCS through March 2015, and we intend to apply for further grants for our clinical trials related to ND0612H. However, as the funds available for OCS grants out of the annual budget of the State of Israel have been reduced in the past and may be further reduced in the future, we cannot predict whether we will be entitled to any future grants, or the amounts of any such grants.

Even following full repayment of any OCS grants, we must nevertheless continue to comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 5744-1984, and related regulations, or collectively, the R&D Law. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the R&D Law restrict the transfer outside of Israel of such know-how, and the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of OCS. Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties outside of Israel of OCS-supported technology, know-how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, OCS may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

The transfer of OCS-supported technology or know-how or manufacturing or manufacturing rights related to aspects of such technologies outside of Israel may involve the payment of significant penalties and other amounts, depending upon the value of the transferred technology, know-how, manufacturing or manufacturing rights, the amount of OCS support, the time of completion of OCS-supported research projects and other factors. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with OCS funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to OCS.

We may not be eligible for tax benefits that may be available to us under Israeli law and such benefits may be terminated or reduced in the future.

We may be eligible for certain tax benefits provided to "Preferred Enterprises" under the Israeli Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law. In order to be eligible for the tax benefits for "Preferred Enterprises," we must meet certain conditions stipulated in the Investment Law and its regulations, as amended. If we do not satisfy these conditions, our Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies was increased to 26.5% for 2014 and thereafter. Even if we were to become eligible for these tax benefits, they may be reduced, cancelled or discontinued. See "Taxation and Government Programs — Israeli Tax Considerations and Government Programs — Law for the Encouragement of Capital Investments, 5719-1959."

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

We enter into assignment-of-invention agreements with our employees pursuant to which such individuals agree to assign to us all rights to any inventions created in the scope of their employment or engagement with us. A significant portion of our intellectual property has been developed by our employees during the course of their employment by us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the scope of his or her employment with a company are regarded as "service inventions," which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Recent decisions by the Committee have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the Committee has not yet determined the method for calculating this Committee-enforced remuneration or the criteria or circumstances under which an employee's assignment of all rights and/or waiver of his or her right to remuneration will be disregarded. Although our employees have agreed to assign to us service invention rights, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

Provisions of Israeli law and/or our amended articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, us, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares and voting rights above specified thresholds, requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a tender offer for all of a company's issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless at least 98% of the company's outstanding shares are tendered. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer (unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek appraisal rights), may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition. See "Description of Share Capital — Acquisitions under Israeli Law" for additional information.

Our amended articles of association provide that our directors (other than external directors) are elected on a staggered basis, such that a potential acquiror cannot readily replace our entire board of directors at a single annual general shareholder meeting. This could prevent a potential acquiror from receiving board approval for an acquisition proposal that our board of directors opposes.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

It may be difficult to enforce a judgment of a U.S. court against us, our officers and directors or the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our officers and directors and these experts.

We are incorporated in Israel. The majority of our directors and executive officers, and the Israeli experts listed in this prospectus reside outside of the United States, and most of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See "Enforceability of Civil Liabilities" for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our ordinary shares are governed by our amended articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company's articles of association, increases in a company's authorized share capital, mergers and related party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "predict," "potential," or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:

    •
    the timing of the ongoing and planned clinical trials conducted by our CROs, including statements regarding the progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

    •
    our plans regarding utilization of regulatory pathways that would allow for accelerated marketing approval in the United States and Europe;

    •
    our expectations regarding receipt of regulatory approval for any of our product candidates;

    •
    the clinical utility, potential advantages and timing or likelihood of regulatory filings and approvals of our product candidates;

    •
    our ongoing and planned discovery and development of product candidates;

    •
    our expectations regarding future growth, including our ability to develop new products;

    •
    our ability to maintain adequate protection of our intellectual property;

    •
    our estimates regarding the market opportunity for our product candidates;

    •
    our expectations regarding future changes in our cost of revenues and our operating expenses on an absolute basis and as a percentage of our revenues;

    •
    our planned level of capital expenditures and our belief that our existing cash and the net proceeds from this offering will be sufficient to fund our operations for at least the next 24 months;

    •
    the impact of our research and development expenses as we continue developing product candidates;

    •
    our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

    •
    the impact of government laws and regulations; and

    •
    our expectations regarding the use of proceeds from this offering.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under "Risk Factors" in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

 FUNCTIONAL CURRENCY AND EXCHANGE RATE INFORMATION

Our functional currency is the NIS; however, our presentation currency is the U.S. dollar. As a result, our financial statements are translated into the presentation currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statements of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from functional currency to presentation currency are reported in other comprehensive loss.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded to the statement of comprehensive loss among finance income or expenses

The following table sets forth, for each period indicated, the low and high exchange rates for NIS expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based upon the representative rate of exchange as published by the Bank of Israel. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus may vary.

	YEAR ENDED DECEMBER 31,
	2012	2013
High	0.270	0.288
Low	0.245	0.264
Period end	0.268	0.288
Average rate	0.259	0.277

The following table sets forth, for each of the last six months, the low and high exchange rates for NIS expressed in U.S. dollars, the exchange rate at the end of the month and the average of such exchange rates, based on the daily representative rate of exchange as published by the Bank of Israel.

	LAST SIX MONTHS
	MARCH	APRIL	MAY	JUNE	JULY	AUGUST
	2014
High	0.289	0.289	0.290	0.291	0.294	0.293
Low	0.286	0.286	0.287	0.288	0.291	0.279
End of month	0.287	0.289	0.288	0.291	0.292	0.280
Average rate	0.287	0.288	0.289	0.290	0.292	0.286

As of December 31, 2013, the representative exchange rate last published by the Bank of Israel was $1.00 = NIS 3.471. As of June 30, 2014, the representative exchange rate last published by the Bank of Israel was $1.00 = NIS 3.438.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $          million, or approximately $          million if the underwriters exercise in full their option to purchase additional ordinary shares, based upon an assumed initial public offering price of $          per ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $     per ordinary share would increase (decrease) the net proceeds to us from this offering by approximately $     million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting the underwriting discounts and commissions. Similarly, each increase (decrease) of 100,000 shares in the number of ordinary shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $     million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions.

We currently estimate that we will use the net proceeds as follows:

    •
    approximately $           million to fund the development of our product candidate ND0612H;

    •
    approximately $           million to fund the development of our product candidate ND0612L;

    •
    approximately $           million to advance the development of our other product candidates and general research activities; and

    •
    the balance for working capital and for general corporate purposes.

Although the costs associated with such research and development plans are uncertain, see "Risk Factors — Risks Related to Our Business and Our Industry — If we experience delays in our clinical trials, our costs may increase and our business may be harmed," our management currently believes that the use of proceeds from this offering will be sufficient to complete our ongoing and currently planned clinical trials for ND0612H and ND0612L and submit an NDA for such product candidates.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management retains broad discretion over the allocation of the net proceeds from this offering. Our management will have significant flexibility in applying the net proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

 DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. See "Risk Factors — Risks Related to Our Ordinary Shares and the Offering — We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future" and "Description of Share Capital — Dividend and Liquidation Rights" for an explanation concerning the payment of dividends under Israeli Law.

 CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2014, as follows:

    •
    on an actual basis;

    •
    on a subsequent event pro forma basis for the issuance of $5.6 million principal amount of convertible notes, reflecting its fair value, pursuant to an agreement entered into in August 2014 providing for the possible issuance of up to $17.8 million principal amount of convertible notes;

    •
    on a pro forma basis to give effect immediately prior to the closing of this offering to (a) the conversion of $11.0 million in convertible notes into          ordinary shares; (b) the receipt of $          pursuant to the exercise of           warrants held by certain of our shareholders and the related issuance of          preferred shares as a result thereof; (c) the conversion on a one-to-one basis of all series A-1 ordinary shares, series A-2 ordinary shares, series A preferred shares and series A-1 preferred shares (including the aforementioned preferred shares) into ordinary shares; and (d) the payment by us of $               in cash premiums related to the convertible notes issued by us in August 2014; and

    •
    on a pro forma as adjusted basis to give further effect to the issuance and sale of ordinary shares by us in this offering at an assumed initial public offering price of $       per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with our financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial information contained in this prospectus.

	AS OF JUNE 30, 2014
	ACTUAL	SUBSEQUENT EVENT PRO FORMA BASICS	PRO FORMA		PRO FORMA AS ADJUSTED
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$1,632	$7,273	$		$

Non-current liabilities:
Convertible loans	5,762	11,403		—		—
Warrants	2,023	2,023		—		—
Shareholders' equity (deficit):
Ordinary Shares, par value NIS 0.10 per share; 1,639,478 shares authorized, actual; 2,000,000 shares authorized pro forma and pro forma as adjusted; 4,904 shares issued and outstanding, actual; shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	*	*		—		—
A-1 Ordinary Shares, par value NIS 0.10 per share; 4,522 shares authorized, actual; zero shares authorized pro forma and pro forma as adjusted; 4,522 shares issued and outstanding, actual; zero shares issued and outstanding, pro forma and pro forma as adjusted	*	*		—		—
A-2 Ordinary Shares, par value NIS 0.10 per share; 1,305 shares authorized, actual; zero shares authorized pro forma and pro forma as adjusted; 1,305 shares issued and outstanding, actual; zero shares issued and outstanding, pro forma and pro forma as adjusted	*	*		—		—
A Preferred Shares, par value NIS 0.10 per share; 4,695 shares authorized, actual; zero shares authorized pro forma and pro forma as adjusted; 3,130 shares issued and outstanding, actual; zero shares issued and outstanding, pro forma and pro forma as adjusted	*	*		—		—
A-1 Preferred Shares, par value NIS 0.10 per share; 350,000 shares authorized, actual; zero shares authorized pro forma and pro forma as adjusted; 104,801 shares issued and outstanding, actual; zero shares issued and outstanding, pro forma and pro forma as adjusted	3	3
Additional paid-in capital	100,060	100,060
Share-based compensation capital reserve	809	809
Accumulated deficit	(108,406)	(108,406)
Foreign currency translation difference	(1,783)	(1,783)

Total shareholders' equity (deficit)	(9,317)	(9,317)

Total capitalization	$(1,532)	$4,109	$		$

*
Represents an amount less than $1,000.

The foregoing table excludes:

    •
    21,853 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of $136.64 per share; and

    •
    ordinary shares issuable upon the exercise of warrants at an exercise price of $           per share.

A $1.00 increase (decrease) in the assumed initial public offering price of $          per ordinary share, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders' equity (deficit) and total capitalization by approximately $          million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

An increase (decrease) of 1,000,000 in the number of ordinary shares we are offering would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, working capital, total shareholders' equity (deficit) and total capitalization by approximately $                million, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per ordinary share after this offering. Our pro forma net tangible book value as of June 30, 2014 was $          per ordinary share.

Pro forma net tangible book value per ordinary share was calculated by:

    •
    subtracting the deferred issuance cost balance and our liabilities, except the deferred revenues balance, from our tangible assets; and

    •
    dividing the difference by the number of ordinary shares outstanding.

Pro forma net tangible book value per ordinary share furthermore reflects immediately prior to the closing of this offering: (i) the conversion of $11.0 million in convertible loans into           ordinary shares; (ii) the exercise of warrants held by certain of our shareholders and the related issuance of               preferred shares as a result thereof and the receipt of $          by us related to such exercise; and (iii) the conversion on a one-for-one basis of all series A-1 ordinary shares, series A-2 ordinary shares, series A preferred shares and series A-1 preferred shares, including the aforementioned preferred shares to be issued pursuant to the conversion of notes and exercise of warrants, into an aggregate of            ordinary shares, as if such conversions and exercises had occurred on June 30, 2014.

Giving effect to the sale of ordinary shares that we are offering at an assumed initial public offering price of $          per ordinary share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on an adjusted basis as of June 30, 2014 would have been $          per ordinary share. This amount represents an immediate decrease in net tangible book value of $          per ordinary share to our existing shareholders and an immediate increase in net tangible book value of $           per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for an ordinary share.

The following table illustrates this dilution:

Assumed initial public offering price per ordinary share		$
Pro forma net tangible book value per share as of ,	$
Increase per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

Each $1.00 increase or decrease in the assumed public offering price of $               per ordinary share, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, respectively, our pro forma as adjusted net tangible book value by $                million, or $               per share, and the pro forma dilution per share to investors in this offering by $               per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares from us is exercised in full, the pro forma as adjusted net tangible book value per share after this offering would be $               per share, the increase in pro forma as adjusted net tangible book value per share to existing shareholders would be $               per share and the dilution to new investors purchasing shares in this offering would be $               per share. We may also increase or decrease the number of shares we are offering. Assuming the assumed initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, an increase of 1,000,000 in the number of shares we are offering would increase our pro forma as adjusted net tangible book value by approximately $                million, or $               per share, the increase in pro forma as adjusted net tangible book value per share to existing shareholders would be $               per share and the dilution to new investors purchasing shares in this offering would be $               per share. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional ordinary shares in full in this offering, the as adjusted net tangible book value after the offering would be $          per share, the decrease in net tangible book value per share to existing shareholders would be $               and the increase in net tangible book value per share to new investors would be $          per share, in each case assuming an initial public offering price of $          per ordinary share.

The following table summarizes, as of June 30, 2014 the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing shareholders paid during the past five years, on the one hand, and the average price per share that new investors are paying in this offering, on the other hand. The calculation below is based on an assumed initial public offering price of $          per ordinary share before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

				TOTAL CONSIDERATION
	SHARES PURCHASED
							AVERAGE PRICE PER SHARE
	NUMBER	PERCENT		AMOUNT	PERCENT
Existing shareholders			%	$		%	$
New investors

Total		100%			100%

The foregoing tables and calculations exclude outstanding options to purchase 21,853 shares at a weighted average exercise price of $136.64 per share as of June 30, 2014.

To the extent any of these outstanding options is exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of June 30, 2014, the as adjusted net tangible book value per share after this offering would be $            , and total dilution per share to new investors would be $            .

If the underwriters exercise their option to purchase additional shares in full:

    •
    the percentage of ordinary shares held by existing shareholders will decrease to approximately            % of the total number of our ordinary shares outstanding after this offering; and

    •
    the number of shares held by new investors will increase to            , or approximately            % of the total number of our ordinary shares outstanding after this offering.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth our selected financial data. You should read the following selected financial data in conjunction with, and it is qualified in its entirety by reference to our historical financial information and other information provided in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

The selected statements of operations data for the years ended December 31, 2012 and 2013, and the balance sheet data as of December 31, 2012 and 2013 are derived from our audited financial statements appearing elsewhere in this prospectus. The historical results set forth below are not necessarily indicative of the results to be expected in future periods. The statement of operations data for the six months ended June 30, 2013 and 2014 and the balance sheet data as of June 30, 2013 and 2014 are derived from our unaudited condensed interim financial statements presented elsewhere in this prospectus. In the opinion of management, these unaudited condensed interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods. Results for interim periods are not necessarily indicative of results that may be expected for the entire year. Our financial statements have been prepared in accordance with IFRS, as issued by the IASB.

Our functional currency is the NIS; however, our presentation currency is the U.S. dollar. As a result, our financial statements are translated into the presentation currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statements of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from functional currency to presentation currency are reported in other comprehensive loss.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded to the statement of comprehensive loss among finance income or expenses.

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands, except share and per share data)
Statements of operations data:
Operating expenses:
Research and development	$2,396	$3,426	$1,644	$3,675
Participation in research and development	(41)	(808)	(175)	(339)

Research and development, net(1)	$2,355	$2,618	$1,469	$3,336
General and administrative(1)	449	628	325	1,703

Operating loss	$2,804	$3,246	$1,794	$5,039
Financial income	550	3	(3)	*
Financial expenses	2,316	83,650	16,340	602

Financial expenses, net	1,766	83,647	16,337	602

Net loss	$4,570	$86,893	$18,131	$5,641

Foreign currency translation differences	280	2,021	2,156	64

Total comprehensive loss	$4,850	$88,914	$20,287	$5,705

Basic and diluted net loss per ordinary share(2)	$932	$17,719	$3,697	$1,148

Weighted average number of ordinary shares used in computing net loss per ordinary share(2)	4,904	4,904	4,904	4,904

Basic and diluted pro forma net loss per ordinary share(3)		$732		$48

Weighted average number of shares used in computing pro forma basic and diluted net loss per ordinary share(3)		118,662		118,662

*
Represents an amount less than $1,000.

	AS OF DECEMBER 31,		AS OF JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$1,847	$2,435	$677	$1,632
Working capital(4)	(1,479)	1,246	(3,941)	(1,745)
Total assets	2,787	3,050	1,045	2,054
Total non-current liabilities	9,649	4,970	(27,335)	7,785
Total shareholders' equity (deficit)	(11,028)	(3,646)	(31,183)	(9,317)

(1)
Includes equity-based compensation expenses as follows:

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands)
Research and development, net	$11	$102	$69	$23
General and administrative	26	82	63	11

Total equity-based compensation	$37	$184	$132	$34

(2)
Basic and diluted loss per ordinary share is computed based on the basic and diluted weighted average number of ordinary shares outstanding during each period. For additional information, see Note 16 to our annual financial statements included elsewhere in this prospectus.

(3)
Pro forma net loss per share and pro forma weighted average shares outstanding assume the conversion on a one-to-one basis of all series A-1 ordinary shares, series A-2 ordinary shares, series A preferred shares and series A-1 preferred shares into          ordinary shares, which will occur immediately prior to the closing of this offering, but do not include the issuance of shares in connection with this offering. For additional information on the conversion of the preferred shares, see Note 9 to our financial statements included elsewhere in this prospectus.

(4)
Working capital is defined as total current assets minus total current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus. You should read the following discussion in conjunction with "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Overview

We are a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system, or CNS, disorders through proprietary formulations based on existing drugs that are intended to make a significant difference in patients' lives. Product candidates in our pipeline are designed to overcome major deficiencies of current treatments and achieve enhanced clinical efficacy through continuous, controlled administration, primarily subcutaneously or transdermally. Additionally, because our product candidates are based on reformulations of leading, approved drugs, we believe that most of them qualify for an accelerated, lower risk regulatory pathway to marketing approval.

For moderate to severe Parkinson's disease, our product candidates are aimed at overcoming the most significant limitations of current LD/CD therapy. For over 30 years, oral administration of LD/CD has been the standard of care for Parkinson's disease. However, despite its wide acceptance, oral LD/CD has significant limitations, primarily short half-life as well as low absorption and availability in the body. As a result, plasma levodopa concentrations fluctuate sharply, contributing to patients' motor complications. At the advanced stages of the disease, patients do not respond to oral administration of LD/CD, motor complications are exacerbated and patients are left with limited treatment options that are highly invasive and/or burdensome. We have developed liquid formulations that for the first time enable 24-hour, continuous subcutaneous administration of LD/CD to overcome these limitations, maintain steady levodopa levels and offer patients a better quality of life.

We were founded in 2003 and have achieved a number of significant milestones since then:

    •
    In 2007, we completed our first round of financing, raising $2.5 million.

    •
    In 2009, we developed the technology underlying the drug reformulations that underpin our current Parkinson's Disease product candidates.

    •
    In 2010, we were awarded a $1.0 million grant from the MJFF for our Phase I trial of ND0612L.

    •
    In 2012, we held pre-IND discussions with the Division of Neurology Products of the United States Food and Drug Administration, which resulted in a defined clinical pathway to accelerated marketing approval in the United States for ND0612L.

    •
    In 2013, we were awarded a $1.0 million grant from MJFF for our Phase II trial of ND0612L.

To date, we have financed our operations primarily with convertible loans, the issuance and sale of equity instruments and grants from MJFF and from OCS.

Since our inception, we have incurred significant operating losses. Our net losses were $4.6 million and $86.9 million for the years ended December 31, 2012 and 2013, respectively. For the six months ended June 30, 2013 and 2014, our net losses were $18.1 million and $5.6 million, respectively. As of June 30, 2014, we had an accumulated deficit of $108.4 million. We have not generated any revenue to date.

We expect to continue to incur significant expenses and net losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we:

    •
    initiate Phase IIa, Phase II and Phase III studies of ND0612H;

    •
    initiate Phase IIa, Pivotal 1 Phase III and Pivotal 2 Phase III clinical trials of ND0612L to support an NDA submission to the FDA;

    •
    conduct a bioequivalence study of ND0680 in Europe;

    •
    establish a sales, marketing and distribution infrastructure to commercialize any of our product candidates for which we may obtain marketing approval;

    •
    continue our research and preclinical and clinical development of ND0701 and ND0801;

    •
    fund the development and establishment of the large-scale, third-party production of the future delivery devices associated with our product candidates;

    •
    maintain, expand and protect our intellectual property portfolio;

    •
    hire additional operational, clinical, quality control and scientific personnel;

    •
    prepare for regulatory approval process;

    •
    add operational, financial and management information systems and personnel, including personnel to support our product development, any commercialization efforts and our transition to a public company;

    •
    acquire or in-license products and technologies; and

    •
    identify additional product candidates.

Components of Statement of Operations

Revenue

Our ability to generate revenue will depend on receiving marketing authorization for, followed by successful commercialization of, our pipeline of product candidates.

Operating expenses

Research and development expenses

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development costs to increase for the foreseeable future as our product candidates progress in clinical trials. See "Business — Parkinson's Disease Product Candidates" and "Business — Cognition and our ND0801 Product Candidate." We do not believe that it is possible at this time to accurately project total program-specific expenses to reach commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will affect our clinical development programs and plans. As a result, our product development faces numerous uncertainties, including:

    •
    the scope, rate of progress and expense of our research and development activities;

    •
    preclinical results;

    •
    clinical trial results;

    •
    the terms and timing of regulatory approvals;

    •
    the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and

    •
    the ability to market, commercialize and achieve market acceptance for any product candidate that we may develop in the future.

A change in the outcome of any of these variables could result in a significant change in the costs and timing associated with the development of our product candidates. See "Risk Factors — Risks Related to Our Business and Our Industry — If we experience delays in our clinical trials, our costs may increase and our business may be harmed."

During the years ended December 31, 2012 and December 31, 2013, we have incurred a total of $5.8 million in expenses for research and development, of which $0.8 million was funded by grants from MJFF and OCS. During the six months ended June 30, 2014, we incurred a total of $3.7 million in expenses for research and development. Our research and development expenses relate primarily to the development of our Parkinson's disease product candidates and are charged to operating expenses as they are incurred. We expect research and development expenses to increase in absolute terms in the near term.

Research and development expenses consist of costs incurred for our research activities, which primarily include the following:

    •
    employee-related expenses, including salaries, benefits and related expenses, including share-based compensation expenses;

    •
    expenses incurred under agreements with third parties, including contract research organizations, contract manufacturing organizations and consultants that conduct regulatory activities, clinical trials and preclinical studies;

    •
    expenses incurred to acquire, develop and manufacture clinical trial materials, including the active drug ingredient, the medical devices and the manufacturing of our product candidates;

    •
    costs associated with preclinical activities and regulatory operations;

    •
    facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance, travel, and other operating costs;

    •
    costs associated with obtaining and maintaining patents and other intellectual property; and

    •
    depreciation of tangible and intangible fixed assets used to develop our product candidates.

Participations by third parties

Our research and development expenses are presented net of the following grants by third parties.

Michael J. Fox Foundation.    In 2013, we received approval for an 18-month, $1.0 million grant from MJFF, subject to achievement of milestones, for our Phase II clinical trial of ND0612L. Upon commercialization of ND0612L or a derivative product, we are obligated to pay MJFF royalties of 10% of the revenue received from the option, license, sale, transfer or use of ND0612L, its derivative product candidates or any new invention arising from the project or any product incorporating ND0612L and its derivatives after approval for marketing. We are obligated to pay a maximum of $2.0 million in such royalty payments to MJFF, after which no future royalty payment obligation will exist. As of December 31, 2013, we received two installments of the grant totaling approximately $0.4 million. In January and August 2014, we received the third and fourth installments, respectively, of the grant totaling approximately $0.7 million. For additional information related to our MJFF grant, see "Business—Research and Development."

Office of the Chief Scientist.    We receive grants as part of our research and development programs approved by OCS. The requirements and restrictions for these grants are described in the R&D Law. Under the R&D Law, royalties of 3% to 4.5% on the revenues derived from sales of products or services developed in whole or in part using these OCS grants are payable by us to the Israeli government. The maximum aggregate royalties paid generally cannot exceed 100% of the grants made to us, plus annual interest, generally equal to the 12-month LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. As of December 31, 2012 and 2013 and June 30, 2014, we had received in the aggregate $1.4 million, $1.5 million and $1.9 million, respectively, from OCS for our research and development programs. Under applicable accounting rules, the grants from the OCS have been accounted for as an offset against the related research and development expenses in our financial statements. As a result, our research and development expenses are shown on our financial statements net of the OCS grants. Upon our generation of revenue, we intend to account for the royalties owed to the OCS as a liability.

In addition to paying any royalties due, we must abide by other restrictions associated with receiving such grants under the R&D Law, which will continue to apply to us following full repayment to OCS. These restrictions may impair our ability to outsource manufacturing, engage in change of control transactions or otherwise transfer our know-how outside of Israel and require us to obtain the approval of OCS for certain actions and transactions and pay additional royalties and other amounts to OCS. In addition, any change of control and any change of ownership of our ordinary shares that would cause a non-Israeli citizen or resident to become an "interested party," as defined in the R&D Law, requires prior written notice to OCS. These restrictions apply to all of our products and not just to ND0612L. If we fail to comply with the R&D Law, we may be subject to criminal charges.

In January 2014, OCS approved a new grant for our research and development programs in the amount of approximately $0.4 million, of which we have received approximately $0.3 million through June 30, 2014. In August 2014, the OCS approved an additional grant for our research and development programs in the amount of approximately $0.4 million.

General and administrative expenses

Our general and administrative expenses consist principally of:

    •
    employee-related expenses, including salaries, benefits and related expenses, including share-based compensation expenses;

    •
    legal and professional fees for auditors and other consulting expenses not related to research and development activities;

    •
    communication and office expenses;

    •
    other expenses, including travel overseas, not related to research and development activities;

    •
    information technology expenses; and

    •
    depreciation of tangible fixed assets related to our general and administrative activities.

We expect that our general and administrative expenses will increase in the future as our business expands and we incur additional costs associated with being a public company in the United States, including compliance under the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC. These public company-related costs will likely include costs associated with hiring additional personnel, increased legal, accounting and audit fees, directors' liability insurance premiums and costs related to investor relations.

Financial income/Financial expenses

Financial income includes interest income on cash equivalents and the fair value of income on warrants. Financial expenses consist primarily of bank account fees, differences resulting for foreign exchanges, fair value of expenses on embedded derivatives, fair value of expenses on warrants and interest and exchange differences on convertible loans and expenses from induced conversion. Our financial expenses have been significantly impacted by the fair value expense of embedded derivatives and expenses from induced conversion.

The fair value expense of embedded derivatives are the non-cash expenses related to the increase in the value of the shares underlying our convertible loans and warrants from the date of issuance. The conversion feature and the prepayment feature of our convertible loans are considered to be embedded derivatives because their economic characteristics and risks are not closely related to the economic characteristics and risks of the host contract (the loan without the conversion feature and the prepayment feature). The issuance of certain convertible loans and warrants is initially recognized at fair value adjusted to defer the difference between the fair value at initial recognition and the transaction price ("Day 1 profit or loss"). Therefore, an unrecognized Day 1 Loss occurred on first recognition of these financial instruments. Our accounting policy with respect to unrecognized Day 1 Loss is that such loss remains unrecognized until all market inputs become observable, unless there is a change in a factor (including time) that market participants would take into account when pricing the asset or liability.

The expenses from induced conversion relate to the issuance of additional shares to the holders of the notes prior to our 2013 convertible loan agreement, in connection with the conversion of such notes in 2013. The issuance of such shares was made for no additional consideration and, accordingly, is treated as an inducement for such conversion and were expensed at their fair value as of the date on which the relevant note agreements were amended.

Taxes on income

The standard corporate tax rate in Israel was 25% for the 2012 and 2013 tax years and was increased to 26.5% for 2014 and thereafter.

To date, we have not generated taxable income due to our operating losses. We have Israeli carry forward tax losses totaling approximately $13.2 million as of December 31, 2013. We anticipate that we will be able to carry forward these tax losses indefinitely to future tax years. Accordingly, we do not expect to pay taxes in Israel until we have taxable income after the full utilization of our carry forward tax losses.

Results of Operations

Comparison of Period to Period

The following table summarizes our results of operations for the periods presented:

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands)
Operating expenses:
Research and development	$2,396	$3,426	$1,644	$3,675
Participation in research and development	(41)	(808)	(175)	(339)

Research and development, net	$2,355	$2,618	$1,469	$3,336
General and administrative	449	628	325	1,703

Operating loss	$2,804	$3,246	$1,794	$5,039
Financial income	550	3	(3)	*
Financial expenses	2,316	83,650	16,340	602

Financial expenses, net	1,766	83,647	16,337	602

Net loss	$4,570	$86,893	$18,131	$5,641

Foreign currency translation differences	280	2,021	2,156	64

Total comprehensive loss	$4,850	$88,914	$20,287	$5,705

*
Represents an amount less than $1,000.

Comparison of the Six Months Ended June 30, 2013 and 2014

Operating Expenses

Research and development expenses, net.    Research and development expenses, net, increased from $1.5 million for the six months ended June 30, 2013 to $3.3 million for the six months ended June 30, 2014, primarily due to an increase in professional services expenses and material subcontracting relating to the development of our product candidates. Professional services expenses increased and material subcontracting costs increased by $1.8 million for the six months ended June 30, 2014, primarily due to the commencement of our Phase IIa trial in Israel and the submission of our IND application.

General and administrative.    General and administrative expenses increased from $0.3 million for the six months ended June 30, 2013 to $1.7 million for the six months ended June 30, 2014. The increase in general and administrative expenses is primarily due to an increase of $1.4 million in legal and accounting expenses.

Financial income

Financial income was a de minimis amount in each of the six month periods ended June 30, 2013 and June 30, 2014.

Financial expenses

Financial expenses decreased from $16.3 million for the six months ended June 30, 2013 to $0.6 million for the six months ended June 30, 2014. The decrease is primarily due to the conversion to equity in October 2013 of our 2009, 2011 and 2012 convertible loans, the fair values of which had increased in the six months ended June 30, 2013, but which no longer incurred financial expenses after the conversion. In

October 2013, we entered into the 2013 convertible loan agreement, which incurred financial expenses of $0.7 million for the six months ended June 30, 2014, including financial expenses of $0.1 million relating to the increase in fair value of warrants. For further discussion regarding the convertible loans, see "Certain Relationships and Related Party Transactions — Financing Transactions."

Comparison of Years Ended December 31, 2012 and 2013

Operating expenses

Research and development expenses, net

Research and development expenses, net, increased from $2.4 million for the year ended December 31, 2012 to $2.6 million for the year ended December 31, 2013, primarily due to an increase in material and subcontracting costs, payroll and related expenses and professional services expenses relating to the development of our product candidates. Professional services expenses increased by $0.4 million and material and subcontracting costs increased by $0.3 million for the year ended December 31, 2013, each primarily due to the completion and initiation of preclinical trials and the preparations for our Phase II clinical trial for ND0612L. Payroll and related expenses increased by $0.3 million for the year ended December 31, 2013 mainly due to salary increases. The increase in research and development expenses, net, was partially offset by grants from MJFF and OCS, which increased by $0.8 million for the year ended December 31, 2013.

General and administrative expenses

General and administrative expenses increased from $0.4 million for the year ended December 31, 2012 to $0.6 million for the year ended December 31, 2013. The increase in general and administrative expenses was primarily due to an increase of $0.1 million in professional services fees.

Financial income

Financial income decreased from $0.5 million in the year ended December 31, 2012 to a de minimis amount in the year ended December 31, 2013. The decrease was due to an increase in the fair value of the warrants.

Financial expenses

Financial expenses increased from $2.3 million for the year ended December 31, 2012 to $83.6 million for the year ended December 31, 2013. The increase was primarily due to an increase of $46.2 million in the fair value of embedded derivatives, an increase of $33.4 million in the expenses from the induced conversion of notes, an increase of $1.2 million in the fair value expenses on warrants, and an increase of $0.5 million in the interest and exchange differences on convertible loans, all resulting mainly from the increase in share value valuation of our loans until the day they were converted into shares.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through the issuance of equity securities, proceeds from convertible loans, grants from MJFF and government grants from OCS. As of June 30, 2014 and December 31, 2013, we had $1.6 million and $2.4 million of cash and cash equivalents, respectively.

In August 2014, we entered into a convertible loan agreement with several investors, which we refer to as the 2014 Convertible Loan Agreement, pursuant to which, the investors agreed to purchase up to $17.8 million principal amount of convertible notes, or the 2014 Notes, from us. The 2014 Notes will be sold to the investors in three equal tranches. To date, we have issued $5.6 million in principal amount of notes (and received payment for) the first tranche, in a total amount of $5.6 million. We may determine not to issue or sell the second and/or third tranches, although even if we determine to issue and sell those additional tranches, Mr. Robert Taub, as representative of the holders of the 2014 Notes, may reject our request to do so. The 2014 Notes bear interest at an annual rate of 10%, and will be repaid on the earlier of two years after issuance or following an event of default. Upon the closing of this offering, the outstanding notes will automatically convert into ordinary shares. See "Certain Relationship and Related Party Transactions—Financing Transactions."

Our financial statements for the fiscal year ended December 31, 2013 and for the six months ended June 30, 2014, state that there is a substantial doubt that we will be able to continue as a going concern.

This is due to the current cash balances and our current and future expenses run rate. However, we believe that based on our current business plan, our existing cash and cash equivalents and the net proceeds from this offering we will have sufficient funds to meet our currently anticipated cash requirements through at least the next 24 months. We have based this estimate on assumptions that may prove to be wrong, and we may use our capital resources sooner than we currently expect.

In the six months ended, June 30, 2014, we had capital expenditures of $120,000, which consisted of investments in property, plant and equipment. In the years ended December 31, 2012 and 2013, we had capital expenditures of $3,000 and $7,000, respectively, which consisted of investments in property, plant and equipment. We expect to spend approximately $19.0 million through December 31, 2014 primarily related to research and development efforts. We may also invest in the development of next-generation medical devices for our product candidates or acquire complementary businesses or technologies. Our present and future funding requirements will depend on many factors, including, among other things:

    •
    the progress, timing and completion of preclinical testing and clinical trials for our product candidates;
    •
    the time and costs involved in obtaining regulatory approval for our product candidates and any delays we may encounter as a result of evolving regulatory requirements or adverse results with respect to any of these products;
    •
    the number of potential new products we identify and decide to develop; and
    •
    the costs involved in filing patent applications and maintaining and enforcing patents or defending against claims or infringements raised by third parties.

For more information as to the risks associated with our future funding needs, see "Risk Factors — We may need substantial additional capital in the future, which may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our product candidates or intellectual property. If additional capital is not available, we may have to delay, reduce or cease operations."

To the extent that existing cash, cash from operations and net proceeds from this offering are insufficient to fund our future activities, we may need to raise additional funding through debt and equity financing. Additional funds may not be available on favorable terms or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to, one or more applications of our drug candidate.

Cash flows

The following table summarizes our statement of cash flows for the periods presented.

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$(2,275)	$(2,531)	(1,860)	(2,825)
Investing activities	(675)	670	679	(165)
Financing activities	4,300	3,200	—	2,178

Net cash used in operating activities

The use of cash in all periods resulted primarily from our net losses adjusted for non-cash charges and measurements and changes in components of working capital. Adjustments for non-cash items include depreciation, exchange differences of cash and cash equivalents, interest on bank deposits, exchange differences of convertible loans, fair value losses arising from embedded derivatives, warrants and share based compensation.

Net cash used in operating activities was $1.9 million for the six months ended June 30, 2013 compared to $2.8 million for the six months ended June 30, 2014. The increase in operating activities was primarily due to a $2.3 million decrease in working capital, which was offset by a $15.8 million increase of non-cash items, which include depreciation, exchange differences of cash and cash equivalents, interest and exchange differences of convertible loans, fair value losses arising from embedded derivatives, warrants and share based compensation. Net cash used in operating activities was $2.3 million for the year ended December 31, 2012 compared to $2.5 million for the year ended December 31, 2013. The increase was attributable primarily to the increase in research and development expenses.

Net cash provided by (used in) investing activities

Net cash provided by investing activities was $0.7 million for the six months ended June 30, 2013 compared to $(0.2) million for the six months ended June 30, 2014. This decrease was primarily attributable to a $0.6 million decrease in restricted bank deposits, net. Net cash provided by investing activities was $(0.7) million for the year ended December 31, 2012 compared to $0.7 million for the year ended December 31, 2013. The increase was attributable to an increase in cash that was restricted in 2012 and was no longer restricted in 2013.

Net cash provided by financing activities

Our financing activities have consisted of proceeds from convertible shareholders loans. Net cash provided by financing activities was $2.2 million for the six months ended June 30, 2014. For the years ended December 31, 2012 and 2013, financing activities provided $4.3 million and $3.2 million in cash, respectively. We expect the completion of this offering to result in a material increase in our cash flows from financing activities.

The table below summarizes our sources of financing for the periods presented.

	NET CONVERTIBLE LOANS AND WARRANTS FROM SHAREHOLDERS	PARTICIPATION BY MJFF AND OCS	TOTAL
	(in thousands)
Six months ended June 30, 2014	$2,178	$645	$2,823
Year ended December 31, 2013	3,200	536	3,736
Six months ended June 30, 2013	—	—	—
Year ended December 31, 2012	4,300	286	4,586

We have no ongoing material financial commitments (such as lines of credit), other than leases, that we expect will affect our liquidity over the next five years.

Contractual obligations

Our significant contractual obligations as of December 31, 2013 are summarized in the following table:

	PAYMENTS DUE BY PERIOD
	LESS THAN 1 YEAR	BETWEEN 1 AND 2 YEARS	BETWEEN 2 AND 5 YEARS	MORE THAN 5 YEARS	TOTAL
	(in thousands)
Convertible loan(1)	$—	$—	$3,796	—	$3,796
Medical sites	900	—	—	—	900
Operating lease obligations(2)	84	52	—	—	136

Total contractual obligations(3)	$984	$52	$3,796	—	$4,832

(1)
In October 2013, we received a commitment for a $5.4 million convertible loan from certain of our shareholders. As of December 31, 2013, we received $3.2 million of the $5.4 million commitment amount. The loan bore interest at 5% per year. The loan has since converted into 2014 Notes and will convert into ordinary shares immediately prior to the closing of this offering. For more details about the loan, please refer to Note 9 in our 2013 financial statements included elsewhere in this prospectus and "Certain Relationships and Related Party Transactions—Financing Transactions."

(2)
Operating lease obligations consist of payments pursuant to lease agreements for office and laboratory facilities, as well as lease agreements for vehicles, which generally run for a period of three years. The lease of our offices as of December 31, 2013 expired in February 2014. In February 2014, we entered into a four-year agreement for the lease of our new facilities. Lease payments and monthly management fees total approximately $12,000 per month. Such amounts are linked to the Israeli consumer price index of November 2013.

(3)
Does not include grants we received from the OCS and MJFF, pursuant to which we will owe royalties upon commercialization of our product candidates.

Off-balance Sheet Arrangements

We do not currently engage in off-balance sheet financing arrangements. In addition, we do not have any interest in entities referred to as variable interest entities, which includes special purposes entities and other structured finance entities.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to a variety of financial risks, including market risk (including foreign exchange risk and price risk), credit and interest risks and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Liquidity risk

We monitor rolling forecasts of our liquidity reserve (comprising cash and cash equivalents and deposits). This is generally carried out based on the expected cash flows in accordance with practice and limits set by our management. We are in the research and development stage and have not yet generated any revenue from sales of our product candidates; we are therefore exposed to liquidity risk. However, we believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months.

Foreign currency exchange risk

Given that our functional currency is the NIS but our presentation currency is the U.S. dollar, the impact on our operating expenses of a change in the exchange rate between these currencies impacts our total comprehensive loss as reported in U.S. dollars. We also make payments to service providers and invest in currencies other than in NIS. Our operating expenses in U.S. dollars accounted for 14% and 6% of our operating expenses in the years ended December 31, 2012 and 2013, respectively. In the six months ended June 30, 2014 and 2013, our operating expenses in U.S. dollars accounted for 33% and 15% of our operating expenses, respectively. See "Risk Factors — Risks Related to Our Management and Employees — Our results of operations may be adversely affected by fluctuations in currency exchange rates and we may not adequately hedge against them."

To the extent the U.S. dollar weakens against the shekel, we will experience a negative impact on our operating expenses. A devaluation of the shekel in relation to the U.S. dollar has the effect of reducing the U.S. dollar amount of our expenses or payables that are payable in shekels, unless those expenses or payables are linked to the U.S. dollar. Conversely, any increase in the value of the shekel in relation to the U.S. dollar has the effect of increasing the U.S. dollar value of our unlinked shekel expenses, which would have a negative impact on our operating expenses. In 2013, the value of the shekel appreciated in relation to the U.S. dollar by 7.0%, the effect of which was compounded by inflation in Israel, at a rate of 1.9%. In 2012, the value of the shekel appreciated in relation to the U.S. dollar by 2.3%, the effect of which was compounded by inflation in Israel, at the rate of 1.6%.

Because exchange rates between the shekel and the U.S. dollar (as well as between the shekel and other currencies) fluctuate continuously, such fluctuations have an impact on our results and period-to-period comparisons of our results. The effects of foreign currency re-measurements are reported in our financial statements of comprehensive losses.

The following table presents information about the changes in the exchange rates of the shekel against the U.S. dollar:

PERIOD	CHANGE IN AVERAGE EXCHANGE RATE SHEKEL AGAINST THE U.S. DOLLAR (%)
2014 (through June 30, 2014)	0.3
2013	7.0
2012	2.3

A 10% increase (decrease) in the value of the NIS against the U.S. dollar would have increased (decreased) our operating loss by 8% in 2013.

We do not currently engage in currency hedging activities in order to reduce this currency exposure, but we may begin to do so in the future. Instruments that may be used to hedge future risks may include foreign currency forward and swap contracts. These instruments may be used to selectively manage risks, but there can be no assurance that we will be fully protected against material foreign currency fluctuations.

Credit and rate risks

Credit and interest rate risks arise from cash and cash equivalents, deposits with banks bearing floating rate interest. A substantial portion of our liquid instruments is invested in short-term deposits in highly-rated banks. We estimate that since the liquid instruments are mainly invested for the short-term and with highly-rated institutions, the credit and cash flow interest rate risks associated with these balances is immaterial.

Inflation-related risks

We do not believe that the rate of inflation in Israel has had a material impact on our business to date, however, our costs in Israel will increase if inflation in Israel exceeds the devaluation of the shekel against the U.S. dollar or if the timing of such devaluation lags behind inflation in Israel.

Application of Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with IFRS as issued by the IASB and IFRS

Interpretations Committee. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this prospectus, we believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management's estimates and assumptions. We consider an accounting estimate to be critical if: (a) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (b) changes in the estimate could have a material impact on our financial condition or results of operations.

Fair value of derivative instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. We use our judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. We have used discounted cash flow analysis and option pricing model for the fair value of derivatives and convertible loans.

Issuances of convertible loans and warrants are initially recognized at fair value adjusted to defer the difference between the fair value at initial recognition and the transaction price ("Day 1 profit or loss"). An unrecognized Day 1 Loss occurred on first recognition of these financial instruments.

Our accounting policy with respect to unrecognized Day 1 Loss is that such loss remains unrecognized until all market inputs become observable, unless there is a change in a factor (including time) that market participants would take into account when pricing the asset or liability.

The following is an analysis of financial instruments measured at fair value using valuation methods. The different levels have been defined as follows:

    •
    Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

    •
    Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

    •
    Level 3: Inputs for the assets or liabilities that are not based on observable market data (that is, unobservable inputs).

If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

As to specific valuation techniques used to value financial instruments included in level 3, please see note 9b of our financial reports.

The following table presents our liabilities measured at fair value, net of unrecognized Day 1 Loss:

	DECEMBER 31, 2013	JUNE 30, 2014
	LEVEL 3
	US DOLLARS IN THOUSANDS
Embedded derivatives in convertible loans	$3,249	$5,762

Warrants	$1,721	$2,023

The fair value of the derivatives embedded in the convertible loans and of the warrants is measured in accordance to the option pricing method and includes the following parameters:

	DECEMBER 31,
			SIX MONTHS ENDED JUNE 30, 2014
	2012	2013
Risk-free interest rate	0.32%	0.12% - 0.25%	0.1% - 0.21%
Total equity value	$19,500,000	$91,800,000 - $135,000,000	$103,280,000 - $150,000,000
Weighted average volatility	71.54%	74.21%	72.37%

Share-based compensation

We account for our equity-based compensation for employees in accordance with the provisions of IFRS 2 "Share-based Payment," which requires us to measure the cost of equity-based compensation based on the fair value of the award on the grant date.

Option Valuations

We selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value of our share-based awards. The resulting cost of an equity incentive award is recognized as an expense over the requisite service period of the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the accelerated method pursuant to which each vesting tranche is treated as a separate amortization period from grant date to vest date, and classify these amounts in the financial statements based on the department to which the related employee reports.

The determination of the grant date fair value of options using an option pricing model is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables include the expected volatility of our share price over the expected term of the options, share option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

    •
    Fair Value of our Ordinary Shares.  Because our shares are not publicly traded, we have estimated the fair value of ordinary shares, as discussed in "—Ordinary Share Valuations" below.

    •
    Volatility.  The expected share price volatility was based on historical volatilities of companies in comparable stages as well as companies in the industry. Each company's historical volatility is weighted based on certain factors and combined to produce a single volatility factor used by the Company.

    •
    Expected Term.  The expected term of options granted represents the period of time that options granted are expected to be outstanding. The expected term is four years.

    •
    Risk-Free Rate.  The risk-free rate is based on redemption yield rates of unlinked, fixed-rate U.S. treasury bonds with a maturity that coincides with the expected exercise date of the option.

    •
    Expected Dividend Yield.  We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

If any of the assumptions used in the Black-Scholes model change significantly, equity-based compensation for future awards may differ materially compared with the awards granted previously.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted to employees during the period presented. No option grants were made in the year ended December 31, 2012.

	JANUARY 2013	MARCH 2014
Expected volatility (%)	79.7	71.25
Expected term (years)	4	4
Risk-free rate (%)	0.52	1.37
Expected dividend yield (%)	0	0
Discount for lack of marketability	25%	12.9%

Ordinary Share Valuations

The following table presents the grant dates, number of underlying shares and related exercise prices of awards granted to employees and non-employees since January 1, 2013 as well as the estimated fair value of the underlying ordinary shares on the grant date.

DATE OF GRANT	NUMBER OF SHARES SUBJECT TO AWARDS GRANTED	EXERCISE PRICE PER SHARE	ESTIMATED FAIR VALUE PER ORDINARY SHARE AT GRANT DATE
January 2013	5,350	$125.00	$91.10
March 2014	14,306	125.00	640.50

Based on the assumed initial public offering price of $               per share, the midpoint of the estimated initial public offering price range, set forth on the cover page of this prospectus, the intrinsic value of the awards outstanding as of June 30, 2014 was $               million, of which $               million related to vested options and $               million related to unvested options.

Due to the absence of a trading market for our ordinary shares, the fair value of our ordinary shares for purposes of determining the exercise price for award grants was determined in good faith by our management and approved by our board of directors. In connection with preparing our financial statements for this offering, our management considered the fair value of our ordinary shares based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, referred to as the AICPA Practice Aid. We also considered independent third-party valuations. The fair value of the underlying ordinary shares will not be determined by our board of directors following this offering once our ordinary shares are listed on an established stock exchange.

As indicated above, since January 1, 2013, we have only made two option grants. We determined our equity value using the methodologies set forth below. We then used the option pricing method, or OPM, to allocate the equity value to each element of our equity capital structure. Under the OPM, ordinary and preferred shares are treated as call options, with the preferred shares having an exercise price based on the liquidation preference of the preferred shares. Ordinary shares only have value if funds available for distribution to the shareholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering. The ordinary shares are modeled as call options with an exercise price equal to the liquidation preference of the preferred shares. The value of the call options is determined using the Black-Scholes Merton option-pricing model. The OPM method requires significant assumptions, in particular, the time until investors in our company would experience an exit event and the volatility of our ordinary shares (which we determined based on the volatilities of public companies with business and financial risks comparable to our own).

We determined our equity value on each of the grant dates as follows:

January 2013.    We entered into a convertible loan agreement in July 2012 providing for the issuance by us of convertible securities in a principal amount of $4.3 million. These converted into Series A-1 preferred shares at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $612.68 per share. We estimated our equity value as of December 31, 2012 using the "backsolve method", a method that uses an allocation process, such as the OPM, to infer the equity value that equates to the value of the preferred shares in a recent financing round. Having determined our equity value, we used the OPM described above to allocate that value among the different classes of our securities, which resulted in a value of $121.47 per ordinary share to which we applied a 25% discount for lack of marketability resulting in a fair value of $91.10 per ordinary share.

March 2014.    Lacking a recent third party valuation event, we used a hybrid approach that combined two probability weighted scenarios. First, we attributed a 30% probability to an IPO and considered the valuations that we had discussed with different investment banks. We assumed that all preferred shares would convert into ordinary shares. We discounted the resulting valuation to present value resulting in a value of $1,038 per ordinary share. Second, we attributed a 70% possibility to a different liquidity event and used a discounted cash flow, or DCF, method to determine our equity value. We then used the OPM framework described above to allocate our equity value among the different classes of our securities, which resulted in a fair value of $605 per ordinary share. The weighted average of these values was $735 per ordinary share to which we applied a 12.9% discount for lack of marketability resulting in a fair value of $640.50 per ordinary share.

Recent Accounting Pronouncements

For fiscal year 2013, we adopted IFRS 13: Fair Value Measurements, or IFRS 13. IFRS 13 defines fair value, provides a single IFRS framework for measuring fair value and requires disclosure about fair value measurements. IFRS 13 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The adoption of this standard did not have a material effect on our consolidated financial statements. There are no other IFRS standards as issued by the IASB or interpretations issued by the IFRS interpretations committee (e.g., IFRS 10, 11, 12 and IAS 19R) that are effective for the first time for the financial year beginning on or after January 1, 2013 that had or that we expect will have an effect on our financial position.

JOBS Act Exemptions

The JOBS Act permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

BUSINESS

Our Company

We are a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system, or CNS, disorders through proprietary formulations based on existing drugs that are intended to make a significant difference in patients' lives. Product candidates in our pipeline are designed to overcome major deficiencies of current treatments and achieve enhanced clinical efficacy through continuous, controlled administration, primarily subcutaneously or transdermally. Additionally, because our product candidates are based on reformulations of leading, approved drugs, we believe that most of them qualify for an accelerated, lower risk regulatory pathway to marketing approval.

For moderate to severe Parkinson's disease, our product candidates are aimed at overcoming the most significant limitations of current levodopa-carbidopa, or LD/CD, therapy. For over 30 years, oral administration of LD/CD has been the standard of care for Parkinson's disease. However, despite its widespread acceptance, oral LD/CD has significant limitations, primarily short duration in the blood, or half-life, as well as low absorption and availability in the body. As a result, plasma levodopa concentrations fluctuate sharply, contributing to patients' motor complications. At the advanced stages of the disease, patients do not respond to oral administration of LD/CD, motor complications are exacerbated and patients are left with limited treatment options that are highly invasive and/or burdensome. We have developed liquid formulations, such as our product candidates ND0612H and ND0612L, that for the first time enable 24-hour, continuous subcutaneous administration of LD/CD to overcome these limitations, maintain steady levodopa levels and offer patients a better quality of life without the need for surgery. The following chart shows mean plasma levodopa levels that have reached steady states in eight Parkinson's disease patients treated with ND0612L over an observed period compared to mean plasma levodopa levels in the same eight patients following a single administration of Stalevo, an orally administered triple combination levodopa drug.

There are three main stages to Parkinson's disease: mild, moderate and severe, each associated with increasing levels of motor complications and requiring different treatments. We are developing a pipeline of product candidates for the growing population of moderate and severe Parkinson's disease patients that address the deficiencies of current treatments. These product candidates are designed to administer continuous, controlled doses of LD/CD or apomorphine, utilizing customized versions of off-the-shelf, belt pump devices. We are also developing a product candidate for patients suffering from cognition disorders associated with CNS diseases. These diseases include Attention Deficit Disorder/Attention Deficit

Hyperactivity Disorder, or ADD/ADHD, Parkinson's disease, Alzheimer's disease and schizophrenia. Our cognition product candidate is based on a combination of reformulated approved drugs allowing for continuous administration via transdermal patches. Our expectations below regarding the timing of our clinical trials for our product candidates are preliminary estimates since each is in an early stage of clinical development. On April 29, 2014, we submitted an IND application in the United States for ND0612H and ND0612L, and we expect to seek approval to initiate clinical trials in Europe for ND0680 and ND0701 in the second half of 2015. The following chart provides a summary of our development pipeline:

Product Candidate	Active Drug Compound	Administration	Indication	Clinical Status

ND0612H	LD/CD	Subcutaneous	Severe Parkinson's Disease	• Ongoing Phase IIa Trial* • Planned Phase II Trial in 2015 • Planned Bioequivalence Trials in 2015 • Planned Phase III Trial in 2015
ND0612L	LD/CD	Subcutaneous	Moderate Parkinson's Disease	• Ongoing Phase II Trial • Planned Pivotal 1 Phase III Trial in 2015 • Planned Pivotal 2 Phase III Trial in 2015
ND0680	LD/CD	Intra-Duodenal	Severe Parkinson's Disease**	• Planned Bioequivalence Trial in 2015
ND0701	Apomorphine	Subcutaneous	Severe Parkinson's Disease***	• Planned Bioequivalence Trial in 2015
ND0801	Nicotine and Opipramol	Transdermal	Cognition disorders associated with CNS diseases	• Ongoing Proof-of-Concept Trial

*
Our ongoing Phase IIa clinical trial evaluates both ND0612H and ND0612L.

**
For patients who require exceptionally high doses of LD/CD.

***
Primarily for patients who do not respond well to LD/CD.

Parkinson's Disease and Current Treatment Limitations

Parkinson's disease is a progressive neurodegenerative illness characterized by reduced dopamine levels in the brain, resulting in a debilitating decrease in the patient's motor and non-motor functions. Its symptoms, such as trembling in the extremities and face, slowness of movement and impaired balance and coordination, worsen over time and gravely impact the patient's quality of life. As the disease progresses, these symptoms become more severe and complications of treatment become more pronounced, resulting in debilitating periods of decreased motor and non-motor functions, also referred to as "off" time. In addition, patients experience dyskinesia, which is typically associated with excessive levodopa doses. The "off" time and dyskinesia affect the majority of Parkinson's disease patients and interfere with day-to-day functions, causing patients to become severely disabled. Two to five years from disease diagnosis, patients can go from "on" to "off" in a rapid and sometimes erratic manner and experience an average of six hours of "off" time at various and unpredictable times throughout the day. In the most severe stage of the disease, patients may become bedridden or require a wheelchair, as oral therapy becomes mostly ineffective.

The EPDA estimates that 6.3 million people worldwide suffer from Parkinson's disease. MJFF estimates that at least one million people who suffer from Parkinson's disease live in the United States, representing an estimated one in one hundred people over age 60. According to the International Parkinson and Movement Disorder Society, the prevalence of diagnosed patients with the disease will likely double from 2010 to 2040 due to increased life expectancy. Additionally, it estimates that Parkinson's disease patients in the United States spent over $14 billion on medical expenses in 2010. According to GlobalData Ltd., the global Parkinson's disease drug market was approximately $3.3 billion in 2010. According to the Michael Stern Parkinson's Research Foundation, drugs used to treat Parkinson's disease patients can cost up to $6,000 a year in the United States. First year surgery and devices for more severe patients can cost up to $100,000, with Duodopa costing approximately $70,000 a year, outside of the United States.

Oral administration of LD/CD is regarded as the "gold standard" treatment for patients suffering from Parkinson's disease. Levodopa is a therapy that complements dopamine levels in the brain that decrease due to degeneration of dopamine producing brain cells. Whenever complementation therapy is possible, it often becomes a "gold standard" therapy. Virtually all patients diagnosed with Parkinson's disease will require levodopa at some point over the course of their treatment for the disease, and 70% to 80% of patients receive the drug at any given point in time. When LD/CD is taken orally, levodopa crosses into the brain through the "blood-brain barrier" and is converted into dopamine. The resulting increase in the brain's dopamine concentration improves nerve conductivity and helps control the motor symptoms associated with Parkinson's disease. The addition of carbidopa allows lower doses of levodopa to be used by preventing the breakdown of levodopa into dopamine before levodopa crosses into the brain.

One major limitation of oral administration of LD/CD is that it results in highly variable and fluctuating levels of levodopa in the plasma. When LD/CD is administered orally, levodopa is absorbed actively through amino acid receptors in the gastrointestinal tract and competes for necessary receptors with amino acids from food and from carbidopa. Therefore, the absorption of levodopa is erratic and its bioavailability is relatively low. Only 30% of it enters the blood stream; thus, by the time the levodopa reaches the brain, it has a significantly reduced drug concentration than when it was administered. In addition, levodopa is also known for its short half-life of approximately 50 to 90 minutes, which means that approximately three to four hours after a single dose, almost none of the drug remains in the plasma. Due to the short half-life, patients are required to take multiple LD/CD doses daily. This results in sharp fluctuations in levodopa levels, which in turn causes concomitant sharp fluctuations in brain-dopamine levels shortly after oral levodopa ingestion. When brain-dopamine levels are excessive, motor complications, such as dyskinesia, occur. Such motor complications occur at increasing levels as the disease progresses: 20% of Parkinson's disease patients develop motor complications and "off time" within six months of diagnosis, 50% after 18 months and almost all patients suffer from motor complications, with up to six hours of "off" time within two to five years. The fluctuations in brain-dopamine levels due to the oral administration of levodopa result in the erratic "off" and "on" periods shown in the figure below. This figure also demonstrates the narrowing of the therapeutic window over time, i.e. higher doses are needed to turn a patient "on" but may also cause dyskinesia.

There are three main stages of Parkinson's disease: mild, moderate and severe. According to MEDACorp, Inc., Ltd., patients suffering from moderate to severe Parkinson's disease constituted approximately 60% of all Parkinson's disease patients in 2011.

Mild Parkinson's disease

Early-stage patients who suffer from mild Parkinson's disease may experience shaking in the hands or fingers, slowness in movement and stiffness in the muscles. In this stage of Parkinson's disease, the brain still produces some base level of dopamine. Such patients are generally treated with one or more of these forms of treatment: oral drugs (delivered in the form of pills) such as MAO inhibitors, which help block the breakdown of dopamine in the brain; dopamine agonists (most of which are oral drugs), which activate dopamine receptors; or relatively low-dose LD/CD complementation therapy. Oral drugs are effective in reducing motor symptoms associated with mild Parkinson's disease. However, as the disease progresses, such drugs provide only modest symptomatic improvements and additional therapeutic approaches are needed, mainly consisting of higher doses of LD/CD.

Moderate Parkinson's disease

Within two to five years from the diagnosis of Parkinson's disease, the disease progresses to the moderate stage when, despite optimized LD/CD therapy, patients develop motor complications, i.e., more frequent daily "off" time causing limited mobility. At this stage of the disease, performing normal physical tasks becomes more difficult for such patients due to increased "off" time and dyskinesia. In addition, patients at this stage begin to suffer from morning akinesia. Patients with moderate Parkinson's disease are dependent on, and typically treated with, high doses of LD/CD. For example, patients may receive extended-release tablets of dopamine agonists in order to treat the symptoms of Parkinson's disease. One such extended-release tablet, Mirapex ER, had annual peak sales of $700 million worldwide.

Severe Parkinson's disease

As the Parkinson's disease progresses to the severe stage, patients' therapeutic window narrows. Patients in this stage experience extended "off" time and, as a result of frequent doses of LD/CD, frequent and severe dyskinesia, causing a small subset of these patients to become bedridden or require a wheelchair. Over time, patients who have ceased to respond to oral LD/CD therapy must either live with such conditions or undergo invasive surgical procedures to try to control or minimize motor complications. The primary existing treatments for patients who suffer from severe Parkinson's disease require surgical intervention. These include deep brain stimulation, or DBS, which involves inserting electrodes into the brain, or LCIG, which requires gastrointestinal surgery. We estimate that approximately 700,000 patients who suffer from severe Parkinson's disease globally do not receive such advanced Parkinson's disease treatments.

According to Transparency Market Research, the 2012 global DBS device market size for Parkinson's disease, excluding surgical costs, was approximately $500 million. DBS is a highly invasive procedure that involves open-brain surgery with local anesthesia applied to numb the scalp, during which electrodes are implanted into the brain and connected to a small electrical pulse generator that can be externally programmed. Once in place, electrical impulses are sent from the device to the brain. These impulses block the electrical signals that cause tremors and other Parkinson's disease symptoms. Studies have shown that DBS is effective in reducing tremors, stiffness, some walking problems and other movement-interfering symptoms in patients who undergo the DBS procedure. Nonetheless, DBS involves extreme risks, including coma, seizures, speech loss, cognitive deficits, infection and bleeding in the brain, which can cause stroke-like symptoms. Patients who undergo DBS are also required to have additional surgeries every three to five years in order to replace the battery. The complexity and related risks of this invasive procedure preclude physicians from referring older patients, and nearly 52% of Parkinson's disease patients who receive referrals to undergo this procedure are turned down. According to a 2012 study by the Association of American Medical Colleges, there are approximately 14,000 neurologists and geriatricians in the United States and, based on a an article titled "Neurology Residency Training in Europe—the Current Situation" in the April 2011 issue of the European Journal of Neurology along with publicly available data from the British Geriatrics Society, we estimate that there are approximately 35,000 neurologists and geriatricians in Europe, in each case, that we believe may treat patients who suffer from moderate Parkinson's disease. We further believe, based on information from leading physicians, that there are an estimated 1,500 physicians in each of the United States and Europe that may treat patients who suffer from severe Parkinson's disease.

Similarly, Duodopa, currently only available outside of the United States, with sales of $178 million for the year ended December 31, 2013, is a high dose LCIG product that is undergoing clinical trials in the United States under the name Duopa. Duodopa is administered into the duodenum via a permanent tube that is surgically inserted into the duodenum. Surgery for treatment with Duodopa involves general anesthesia and significant costs requiring gastrointestinal surgery. Patients receiving this form of treatment face potential complications, such as connector leakage, dislocation or movement of the intestinal tube, wound infection or peritonitis. In addition, patients must continuously carry a large, bulky shoulder-worn pump attached to their duodenum during the day. Duodopa is designed for continuous 16-hour administration of a gel form of high-dose LD/CD. Patients usually remove the pump at night, which affects quality of sleep and results in morning akinesia. Such complications and restrictions acutely limit the patients' day-to-day activities and prevent many of the patients from having this treatment.

Our Solutions for Parkinson's Disease

We believe we are the first company to develop liquid formulations of LD/CD, enabling continuous subcutaneous administration to more effectively treat Parkinson's disease. Our formulations, based on existing drugs enable the administration of drugs, which are currently either delivered orally and have low bioavailability, or through routes requiring surgical intervention, to be administered continuously and subcutaneously. Our Parkinson's disease product candidates are designed to provide a steady state therapeutic level of levodopa or apomorphine via continuous 24-hour administration. We expect these product candidates to reduce the debilitating "off" time that Parkinson's disease patients typically experience and to improve patients' quality of life by significantly ameliorating motor and non-motor complications, while also giving patients who suffer from severe Parkinson's disease an alternative to surgery.

Our Parkinson's disease product candidates are drug-device combination products, with distinct devices and varying LD/CD or apomorphine concentrations and dosages that are tailored to treat certain populations of Parkinson's disease patients. See "—Parkinson's Disease Product Candidates—Our Liquid LD/CD Formulations: ND0612L, NDO612H and NDO680—Delivery devices." To further the clinical development of our product candidates, the MJFF awarded us $1.0 million grants in each of 2010 and 2013.

Severe Parkinson's Disease: ND0612H

We are developing ND0612H for the treatment of patients suffering from severe Parkinson's disease and for whom oral drugs are no longer effective. ND0612H is designed to be more effective therapy than oral LD/CD and offers a safe and effective alternative to surgery and other highly invasive and complicated treatments such as DBS and LCIG. ND0612H is designed to provide continuous subcutaneous delivery of an adjustable dose LD/CD formulation in order to reduce the motor complications associated with orally administered LD/CD by maintaining controlled and steady plasma levodopa concentration levels between 1,500 and 2,000 ng/ml, which are currently achieved only with Duodopa. Like ND0612H, ND0612L is designed to allow LD/CD over night to avoid morning "off" time and improve sleep quality. Furthermore, unlike Duodopa's 16-hour, duodenal administration by way of a large shoulder-worn pump, ND0612H's 24-hour, subcutaneous administration by way of a more convenient and smaller belt-pump resembles the administration of insulin to diabetic patients.

Moderate Parkinson's Disease: ND0612L

We are developing ND0612L for the treatment of patients at the moderate stage of Parkinson's disease that can no longer effectively control motor complications with oral levodopa. Each dose of ND0612L is designed to be continuously administered to such patients for a 24-hour period via the Crono ND belt pump. ND0612L is designed to administer approximately 40% of the maximum daily levodopa dosage delivered by ND0612H. By maintaining a steady plasma levodopa concentration between 700 and 1,000 ng/ml, we aim to reduce dyskinesia and "off" periods and to improve sleep quality. In addition, we are designing ND0612L to allow patients to receive LD/CD overnight. We expect that ND0612L will serve as a second-line therapy for patients suffering from moderate Parkinson's disease and may be used as an adjunct or mono-therapy.

Our Other Solutions for Parkinson's Disease

We are developing ND0680 for the treatment of a small subset of severe Parkinson's disease patients whose symptoms have advanced to a more severe stage, requiring even higher doses of LD/CD than ND0612H is designed to provide. ND0680 contains a very concentrated formulation of LD/CD and is expected to be administered via a wearable belt pump to the duodenum. ND0680 is designed to provide a number of advantages over Duodopa's LCIG treatment, in particular: (i) 24-hour treatment compared to Duodopa's 16-hour treatment, (ii) administration at smaller volumes and higher concentrations, and (iii) administration via a smaller belt pump identical to the pump used for ND0612L, instead of Duodopa's larger shoulder-worn pump.

We have also designed ND0701, an apomorphine-based product candidate designed to offer a next-generation alternative to the continuously administered apomorphine product currently approved and sold outside the United States in order to significantly improve local tolerability and allow a much lower daily administration volume. ND0701, for patients who suffer from Parkinson's disease, may be used mostly by patients who do not respond well to LD/CD. ND0701 is administered via CRONO ND belt pump. See "— Parkinson's Disease Product Candidates — ND0701."

Our Cognition Disorders Product Candidate

We are also developing a product candidate, ND0801, to treat cognition disorders associated with CNS diseases, such as ADD/ADHD, Alzheimer's disease and schizophrenia. ND0801's reformulation is designed to be a safe and non-addictive nicotine-based treatment administered via a transdermal patch. See "— Cognition and our ND0801 Product Candidate."

Our Competitive Strengths

The products we develop leverage our expertise in our proprietary reformulating methodology and clinical experience to create new, best-in-class therapies targeting Parkinson's disease and other CNS disorders.

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    Expertise in proprietary reformulation of existing drugs for clinically superior benefits.  We primarily focus on developing proprietary liquid reformulations of orally administered drugs for CNS diseases whose efficacy is limited by the current routes of administration. Our expertise has enabled our research and development team to develop proprietary formulations for continuous 24-hour subcutaneous administration of LD/CD for the first time. For Parkinson's disease, we leveraged our expertise to create what we believe are the only viable liquid formulations of LD/CD that can be continuously administered to patients in order to overcome oral LD/CD fluctuations that lead to "off" time, dyskinesia and other side-effects.

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    Lower development risks and costs for our pipeline products.  We believe that our focus on developing product candidates based on reformulations of existing drugs will decrease our development and regulatory risks and allow us to develop our products in a cost-effective manner compared to novel drug development. By developing therapies based on reformulations of already approved drugs, we plan to pursue abbreviated regulatory approval pathways through a 505(b)(2) or comparable pathway. These pathways provide an accelerated, lower-cost and lower risk timeline to drug approval. On April 10, 2012, during our pre-IND meeting, the FDA's Division of Neurology Products stated that ND0612L would be eligible for the submission of a 505(b)(2) regulatory pathway application.

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    Comprehensive product pipeline for the treatment of Parkinson's disease.  Our product pipeline is focused on developing drugs for a significant portion of the Parkinson's disease population. We currently have product candidates aimed at treating patients suffering from moderate to severe Parkinson's disease. In 2011, approximately 60% of the Parkinson's disease patient population suffered from moderate to severe Parkinson's disease, representing a significant market where we believe we are well positioned to become the new best-in-class standard of care.

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    Strong intellectual property position.  We have over 10 years of experience and know-how in reformulating existing drugs. We have a robust intellectual property portfolio that includes our four patent families covering our novel LD/CD formulations. We have currently been granted eight patents, including patents in Australia, Japan, Mexico, New Zealand, South Africa and the United States. Our existing patents will expire between 2030 and 2031 for our LD/CD product candidates and between 2028 and 2031 for our nicotine-based product candidate. We have over 45 pending patent applications worldwide, which include applications that, if approved, will expire in 2035. Additionally, if our product candidates are approved under 505(b)(2), we expect they will enjoy at least three years of market exclusivity in the United States. In Europe, if our product candidates are developed and approved based on a complete, free-standing marketing authorization dossier, we may benefit from eight years' data exclusivity in respect of data that we generate followed by two years' market exclusivity for our product during which regulators can review generic applications but the generic product cannot launch.

Our Growth Strategy

Our goal is to discover, develop and commercialize best-in-class standard of care treatments based on reformulations of existing drugs for CNS diseases. Key elements of our strategy are to:

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    Develop our Parkinson's disease product candidates as the best-in-class treatment options in their category.  We are currently pursuing regulatory approval of our four Parkinson's disease product candidates: ND0612H, ND0612L, ND0680 and ND0701. We intend to continue developing our liquid LD/CD-based treatments for patients suffering from moderate to severe Parkinson's disease and our liquid apomorphine-based product candidate, ND0701, for the treatment of patients suffering from severe Parkinson's disease who may not respond well to LD/CD. We intend to continue developing these product candidates through our clinical trials in order to become the new best-in-class standard of care for a large majority of patients suffering from Parkinson's disease.

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    Leverage our expertise in proprietary reformulation of existing drugs and delivery technologies to treat other CNS diseases that are limited by the oral administration of drugs.  We plan to develop product candidates for other CNS diseases by applying our expertise in reformulating existing drugs, which will allow us to alter the means of administration of such drugs. We believe that reformulated drugs administered via non-oral routes will allow us to overcome the limitations associated with the oral administration of drugs for the treatment of CNS diseases other than Parkinson's disease. We have identified several other diseases, for which the efficacy of treatment is limited by orally administered drug therapies, which would allow us to expand into new markets. For example, we are currently developing ND0801 to treat cognitive disorders associated with CNS diseases, such as ADD/ADHD.

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    Selectively seek and evaluate potential partnership opportunities.  We will continue to seek and evaluate partnership opportunities that would allow us to obtain financial support and to capitalize on the expertise and resources of our potential partners, which could accelerate the development and commercialization of our drug candidates. Where we deem appropriate, we plan to retain certain rights to participate in the development of drug candidates and commercialization of potential drugs arising from our programs, so that we can expand and capitalize on our own reformulation expertise and build commercialization capabilities.

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    Expand our product candidates and research in order to seek a method of reducing the progression of Parkinson's disease.  In the future, we may expand our therapies to treat patients suffering from mild Parkinson's disease, enabling us to treat the entire Parkinson's disease patient population while potentially reducing the progression of the disease. If we are successful in commercializing our product candidates, we may conduct large, more expensive clinical trials in order to study the effect of our products on reducing the progression of Parkinson's disease. By expanding into mild Parkinson's disease, our product pipeline would represent a comprehensive portfolio addressing the entire Parkinson's disease patient population.

Parkinson's Disease Product Candidates

Our Liquid LD/CD Formulations: ND0612H, ND0612L and ND0680

ND0612H, ND0612L and ND0680 are each designed to administer varying concentrations and dosages of our proprietary liquid formulations of LD/CD to treat certain populations of Parkinson's disease patients.

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    ND0612H is designed to be a safe and effective alternative to surgical intervention by offering continuous 24-hour subcutaneous administration of an adjustable dose LD/CD formulation, allowing administration of LD/CD for the treatment of patients who suffer from severe Parkinson's disease. ND0612H is being developed for patients who suffer from severe Parkinson's disease and for whom neither oral administration of LD/CD nor ND0612L can provide sufficient levodopa to treat their symptoms. These patients face treatment options that include continuous, subcutaneous apomorphine administration, which is associated with numerous adverse effects, or treatments that require highly invasive surgical interventions, such as DBS or LCIG. We are designing ND0612H, administered via the CRONO Twin ND belt-pump (described below), to become a first-line treatment alternative for such patients. Depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in Europe and the United States for ND0612H by the first half and second half of 2018, respectively.

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    ND0612L is designed to significantly reduce "off" time and dyskinesia compared to the current standard of care by offering continuous 24-hour subcutaneous administration of a fixed dose of LD/CD. ND0612L is being developed primarily for the treatment of patients who suffer from moderate Parkinson's disease. ND0612L is designed to administer approximately 40% of the maximum daily levodopa dosage delivered by ND0612H. We are currently administering ND0612L in clinical trials utilizing the CRONO ND belt-pump (described below). Depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in the United States and Europe for ND0612L by the second half of 2018. We are also working with our third-party medical device manufacturers on a smaller, next-generation patch-pump device for use with ND0612L in the future.

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    ND0680 is designed to offer an improved, next-generation, more convenient alternative to the currently available LCIG product for the small subset of severe Parkinson's disease patients who require exceptionally high LD/CD doses, which cannot be achieved with oral LD/CD or ND0612H. ND0680 contains a highly concentrated formulation of LD/CD and is expected to be administered with the CRONO ND belt pump via the duodenum. We first expect to target patients who have already undergone surgery for LCIG treatment, such as Duodopa, and who seek a similar but less burdensome product. Later, we expect to target patients who have yet to undergo surgery. We expect to seek approval to initiate clinical trials in Europe for ND0680 in the second half of 2015, and depending on the results of our clinical trials and the regulatory approval process, we expect to receive marketing approval in Europe for ND0680 in the second half of 2017.

Our expectations above regarding the timing of marketing approval for our product candidates are preliminary estimates since each is in an early stage of clinical development.

Delivery devices

Both the CRONO ND and CRONO Twin ND belt pumps are manufactured by a cGMP-certified, third-party medical device manufacturer. The CRONO ND belt pump has been "CE" marked in accordance with EU law and will be submitted for regulatory approval in the United States as the device component of the ND0612L drug-device combination product. Similarly, the CRONO Twin ND belt pump's design has been "CE" marked in accordance with EU law and will undergo a drug-device combination approval process in the United States. See "Business — Government Regulation."

CRONO ND.    CRONO ND is a simple-to-operate, fixed-dose belt pump that operates 24 hours a day and can be preprogrammed to the desired delivery profile of LD/CD. This device is used to administer our ND0612L and ND0680 drug formulations. CRONO ND consists of two parts: a preprogrammed pump device that regulates the delivery rate of the drug, and a single-use, disposable cartridge, which holds our liquid reformulation of LD/CD and which is connected to an infusion tube. For ND0612L, the CRONO ND infusion tube is attached to a small disposable cannula, or flexible needle, positioned to subcutaneously deliver LD/CD to the patient. The disposable cartridge and needle are discarded and replaced by the patient daily. For ND0680, CRONO ND can be attached to surgically placed tubing connected to the small intestine through the same or a similar type of trans-abdominal port used to administer Duodopa, allowing for intra-duodenal administration of our reformulated LD/CD. We believe that the CRONO ND tubing design is interchangeable with, and is considerably smaller than, the tubing used to administer Duodopa, while allowing for 24-hour drug delivery unlike the device associated with Duodopa.

CRONO Twin ND.    CRONO Twin ND is also a simple-to-operate, adjustable belt pump. The durable belt pump fits into a case that can be attached to a patient's belt and shares the same characteristics of the CRONO ND, in that it is preprogrammed to pump LD/CD subcutaneously for 24 hours a day through a small tube connected to the disposable cartridge. However, the CRONO Twin ND belt-pump delivers LD/CD subcutaneously through two insertion points, allowing administration of up to 2.6 times more levodopa than CRONO ND.

Second-Generation Patch Pump.    We have engaged a third-party firm to design and manufacture a patch pump that will replace the CRONO ND belt pump for the administration of ND0612L. The patch pump would be worn directly on the skin underneath a patient's clothing and preprogrammed to subcutaneously deliver our reformulated LD/CD, 24 hours a day without requiring further attention from the patient. The patch pump will be a smaller and even more convenient device than CRONO ND, with similar characteristics: a single-use portion, from which the cannula is placed under the skin, and a durable portion, which controls and regulates the administration of the drug.

Preclinical trials

Our preclinical trials for ND0612L have shown a positive, linear, correlation between the subcutaneous doses of LD/CD and plasma levodopa concentrations. The variability of plasma concentrations attained by subcutaneous administration is significantly less than that obtained with oral LD/CD administration, providing more reliable, predictive and constant plasma levodopa concentration. Preclinical trials demonstrated a dose-response correlation between ND0612L and plasma levodopa concentrations.

We have also conducted a nonclinical study of ND0612L for 28 consecutive days on pigs. The study was carried out on 18 pigs divided into three equal groups of three male and three female pigs. Group one acted as control and received the placebo, while groups two and three received two different doses of ND0612L. The primary endpoint was ND0612L's local and systemic toxicity when administered by continuous subcutaneous infusion. No signs of systemic toxicity were observed during the study and local reactions at the administration site were rare, minimal and sporadic.

We are currently conducting a 90-day, local tolerability and toxicity study in minipigs to evaluate local reaction to long-term exposure to ND0612H and ND0612L. We expect to receive results from this trial in the second half of 2014. In our pre-IND meeting with the FDA, it was agreed that this would serve as the preclinical requirement for an NDA submission.

Clinical trials

To date, we have completed the following clinical studies for ND0612L using the CRONO ND belt-pump device design:

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    Phase I and Phase Ib — Israel.  We conducted a Phase I, single dose, 24-hour continuous administration, single-center, randomized, double-blind, placebo-controlled dose escalation study to evaluate the safety, tolerability and plasma levodopa concentration following continuous subcutaneous delivery of LD/CD in 36 healthy subjects for one day. The subjects were divided into six equal groups, receiving LD/CD at a rate of (i) 80 µl/h; (ii) 120µl/h; (iii) 160 µl/h; (iv) 200 µl/h; (v) 200µl/h using a shorter cannula infusion; or (vi) 240 µl/h. The primary endpoint was the drug's safety and tolerability and its pharmacokinetic attributes under each rate of infusion. Data showed that the plasma levodopa levels increased linearly with the dose. The following chart shows mean plasma levodopa concentrations at varied doses of LD/CD from 15 to 24 hours after infusion. Pursuant to the design of the study, the infusion occurred at hour zero but the plasma sampling commenced at hour 15. For the purposes of this chart, we combined the two groups of patients who received LD/CD at the rate 200 µl/h and 200µl/h using a shorter cannula infusion as there was no statistical difference in the mean LD plasma concentrations of these patients.

  A continuation study of the Phase I trial was subsequently conducted as a Phase Ib study on an additional 18 healthy male volunteers to evaluate three additional doses. The subjects were divided into three equal groups of six patients, receiving either (i) 5%/1.25% LD/CD at a rate of 240 µl/h for 24 hours; (ii) 6%/1.5% LD/CD at rates of 240 µl/h for 16 hours and 80 µl/h for 8 hours; or (iii) 6%/1.5% LD/CD at a rate of 240 µl/h for 24 hours with oral entacapone administered every two hours for 10 hours. The primary endpoint was the drug's safety and tolerability and the pharmacokinetic attributes of a specific dose and rate of infusion. ND0612L demonstrated good tolerability and safety at each tested rate. Additionally, adverse local response was minor, typical to other continuously subcutaneously administered drugs.

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    Phase IIa — Israel.  We conducted a Phase IIa, single dose, 24-hour continuous administration, single-center, randomized, double-blind, placebo-controlled, cross-over study on eight subjects with moderate Parkinson's disease. The eight subjects were randomly treated with either placebo or ND0612L continuously for twenty-four hours. One week later, the same eight subjects switched to the other treatment (e.g., patients who had previously received placebo were treated with ND0612L) and received such treatment continuously for twenty-four hours. The primary endpoint was the pharmacokinetic attributes of the plasma concentrations of levodopa following subcutaneous delivery of ND0612L, and the secondary endpoint was the safety and tolerability of ND0612L compared to saline. The preliminary data showed that subcutaneous delivery of ND0612L achieved steady-state plasma levodopa concentrations ranging from 700-1,000 ng/ml (which is estimated to be within the typical therapeutic range). Additionally, fluctuations in plasma levodopa concentration were significantly reduced. The chart below compares the mean plasma levodopa concentrations in subjects treated either with ND0612L or a saline solution. All patients received Stalevo, an orally administered triple combination drug that includes levodopa, carbidopa and entacapone. The addition of carbidopa and entacapone extends the half life of levodopa. Continuous administration of ND0612L resulted in subjects having a higher mean plasma levodopa concentration than the control group.

Current and future clinical trials with ND0612H and ND0612L

On April 10, 2012, we held a pre-IND meeting with the FDA. In this meeting, the FDA stated that ND0612L was eligible for the submission of a 505(b)(2) regulatory pathway application, which allows expedited regulatory approval with reduced clinical trials, see "Business — Government Regulation — United States — Section 505(b)(2) NDAs." The FDA also provided a clinical trials framework that would allow a 505(b)(2) submission for ND0612L. We intend to meet with the FDA in the second half of 2014 to confirm our clinical developmental plan for ND0612H. Similarly, we intend to have preliminary discussions with the EMA seeking scientific advice on our product candidates in order to expedite the marketing approval process in Europe.

The clinical trials and regulatory development of ND0612H and ND0612L partly overlap as both products have similar reformulations of the same active drug substance, LD/CD. Accordingly, we have planned the following clinical trials and are currently discussing the following clinical plan with regulatory agencies in the United States and Europe:

STUDY	ESTIMATED COMPLETION DATE	POPULATION TYPE*	DESIGN**	NO. PATIENTS	PRIMARY ENDPOINT	TREATMENT DURATION
Clinical Development of ND0612H

Phase IIa***	Second half 2014	PD with motor complications	Open	16	Pharmacokinetic attributes Dose finding	Five days

Phase II	First half 2016	PD with at least 2.5 hours of "off" time per day and symptoms not being adequately controlled	Open	30	Efficacy	Two to four weeks

Pivotal Phase III	Second half 2017	PD with at least 2.5 hours of "off" time per day and symptoms not being adequately controlled	DB	80 - 120	Efficacy	16 weeks

Safety follow-up	Second half 2017	PD with motor complications	Open	50 to 150	Local safety	Six to 12 months

Clinical Development of ND0612L

Phase II	Fourth quarter 2014	PD with motor complications	DB	30	Pharmacokinetic attributes Dose adjustments Safety	Two to Three weeks

Phase IIa***	Second half 2014	PD with motor complications	Open	16	Pharmacokinetic attributes Dose finding	Five days

Pivotal 1 Phase III	First half 2017	PD with at least 2.5 hours of "off" time per day	DB	240 - 360	Efficacy	Six weeks

Pivotal 2 Phase III	First half 2017	PD with at least 2.5 hours of "off" time per day	DB	360	Efficacy	12 weeks

Safety follow-up	First half 2017	PD with motor complications	DB	50 to 150	Local Safety	Six to 12 months

  *
  "PD" stands for patients suffering from Parkinson's disease.

  **
  "DB" stands for double-blind study.

  ***
  Evaluates both ND0612H and ND0612L.

Ongoing Studies

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Phase II — Israel.  In January 2014, we commenced enrollment and treatment in a randomized, placebo-controlled, double-blind study of 30 subjects with Parkinson's disease, who suffer from moderate to severe Parkinson's disease. The purpose of this study was to examine safety, tolerability, LD/CD plasma levels (pharmacokinetics) and efficacy end points following subcutaneous delivery of ND0612L. The study design included two treatment periods. In the first period, all patients received optimized, current standard of care, or SOC, and either ND0612L or placebo as an add-on for 14 days. After 14 days, patients were asked to voluntarily enroll in the second period, an additional week, in which they were randomized to receive either ND0612L alone or ND0612L with oral entacapone. All parameters were compared to the patients' baseline SOC and between groups.

We expect results for this Phase II trial to be available in the fourth quarter of 2014.

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Phase IIa — Israel and the United States.  In August 2014, we commenced enrollment and treatment in multicenter, open-label, dose-finding Phase IIa study of 16 subjects, with motor complications caused by

  Parkinson's disease. On April 29, 2014, we submitted an IND application to the FDA in order to allow us to also recruit patients and operate this study in the United States. On June 13, 2014, we received a letter from the FDA providing that, prior to commencing this study in the United States, we accelerate our planned extractable and leachable analysis and provide additional information related to the safety, accuracy, delivery and software of the devices we intend to use in the study (and which are not currently approved in the United States) or switch to an older model of the device that we have used in previous trials (and which is already approved in the United States). The extractable and leachable analysis is used to determine whether there is an interaction between the device components and ND0612H and ND0612L drug products. We expect to complete this analysis and submit the device-related information in the fourth quarter of 2014. To the extent we obtain FDA approval of our IND prior to the completion of enrollment of this study, we may choose to recruit U.S. patients in this study.

  The primary endpoints are to assess the safety, tolerability and pharmacokinetics of six dose regimens of ND0612H and ND0612L; to compare the levodopa pharmacokinetics of the patient's standard oral doses of LD/CD and six dose regimens of either ND0612H or ND0612L, including high and low concentrations of carbidopa and the concomitant administration of oral entacapone; and to determine if the infused dose provides an "on" response. Subjects will be treated for five days. We anticipate results in the second half of 2014.

Planned Studies

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Pivotal 1 Phase III - ND0612L — United States and Europe.  We plan to initiate a multicenter, double-blind, placebo-controlled, Phase II/III study of 240 to 360 subjects with Parkinson's disease, who experience at least 2.5 hours of "off" time per day. We expect this study to commence during the second half of 2015. The purpose of the study is to assess the efficacy, safety, tolerability and pharmacokinetics of one or two doses of ND0612L in patients suffering from moderate to severe Parkinson's disease. Subjects will be treated for six weeks. The primary endpoint is the reduction of "off" time. The co-secondary endpoints are the effect on dyskinesia and quality of life. Additional exploratory endpoints include non-motor functions. We expect results in the first half of 2017.

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Pivotal 2 Phase III - ND0612L — United States and Europe.  We plan to initiate a multi-center, double-blind, placebo-controlled, randomized pivotal Phase III study of approximately 360 subjects with Parkinson's disease, who experience at least 2.5 hours of "off" time per day. We expect this study to commence during the second half of 2015. The purpose of this study is to assess the efficacy, safety, tolerability and pharmacokinetics of one dose of ND0612L in patients suffering from moderate to severe Parkinson's disease. Subjects will be treated for twelve weeks and will be separated into three treatment groups in a 1:1:1 ratio, with all patients remaining on their standard LD/CD dose: (i) placebo; (ii) active comparator; and (iii) continuous subcutaneous infusion of ND0612L. The primary endpoint is the reduction of "off" time. The co-secondary endpoints are the effect on dyskinesia and quality of life. Additional exploratory endpoints include non-motor functions, such as cognition. We expect results in the first half of 2017.

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Phase II - ND0612H — United States and Israel.  We expect to commence a multicenter, open-label Phase II study of approximately 30 subjects, with Parkinson's disease, who experience at least 2.5 hours of "off" time per day and whose symptoms are not adequately controlled. We expect this study to commence in the second half of 2015. The primary endpoints are to assess the effect of one to two doses of ND0612H on "off" time and dyskinesia in comparison to standard LD/CD therapy. Subjects will be treated for two to four weeks and will provide self-assessments related to their "off" time and dyskinesia. We anticipate results in the first half of 2016.

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Pivotal Phase III - ND0612H — United States and Europe.  We plan to initiate a replacement Phase III multi-center, double-blind, double-dummy placebo-controlled randomized study of approximately 80 to 120 patients suffering from severe Parkinson's disease. Subjects must experience at least 2.5 hours of "off" time per day and their symptoms must not be adequately controlled with optimized medical therapy. We expect to commence this study during the second half of 2016. The purpose of this study is to assess the efficacy, safety, tolerability and pharmacokinetics of one dose of ND0612H versus standard oral treatment in patients suffering from severe Parkinson's disease. Subjects will be randomized in a 1:1 ratio of ND0612H to standard oral LD/CD administration with both groups titrated to an optimal state. The primary endpoint is the reduction of "off" time, while the secondary endpoint is troublesome dyskinesia. Exploratory endpoints are an assessment of the effect of ND0612H's continuous infusion on non-motor features such as cognition. We expect results in the second half of 2017.

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Safety Follow-up Studies - ND0612H and ND0612L — United States and Europe.  We plan to initiate a multicenter, open extension studies of each of ND0612H and ND0612L, to follow between 50 and 150 subjects respectively who participated in our earlier Phase II and III clinical trials in order to assess the long-term safety, particularly dermal safety, of continuous subcutaneous infusion of ND0612H and ND0612L. We expect these safety follow-up studies to commence in the second half of 2015 and to last approximately six to 18 months.

Clinical development and overall safety assessment

Based on our clinical trials to date, there was no increased pattern in the type, severity or frequency of adverse events, with patients primarily experiencing mild and transient side effects. Examination of the skin at the application site revealed temporary, circumscribed, firm areas under the skin, varying in size from a pinhead to one square centimeter, which were noted only upon deep palpation and were not associated with pain or discomfort. Other safety parameters, including physical examination, vital signs and electrocardiograms did not reveal any notable issues or differences between study groups.

Bioequivalence Studies

We initially plan to seek marketing authorization in Europe based on our planned bioequivalence trials for both ND0612H and ND0680:

        ND0612H

  If the European regulatory authorities accept our bioequivalence approach to the development of ND0612H, we may receive approval in Europe earlier than expected for ND0612H.

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    Bioequivalence Phase IIa — Europe and Israel.  We have initiated preparations for an open-label, Phase IIa study of up to 20 healthy volunteers. We expect this study to commence in the first half of 2015. The primary endpoint is to define the bioequivalent dose of the LD/CD plasma concentrations of ND0612H compared to Duodopa. We expect results in the second half of 2015. Depending on the regulatory development of Duodopa in the United States and the results of this trial, we may conduct additional studies in the United States.

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    European Regulatory Bioequivalence.  We plan to initiate an open-label, bioequivalence study of 20 to 40 healthy volunteers. We expect to commence the study in the second half of 2015. The purpose of the study is to compare the bioequivalence of ND0612H with that of Duodopa. We expect results in the first half of 2016.

        ND0680

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    European Regulatory Bioequivalence.  We plan to initiate an open-label, bioequivalence study for approximately 20 patients suffering from severe Parkinson's disease. We expect to commence the study in the second half of 2015. The purpose of the study is to compare the pharmacokinetics of the continuous duodenal infusion of ND0680 with that of Duodopa. We anticipate that the treatment duration of this study will be from four to six days. We expect results in the second half of 2016.

ND0701

ND0701 is designed to offer a next-generation alternative to an existing continuously administered apomorphine product, which is currently approved and sold outside the United States. ND0701 is for severe Parkinson's disease patients who may not respond well to LD/CD, but who do respond well to apomorphine, an alternative drug used to treat Parkinson's disease. The currently available apomorphine product has several limitations, including local side effects such as pain and nodules, and the need for assistance from a caregiver or healthcare provider to administer the drug. Based on our preclinical studies, ND0701 has improved local tolerability and requires as little as one-seventh of the standard daily volume of currently prescribed apomorphine to achieve therapeutic levels.

The same CRONO ND belt pump used to administer ND0612L is used to continuously administer ND0701 for 24 hours a day. This drug-device combination will allow for greater mobility and convenience of patients, while substantially reducing the pain associated with currently available subcutaneous apomorphine-based treatment. We expect to seek approval to initiate clinical trials in Europe for ND0701 in the second half of 2015.

Preclinical trial

We have conducted multiple preclinical studies and based on such studies, including histological and MRI evaluations, the pharmacokinetics of ND0701 and the commercial apomorphine-HCl solution, Apo-Go, are equivalent. Also, ND0701 has favorable local safety, even when administered at concentrations five times higher than Apo-Go.

Planned and future clinical trials

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    European Regulatory Bioequivalence.  We plan to initiate an open-label, bioequivalence study of approximately 20 patients suffering from severe Parkinson's disease. We may also conduct the study in healthy volunteers, which we believe would shorten development timelines significantly. We are seeking the advice of the regulatory authorities in Europe regarding this possibility. We expect to commence the study in the second half of 2015. The purpose of this study is to compare the pharmacokinetics of the continuous subcutaneous infusion of ND0701 with that of apomorphine. We anticipate that the treatment duration of this study will be from four to six days. We expect that results of this study will be available in the second half of 2016.

Cognition and our ND0801 Product Candidate

We are also developing a product candidate, ND0801, to treat cognition disorders associated with CNS diseases, such as ADD/ADHD, Alzheimer's disease and schizophrenia. Cognition refers to mental processes and brain functions that involve one's ability to learn, understand and remember information; to organize, plan and problem-solve; to focus, maintain and shift attention; and to understand and use language. The therapeutic drugs most commonly used to treat the symptoms associated with ADD/ADHD are stimulants, such as Ritalin and Adderall, which have significant abuse and misuse potential because their use is associated with severe psychological or physical dependence. Non-stimulant drugs may also be prescribed to treat the symptoms associated with ADD/ADHD, although the significant side effects of such drugs, including fatigue, decreased appetite, sexual problems, palpitations, increased heart rate and high blood pressure, have limited their use.

To treat cognition disorders associated with CNS diseases, we are developing ND0801, a non-addictive treatment, which is a combination of nicotine and opripramol. We are currently testing ND0801 to be administered via a transdermal patch for the treatment of ADD/ADHD, but we may consider treating other cognition disorders associated with Alzheimer's disease, schizophrenia or Parkinson's disease with this product candidate, as well. For ADD/ADHD, we believe our nicotine-based treatment will eliminate the side effects associated with the current standard of care, which are addiction and toxicity.

Preclinical studies and development

We have conducted preclinical studies to examine the effect of opipramol on nicotine addiction in animals. In one such study, we tested the effect of opripramol on the withdrawal symptoms associated with nicotine. This study consisted of eight separate groups with either six or seven subjects per group: group 1 received a saline solution for nine days and served as the control group; group 2 received nicotine for seven days; groups 3 and 4 received opripramol for ten days; groups 5 and 6 received opripramol and nicotine for seven days and just opripramol one day prior and one day after co-administration with nicotine; and groups 7 and 8 received nicotine for seven days and opripramol on the eighth day. Per our examination of the subjects following the end of nicotine administration, we determined that daily oral administration of opipramol with nicotine materially reduces the occurrence of nicotine withdrawal symptoms 23-24 hours after ceasing nicotine administration. In another preclinical study, we injected nicotine into rats, which produced a typical 1.5 degree reduction in the rats' body temperature. Following controlled, repeated injections, the effect of nicotine on the rats' body temperature was significantly reduced overtime. In contrast, repeated injections of a combination of nicotine and opipramol maintained nicotine's effect on body temperature.

Clinical trials

We have also conducted an open-label Phase IIa proof-of-concept study with 30 patients suffering from ADD/ADHD at two centers in Israel. The study examined the safety, tolerability and optimal therapeutic doses of ND0801, within the approved range, and evaluated the cognitive improvement in the subjects following treatment with escalating doses of ND0801 using standard cognition scale tests and computerized tests. We expect results by the first half of 2015.

Following the final results of the Phase IIa study, we will examine what specific cognition indications to pursue. We expect to develop a more detailed clinical plan for ND0801 by the first half of 2015.

Research and Development

Our research and development strategy is centered on continuing the clinical development of our product candidates and developing additional formulations based on well-established drugs for high-value indications. Our research and development team, located at our facilities in Rehovot, Israel, consisted of 15 employees as of June 30, 2014 and is supported by highly experienced consultants in various research and development disciplines.

We received government grants (subject to the payment of royalties) as part of our research and development programs approved by OCS. By December 31, 2012 and 2013 and June 30, 2014, we had received in the aggregate $1.4 million, $1.5 million and $1.9 million, respectively, from OCS for our research and development programs. Additionally, we receive funding for our clinical trials through private offerings, convertible loans and third-party grants.

For example, the MJFF awarded us one grant totaling $1.0 million to support our Phase I trial for ND0612L, or the 2010 Grant, and a second 18-month grant totaling $1.0 million to support our Phase II clinical study of ND0612L, or the 2013 Grant. We have performed all of our obligations under the 2010 Grant and have ongoing reporting and royalty obligations under the 2013 Grant. Pursuant to the 2013 Grant, we are obligated to pay the MJFF royalties of 10% of the revenue received from the option, license, sale, transfer or use of ND0612L, its derivative product candidates or any new invention arising from the project or any product incorporating such invention after approval for marketing. We are obligated to pay a maximum of $2.0 million in such royalty payments to MJFF, after which no future royalty obligation exists. On August 27, 2014, we received the final installment of approximately $0.3 million. If we are unable to complete the Phase II clinical trial or to deliver scheduled trial reports to MJFF, MJFF may terminate the grant (other than with respect to our royalty payment obligation).

We incurred approximately $2.4 million and $2.6 million in research and development expenses, net, in the years ended December 31, 2012 and 2013, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Components of Statement of Operations — Operating expenses — Research and development expenses."

We engage third-party research organizations to conduct clinical tests and preclinical studies to support the efficacy and safety of our products and their ingredients and to extend and validate their benefits for human health. Preclinical studies allow us to substantiate the safety of our products and obtain preliminary indications of their pharmacological profile. As of June 30, 2014, third-party research organizations had conducted more than three preclinical studies, according to the principles of Good Laboratory Practices, or GLP, and more than six clinical studies, according to the principles of GCP, for our product candidates.

Manufacturing, Supply and Production

The manufacturing of our product candidates is subject to strict safety requirements and compliance with cGMP. As we seek regulatory approval in the United States and other jurisdictions for our product candidates, the FDA or other applicable agencies may inspect the manufacturing plant in which our products are manufactured to confirm it meets all regulatory requirements. Any changes in the production processes for our product candidates for advanced clinical trials under an IND must be approved by regulatory authorities in these jurisdictions.

The active ingredients in our ND0612H, ND0612L and ND0680 are LD/CD, which are approved for use in several jurisdictions, including the United States and Europe. We currently acquire LD/CD for use in our clinical trials on a purchase order basis from Nextar Chempharma Solutions Ltd., a cGMP-compliant manufacturer located in Israel. We are in advanced discussions with a U.S. cGMP drug manufacturer in order to ensure we have sufficient amounts of LD/CD for our planned clinical trials and for marketing our Parkinson's disease product candidates if and when they are approved.

Additionally, we engage a third-party supplier to provide the CRONO ND and CRONO Twin ND medical devices for the administration of our Parkinson's disease product candidates. We currently acquire the majority of our medical devices from an Italian manufacturer on a purchase order basis. While we have not entered into supply agreements with our suppliers, we are in discussions with suppliers to establish long-term supply agreements. Moreover, two of our suppliers are currently developing new medical devices related to the administration of our product candidates. In order to continue enhancing our product candidates, we may participate in funding certain activities of such suppliers for the development of new medical devices. We have agreed on the design with a third-party manufacturer of a next-generation patch pump device for use with our ND0612L and ND0701 product candidates.

The active ingredient in ND0701 is apomorphine, which is approved for continuous administration in the European Union and for acute administration for rescue purposes in the United States and the European Union. We currently acquire the apomorphine used in our clinical trials on a purchase order basis from MacFarlan Smith Ltd., a cGMP-compliant manufacturer located in Scotland. We expect to engage a third party to manufacture the sterile solution for the product candidate in the future.

The active drug substances in ND0801 are nicotine and opipramol. Nicotine is approved in the United States for smoking cessation, as an over-the-counter drug, as skin patches, chewing gum or lozenges, and with a prescription, as a nasal spray or an oral inhaler. Opipramol is approved for the treatment of anxiety disorder and depression in several jurisdictions, including Germany, Israel, Switzerland and Turkey. We purchase both the active drug substances for use in our clinical trials of ND0801 and the transdermal patch for ND0801 from local pharmacies in Israel. We are in the process of identifying appropriate suppliers and CMOs for the optimization and scale up of this product.

Marketing, Sales and Distribution

We currently do not have any sales, marketing or distribution infrastructure. In the event we receive regulatory approval for our product candidates, we intend, where appropriate, to pursue commercialization relationships with pharmaceutical companies and other strategic partners in order to gain access to global markets. In the long term, we may build an internal commercial infrastructure.

Intellectual Property

Our intellectual property and proprietary technology are important to the development, manufacture and future sale of our product candidates. We seek to protect our intellectual property, core technologies and other know-how through a combination of patents, trademarks, trade secrets, non-disclosure and confidentiality agreements, assignments of invention and other contractual arrangements with our employees, consultants, partners, suppliers, customers and others. We submit patent applications under the

PCT, which is an international patent law treaty that provides a unified procedure for filing a single initial patent application to further seek patent protection for an invention simultaneously in each of the member states. Although a PCT application cannot issue as a patent, it allows the applicant to seek protection in any of the member states through national-phase applications.

Our patents and patent applications underlying our product candidates cover specific compositions and methods of use of the active drug substances for the ND0612H, ND0612L, ND0680 and ND0801 product candidate programs. For the ND0612H, ND0612L and ND0680 product candidate programs, we have four patents, including patents in the United States, South Africa and New Zealand, and have more than 35 pending patent applications worldwide, including one pending and two national phase international applications filed under the PCT. Absent patent-term extensions, these patents will expire between 2030 and 2031. Additional patent applications we have filed in this family, if approved, will expire in 2035. In addition, we have one pending international PCT application for the composition of ND0701. In relation to the composition and method of use related to ND0801, we have currently been granted four patents, including patents in Australia, Japan, Mexico, and the United States and have more than 10 pending patent applications worldwide pursuant to one national phase international application filed under the PCT. Such patents will expire between 2028 and 2031 absent patent-term extensions.

While our policy is to obtain patents by application, license or otherwise, to maintain trade secrets and to seek to operate without infringing on the intellectual property rights of third parties, technologies related to our business have been rapidly developing in recent years. Loss or invalidation of certain of our patents, or a finding of unenforceability or limited scope of certain of our intellectual property, could have a material adverse effect on us. Additionally, patent applications that we may file or license from third parties may not result in the issuance of patents, and our issued patents and any issued patents that we may receive in the future may be challenged, invalidated or circumvented. For example, we cannot predict the extent of claims that may be allowed or enforced upon our patents nor be certain of the priority of inventions covered by pending third-party patent applications. If third parties prepare and file patent applications that also claim technology or therapeutics to which we have rights, we may have to partake in proceedings to determine priority of invention, which could result in substantial costs to us, even if the eventual outcome is favorable to us. Moreover, because of the extensive time required for clinical development and regulatory review of a product we may develop, it is possible that, before any of our product candidates can be commercialized, related patents will have expired or will expire a short period following commercial launch, thereby reducing the advantage of such patent. Loss or invalidation of certain of our patents, or a finding of unenforceability or limited scope of certain of our intellectual property, could have a material adverse effect on us. See "Risk Factors — Risks Related to Our Intellectual Property — Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our technology and products."

In addition to patent protection, we also rely on trade secrets, including unpatented know-how, technology innovation, drawings, technical specifications and other proprietary information in attempting to develop and maintain our competitive position. We also rely on protection available under trademark laws, and we are currently in the process of registering the trademark for "NeuroDerm," in various jurisdictions, including the United States, the European Union and Israel.

Competition

The medical, biotechnology and pharmaceutical industries are intensely competitive and subject to significant technological change and changes in practice. While we believe that our innovative technology, knowledge, experience and scientific resources provide us with competitive advantages, we may face competition from many different sources with respect to our product candidates that we may seek to develop or commercialize in the future. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. Smaller or other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

Additionally, many of our potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining FDA and other marketing approvals for drugs and achieving widespread market acceptance. Our competitors' drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of developing and commercializing the product.

Parkinson's Disease

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products, treatments or procedures that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product that we may develop. Specifically, we may compete with companies that attempt to decrease the sharp fluctuations and improve the bioavailability and short-life associated with orally administered LD/CD, such as Impax Laboratories Inc., XenoPort, Inc., Intec Pharma Ltd. and Depomed, Inc., which are developing oral LD/CD drugs that include a controlled release or gastric retention attribute in order to decrease the gastronomical tract's impact on the concentration of levodopa. Similarly, Synagile Corporation is seeking to develop an ester form of levodopa for continuous subcutaneous administration. If such products are approved and successfully improve the bioavailability of LD/CD or an alternative drug, the demand for our Parkinson's disease product candidates may be significantly reduced.

Companies may also develop products that address other aspects of Parkinson's disease, such as Civitas Therapeutics, Inc., which is developing a rescue, or on demand, levodopa product to address acute "off" episodes commonly associated with levodopa therapy. While such products would not directly compete with our Parkinson's' product candidates, as they address specific effects of Parkinson's disease, such treatment may reduce the demand of our Parkinson's disease product candidates.

Moreover, if one of our Parkinson's disease product candidates obtains approval in the future, we believe that we would compete with traditional surgery and existing drug treatments of Parkinson's disease, including the "gold standard" of treatment for the past 30 years, oral administration of levodopa. Additionally, we may directly compete with DBS and AbbVie Inc.'s product, Duodopa, a LD/CD drug solution that comes in a gel form and is approved in several jurisdictions including Europe, Canada and Australia, and is undergoing clinical trials in the United States. Additionally, Duodopa, which is currently seeking marketing approval in the United States under the name Duopa, has received orphan drug designation in the United States for the treatment of severe stage Parkinson's disease. Accordingly, if Duopa receives marketing authorization as an orphan drug in the United States, we may not be permitted to market a product that competes with Duopa for such indications until the expiration of its orphan drug market exclusivity period, which will occur seven years after such approval. In cases where Parkinson's disease patients have already undergone surgery for insertion of the tubing necessary to administer Duodopa and where patients seek a similar but less obstructive product to Duodopa, we hope to offer ND0680 as a product that is conceptually interchangeable with Duodopa, while offering continuous 24-hour treatment through a smaller device.

In addition, if approved, our apomorphine-based product candidate, ND0701, would directly compete with other non-LD/CD treatments. For example, in Europe Britannia Pharmaceuticals Limited (part of the STADA Arzneimittel AG group of companies) currently markets a Parkinson's disease therapy that administers apomorphine, Apo-Go, via a belt pump. However, patients that use Apo-Go may suffer from painful local reactions at the injection site, necessitating auxiliary treatments.

Based on our clinical trials, we believe that our Parkinson's disease product candidates will have a sustainable competitive advantage over non-surgical alternatives and a clear advantage over surgery. See "— Parkinson's Disease Product Candidates" for the results of our clinical trials.

Other Cognitive Disorders

Similarly, although we are in the clinical phase of ND0801 for the treatment of other cognitive disorders, such as ADD/ADHD, if ND0801 obtains approval in the future, we would compete with current treatments. For example, we are aware that a number of existing treatments for ADD/ADHD are currently on the market and are marketed by pharmaceutical companies that may be far larger and more experienced than us. Current competitor drugs to ND0801 for the treatment of ADD/ADHD include stimulants such as Ritalin and Adderall, as well as the non-stimulant drugs Strattera, Intuniv and Kapvay. Further, we recognize that patients and doctors are often unwilling to change medications, and this factor may make it difficult for ND0801 to penetrate the market, even if it receives FDA approval. However, based on our clinical trials, we believe that ND0801 will have a sustainable competitive advantage over the current alternatives, and at the very least offer an alternative mode of administration. See "— Cognition and our ND0801 Product Candidate" for the results of our clinical trials.

Government Regulation

Our business is subject to extensive government regulation. Regulation by governmental authorities in the United States, the European Union and other jurisdictions is a significant factor in the development, manufacture and marketing of our product candidates and in ongoing research and development activities. On April 10, 2012, we held a pre-IND meeting with the DNP. In this meeting, the DNP stated that ND0612L would be eligible for the submission of a 505(b)(2) regulatory pathway application, which allows expedited approval with reduced clinical trials, see — "United States — Section 505(b)(2) NDAs." The DNP also provided a clinical trials framework that would allow for a 505(b)(2) submission. We therefore seek to submit an NDA pursuant to section 505(b)(2) of the FDCA in the first half of 2017. On May 22, 2014, the EMA confirmed that our product candidate, ND0612H, was eligible for a European Union marketing authorization application via a centralized procedure, which allows ND0612H to be able to benefit from more streamlined access to the EU market.

United States

Review and Approval of Drug Products

In the United States, the FDA regulates drugs under the FDCA and related regulations and other laws. Drug products require the submission of a NDA and approval by the FDA prior to being marketed in the United States. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to a variety of administrative or judicial sanctions, and enforcement actions brought by the FDA, the Department of Justice or other governmental entities. Possible sanctions may include the FDA's refusal to approve pending NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties.

The process required by the FDA prior to marketing and distributing a drug product in the United States generally involves the following:

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    completion of laboratory tests, animal studies and formulation studies in compliance with the FDA's GLP or GMP regulations, as applicable;

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    submission to the FDA of an IND, which must become effective before clinical trials may begin;

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    approval by an IRB at each clinical site before each trial may be initiated;

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    performance of adequate and well-controlled clinical trials in accordance with GCP to establish the safety and efficacy of the product for each indication;

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    preparation and submission to the FDA of a NDA or supplemental NDA;

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    satisfactory completion of an FDA advisory committee review, if applicable;

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    satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements, and to assure that the facilities, methods and controls are adequate to preserve the product's identity, strength, quality and purity; and

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    payment of user fees and FDA review and approval of the NDA.

Preclinical Studies

Preclinical studies include laboratory evaluation, as well as animal studies to assess the potential safety and efficacy of the product candidate. Preclinical safety tests must be conducted in compliance with FDA regulations regarding good laboratory practices. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before clinical trials may be commenced.

Clinical Trials in Support of an NDA

Clinical trials involve the administration of an investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless, before that time, the FDA raises concerns or questions related to a proposed clinical trial and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin.

In addition, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on their ClinicalTrials.gov website.

Clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

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    Phase 1: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

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    Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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    Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Section 505(b)(2) NDAs

NDAs for most new drug products are based on two full clinical studies, which must contain substantial evidence of the safety and efficacy of the proposed new product. These applications are submitted under Section 505(b)(1) of the FDCA. However, the FDA is authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. This type of application allows the applicant to rely, in part, on the FDA's previous findings of safety and efficacy for a similar product, or published literature. Specifically, Section 505(b)(2) applies to NDAs for a drug for which the investigations made to show whether or not the drug is safe for use and effective in use and relied upon by the applicant for approval of the application "were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted."

Thus, Section 505(b)(2) authorizes the FDA to approve an NDA based on safety and effectiveness data that were not developed by the applicant. NDAs filed under Section 505(b)(2) may provide an alternate and potentially more expeditious pathway to FDA approval for new or improved formulations or new uses of previously approved products. If the 505(b)(2) applicant can establish that reliance on the FDA's previous approval is scientifically appropriate, the applicant may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new drug candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

As our Parkinson's disease product candidates are based on reformulations of FDA-approved drugs, levodopa and carbidopa, we intend to submit an NDA under Section 505(b)(2), which may result in an expedited FDA approval.

Submission of an NDA to the FDA

In the United States, we intend to initiate a Phase II pivotal study to support a Section 505(b)(2) NDA submission to the FDA. The results of the preclinical studies and clinical trials, together with other detailed information, including information on the manufacture, control and composition of the product, are submitted to the FDA as part of an NDA requesting approval to market the product candidate for a proposed indication. Under federal law, the submission of most NDAs is additionally subject to an application user fee, currently exceeding $2.1 million, and the sponsor of an approved NDA is also subject to annual product and establishment user fees, currently exceeding $104,000 per product and $554,600 per establishment. These fees are typically increased annually. Each NDA submitted to the FDA for approval is typically reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If found complete, the FDA will "file" the NDA, thus triggering a full review of the application. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission. The FDA's established goal is to review 90% of NDA applications and original efficacy supplements given "Priority" status within six months and 90% of applications and original efficacy supplements given "Standard" status within ten months, whereupon a review decision is to be made. The FDA, however, may not approve a drug within these established goals, and its review goals are subject to change from time to time. Further, the outcome of the review, even if generally favorable, may not be an actual approval but rather an "action letter" that describes additional work that must be completed before the application can be approved.

Before approving a NDA, the FDA generally inspects the facilities at which the product is manufactured or facilities that are significantly involved in the product development and distribution process, and will not approve the product unless cGMP compliance is satisfactory. The FDA may deny approval of a NDA if applicable statutory or regulatory criteria are not satisfied, or may require additional testing or information, which can delay the approval process. FDA approval of any application may include many delays or may never be granted. If a product is approved, the approval will impose limitations on the indicated uses for which the product may be marketed, may require that warning statements be included in the product labeling, may require that additional studies be conducted following approval as a condition of the approval, may impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a risk management plan, or may impose other limitations.

Once a product is approved, marketing the product for other indicated uses or making certain manufacturing or other changes requires FDA review and approval of a supplemental NDA or a new NDA, which may require additional clinical data. In addition, further post-marketing testing and surveillance to monitor the safety or efficacy of a product may be required. Also, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if safety or manufacturing problems occur following initial marketing. In addition, new government requirements may be established that could delay or prevent regulatory approval of our product candidates under development.

Post-Approval Requirements

Any drug product for which we receive FDA approvals is subject to continuing regulation by the FDA. Certain requirements include, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information on an annual basis or more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. These promotion and advertising requirements include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs for uses or in patient populations that are not described in the drug's approved labeling, known as "off-label use," and other promotional activities, such as those considered to be false or misleading. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Such enforcement may also lead to scrutiny and enforcement by other government and regulatory bodies. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not encourage, market or promote such off-label uses. As a result, "off-label promotion" has formed the basis for litigation under the federal False Claims Act, violations of which are subject to significant civil fines and penalties.

The manufacturing of our product candidates is and will be required to comply with applicable FDA manufacturing requirements contained in the FDA's cGMP regulations. Our product candidates are manufactured at third-party facilities, which are cGMP certified. The FDA's cGMP regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of comprehensive records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are also required to register their establishments and list any products they make with the FDA and to comply with related requirements in certain states. These entities are further subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in serious and extensive restrictions on a product, manufacturer or holder of an approved NDA, as well as lead to potential market disruptions. These restrictions may include recalls, suspension of a product until the FDA is assured that quality standards can be met, and continuing oversight of manufacturing by the FDA under a "consent decree," which frequently includes the imposition of costs and continuing inspections over a period of many years, as well as possible withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, or Phase IV testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of any of our product candidates.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may designate a drug product as an "orphan drug" if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting a NDA. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan drug designation entitles a party to seven years of market exclusivity following drug product approval, but does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation, the product will be entitled to orphan product exclusivity. Orphan product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. If a drug or drug product designated as an orphan product ultimately receives marketing approval for an indication broader than that designated in its orphan product application, it may not be entitled to exclusivity.

Abbreviated New Drug Applications for Generic Drugs

In 1984, with passage of the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the "Hatch-Waxman Act," Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application, or ANDA, to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under a NDA, known as the reference listed drug, or RLD.

Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is "bioequivalent" to the innovator drug. Under the statute, a generic drug is bioequivalent to a RLD if "the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug. . . .".

Upon approval of an ANDA, the FDA indicates that the generic product is "therapeutically equivalent" to the RLD and it assigns a therapeutic equivalence rating to the approved generic drug in its publication "Approved Drug Products with Therapeutic Equivalence Evaluations," also referred to as the "Orange Book." Physicians and pharmacists consider an "AB" therapeutic equivalence rating to mean that a generic drug is fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA's designation of an "AB" rating often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity. In cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of a NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant's product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would.

Specifically, the applicant must certify with respect to each patent that:

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    the required patent information has not been filed;

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    the listed patent has expired;

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    the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

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    the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product's listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicate that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA applicant.

Patent Term Restoration and Extension

A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent restoration of up to five years for the patent term lost during product development and the FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of a NDA, plus the time between the submission date of a NDA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product's approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

European Union

The approval process of medicinal products in the European Union generally involves satisfactorily completing each of the following:

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    laboratory tests, animal studies and formulation studies all performed in accordance with the applicable EU GLP or GMP regulations;

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    submission to the relevant national authorities of a clinical trial application, or CTA, which must be approved before human clinical trials may begin;

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    performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication;

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    submission to the relevant competent authorities of a marketing authorization application, or MAA, which includes the data supporting preclinical and clinical safety and efficacy as well as detailed information on the manufacture and composition and control of the product development and proposed labeling as well as other information;

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    inspection by the relevant national authorities of the manufacturing facility or facilities and quality systems (including those of third parties) at which the product is produced, to assess compliance with strictly enforced cGMP;

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    potential audits of the non-clinical and clinical trial sites that generated the data in support of the MAA; and

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    review and approval by the relevant competent authority of the MAA before any commercial marketing, sale or shipment of the product.

Quality/Preclinical studies

In order to assess the potential safety and efficacy of a product, tests include laboratory evaluations of product characterization, analytical tests and controls, as well as studies to evaluate toxicity and pharmacological effects in animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with the relevant EU regulations and requirements. The results of such tests, together with relevant manufacturing control information and analytical data, are submitted as part of the CTA.

Clinical trial approval

Pursuant to the Clinical Trials Directive 2001/20/EC, as amended, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, approval must be obtained from the competent national authority of a EU member state in which a study is planned to be conducted. To this end, a CTA is submitted, which must be supported by an investigational medicinal product dossier and further supporting information prescribed by the Clinical Trials Directive and other applicable guidance documents. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the CTA in that country.

Clinical drug development is often described as consisting of four temporal phases (Phase I- IV), see for example EMA's note for guidance on general considerations for clinical trials (CPMP/ICH/291/95).

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    Phase I (Most typical kind of study: Human Pharmacology);

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    Phase II (Most typical kind of study: Therapeutic Exploratory);

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    Phase III (Most typical kind of study: Therapeutic Confirmatory); and

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    Phase IV (Variety of Studies: Therapeutic Use).

Studies in Phase IV are all studies (other than routine surveillance) performed after drug approval and are related to the approved indication.

The phase of development provides an inadequate basis for classification of clinical trials because one type of trial may occur in several phases. The phase concept is a description, not a set of requirements. The temporal phases do not imply a fixed order of studies since for some drugs in a development plan the typical sequence will not be appropriate or necessary.

Marketing authorization

Authorization to market a product in the EU member states proceeds under one of four procedures: a centralized authorization procedure, a mutual recognition procedure, a decentralized procedure or a national procedure. A marketing authorization may be granted only to an applicant established in the European Union.

The centralized procedure provides for the grant of a single marketing authorization that is valid for all EU member states, plus by extension the European Economic Area, or EEA, member states, Norway, Iceland and Liechtenstein. The centralized procedure is compulsory for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, and products with a new active substance indicated for the treatment of certain diseases. The centralized procedure is optional for those products that are highly innovative or for which a centralized process is in the interest of patients. Products that have received orphan drug designation in the European Union will qualify for this centralized procedure, under which each product's marketing authorization application is submitted to the EMA. Under the centralized procedure in the European Union, the maximum time frame for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee of Medicinal Products for Human Use). On May 22, 2014, the EMA confirmed that our product candidate, ND0612H, was eligible for a European Union marketing authorization application via a centralized procedure, which allows ND0612H to be able to benefit from a more streamlined access to the EU market.

In general, if the centralized procedure is not followed, there are three alternative procedures where applications are filed with one or more member state medicines regulators, each of which will grant a national marketing authorization:

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    Mutual recognition procedure. If an authorization has been granted by one member state, or the Reference Member State, an application may be made for mutual recognition in one or more other member states, or the Concerned Member State(s).

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    Decentralized procedure. The decentralized procedure may be used to obtain a marketing authorization in several European member states when the applicant does not yet have a marketing authorization in any country.

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    National procedure. Applicants following the national procedure will be granted a marketing authorization that is valid only in a single member state. Furthermore, this marketing authorization is not based on recognition of another marketing authorization for the same product awarded by an assessment authority of another member state. If marketing authorization in only one member state is preferred, an application can be filed with the national competent authority of a member state. The national procedure can also serve as the first phase of a mutual recognition procedure.

It is not always possible for applicants to follow the national procedure. In the case of medicinal products in the category for which the centralized authorization procedure is compulsory, that procedure must be followed. In addition, the national procedure is not available in the case of medicinal product dossiers where the same applicant has already obtained marketing authorization in one of the other EU member states or has already submitted an application for marketing authorization in one of the other member states and the application is under consideration. In the latter case, applicants must follow a mutual recognition procedure.

After a drug has been authorized and launched, it is a condition of maintaining the marketing authorization that all aspects relating to its quality, safety and efficacy must be kept under review. Sanctions may be imposed for failure to adhere to the conditions of the marketing authorization. In extreme cases, the authorization may be revoked, resulting in withdrawal of the product from sale.

Cross-referral to innovator's data

Articles 10(1) and 10(2)(b) of Directive 2001/83/EC provide the legal basis for an applicant to seek a marketing authorization on the basis that its product is a generic medicinal product (a copy) of a reference medicinal product that has already been authorized, in accordance with EU provisions. A reference product is, in principle, an original product granted an authorization on the basis of a full dossier of particulars and information. This is the main exemption used by generic manufacturers for obtaining a marketing authorization for a copy product. The generic applicant is not required to provide the results of preclinical studies and of clinical trials if its product meets the definition of a generic medicinal product and the applicable regulatory protection period for the results submitted by the innovator has expired. A generic medicinal product is defined as a medicinal product:

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    having the same qualitative and quantitative composition in active substance as the reference medicinal product;

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    having the same pharmaceutical form as the reference medicinal product; and

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    whose bioequivalence with the reference medicinal product has been demonstrated by appropriate bioavailability studies.

Applications in respect of a generic medicinal product cannot be made before the expiry of the regulatory protection period. For applications made after either October 30 or November 20, 2005 (depending on the approval route used), Regulation 726/2004 and amendments to Directive 2001/83/EC provide for a harmonized protection period regardless of the approval route utilized. The harmonized protection period is in total 10 years, including eight years of research data protection and two years of marketing protection. The effect is that the originator's results can be the subject of a cross-referral application after eight years, but any resulting authorization cannot be exploited for a further two years. The rationale of this procedure is not that the competent authority does not have before it relevant tests and trials upon which to assess the efficacy and safety of the generic product, but that the relevant particulars can, if the research data protection period has expired, be found on the originator's file and used for assessment of the generic medicinal product. The 10-year protection period can be extended to 11 years where, in the first eight years post-authorization, the holder of the authorization obtains approval for a new indication assessed as offering a significant clinical benefit in comparison with existing products.

If the copy product does not meet the definition of a generic medicinal product or if certain types of changes occur in the active substance(s) or in the therapeutic indications, strength, pharmaceutical form or route of administration in relation to the reference medicinal product, Article 10(3) of Directive 2001/83/EC provides that the results of the appropriate "bridging" preclinical studies or clinical trials must be provided by the applicant.

Well-established medicinal use

Under Article 10a of Directive 2001/83/EC, an applicant may, in substitution for the results of its own preclinical and clinical research, present detailed references to published literature demonstrating that the active substance(s) of a product have a well-established medicinal use within the European Union with recognized efficacy and an acceptable level of safety. The applicant is entitled to refer to a variety of different types of literature, including reports of clinical trials with the same active substance(s) and epidemiological studies that indicate that the constituent or constituents of the product have an acceptable safety/efficacy profile for a particular indication. However, use of the published literature exemption is restricted by stating that in no circumstances will constituents be treated as having a well-established use if they have been used for less than 10 years from the first systematic and documented use of the substance as a medicinal product in the EU. Even after 10 years' systematic use, the threshold for well-established medicinal use might not be met. European pharmaceutical law requires the competent authorities to consider the period over which a substance has been used, the amount of patient use of the substance, the degree of scientific interest in the use of the substance (as reflected in the scientific literature) and the coherence (consistency) of all the scientific assessments made in the literature. For this reason, different substances may reach the threshold for well-established use after different periods, but the minimum period is 10 years. If the applicant seeks approval of an entirely new therapeutic use, route of administration or dosage form compared with that to which the published literature refers, additional preclinical and/or clinical results would have to be provided. Such so-called "mixed data" applications are considered complete, free-standing marketing authorizations that would be a valid reference product and may therefore benefit from a period of regulatory exclusivity.

Period of authorization and renewals

Marketing authorization shall be valid for five years in principle and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To this end, the marketing authorization holder shall provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization shall be valid for an unlimited period, unless the EMA, or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization which is not followed by the actual placing of the drug on the EU market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization shall cease to be valid.

Orphan drug designation

In the European Union, the Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or a chronically debilitating condition affecting not more than five in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug product.

In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity following drug product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity or a safer, more effective or otherwise clinically superior product is available.

Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Regulatory data protection

Without prejudice to the law on the protection of industrial and commercial property, some marketing authorizations benefit from an "8+2+1" year period of regulatory protection. During the first eight years from the grant of the innovator company's marketing authorization, data exclusivity applies. After the eight years have expired, a generic company can make use of the preclinical and clinical trial data of the originator in their regulatory applications but still cannot market their product until the end of 10 years. An additional market exclusivity of one further year can be obtained if during the first eight years of those 10 years, the marketing approval holder obtains an approval for one or more new therapeutic indications which, during the scientific evaluation prior to their approval, are determined to bring a significant clinical benefit in comparison with existing therapies. Under the current rules, a third party may reference the preclinical and clinical data of the reference product beginning eight years after first approval, but the third party may market a generic version only after 10 (or 11) years have lapsed.

There is no formal "grant" of regulatory data exclusivity under EU law. The question is not whether a product benefits from regulatory data exclusivity per se, but rather whether a generic applicant can use it as a valid reference product. Generic applicants can only do so when the product is a valid reference product that has been approved for the requisite number of years. A product may be a valid reference product only if it has been approved on the basis of a complete dossier in accordance with EU standards. In general, such products comprise new active substances for new uses but, under some circumstances, the EU rules also allow data exclusivity for new uses of existing products.

New uses for existing products

As EU law currently stands, a new drug product based on a new use for an existing active substance may still benefit from the standard "8+2(+1)" period of regulatory data exclusivity protection under EU law, notwithstanding that products containing the same active substances have existed in the European Union for some time. However, this would require that the new product has been developed and approved based on a complete, free-standing marketing authorization dossier. Existing products containing the same active substance should not affect the regulatory data exclusivity of the new product unless the latter's development was not truly independent, for example if the applicant has the benefit of licensing agreements with the holder of an existing product approval, e.g. to access or use associated data, or if the applicant and the existing approval holder are in some way linked. This is because the global marketing authorization concept under EU law provides that only one period of regulatory data exclusivity is possible. A product that is a line-extension of an existing product approved in the European Union, will not benefit from any additional data exclusivity protection.

New combinations of known active substances, such as LD/CD

Applications for approval of a combination of known substances do not usually need to contain data on the individual active substances, unless there are reasons why such data are necessary. However, the applicant will need to submit results of new preclinical tests or new clinical trials on the combination. As EU law currently stands, a new combination product comprising two known active substances will benefit from regulatory data exclusivity, at least as regards the data that the applicant submits on the safety and efficacy of the combination. However, the issue of data exclusivity for combination products is currently the subject of litigation by Teva before the CJEU. The question is whether a fixed dose combination product belongs to the same global marketing authorization as the earlier marketing authorizations for its individual component products and the combination should benefit from any further period of data exclusivity over and above the data exclusivity relating to the authorizations for the components.

Manufacturing

The manufacturing of authorized drugs, for which a separate manufacturer's license is mandatory, must be conducted in strict compliance with the EMA's cGMP requirements and comparable requirements of other regulatory bodies, which mandate the methods, facilities and controls used in the manufacturing, processing and packing of drugs to assure their safety and identity. The EMA enforces its cGMP requirements through mandatory registration of facilities and inspections of those facilities. The EMA may have a coordinating role for these inspections while the responsibility for carrying them out rests with each member states' competent authority under whose responsibility the manufacturer falls. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and could subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.

Marketing and promotion

The marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union, notably under Directive 2001/83, as amended by Directive 2004/27. The applicable legislation aims to ensure that information provided by holders of marketing authorizations regarding their products is truthful, balanced and accurately reflects the safety and efficacy claims authorized by the EMA or by the applicable national authority of the authorizing member state. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

EU regulatory requirements for medical devices

Pre-market approval of medical devices does not exist in the European Union. However, all medical devices placed on the market in the European Union must meet the essential requirements set out in Annex I to the Medical Devices Directive 93/42/EEC, which account for the intended purpose of the device and are general in nature and broad in scope. The most fundamental essential requirement is that a device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users or other persons. Other essential requirements are that the device must achieve the performances intended by the manufacturer, be designed, manufactured and packaged in a suitable manner, and any undesirable side effect must constitute an acceptable risk when weighed against the device's intended performances.

To assist manufacturers in satisfying the essential requirements, the European standards organizations have prepared European standards applicable to medical devices. These include horizontal standards governing a wide range of common requirements (e.g., sterilization and safety of medical electrical equipment), and product standards for specific types of medical devices (e.g., infusion pumps and syringes). Harmonized quality standards are aimed at assuring that medical devices are designed and manufactured correctly. While not mandatory, compliance with these standards is viewed as the easiest way to conform to the essential requirements. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies such essential requirement.

The manufacturer is obliged to demonstrate that the device conforms to the relevant essential requirements through a conformity assessment procedure. The nature of the assessment depends upon the classification of the device. The classification rules are found in Annex IX to Directive 93/42/EEC and are mainly based on three criteria: the length of time the device is in contact with the body, the degree of invasiveness, and the extent to which the device affects the anatomy. Class I (low risk) devices are those that do not enter or interact with the body. Class IIa and IIb (medium risk) devices are invasive or implantable or interact with the body. Class III (high risk) devices are those that affect the vital organs. For Class I devices, the conformity assessment is carried out by the manufacturer itself, which self-declares conformity. However, for all other classes of devices, a notified body needs to be involved in the conformity assessment procedure. Notified bodies are typically private entities that are authorized or licensed to perform conformity assessments by national device regulatory authorities.

Conformity assessment procedures require a technical review of the manufacturer's product and an assessment of relevant clinical data, obtained through clinical investigations of the device itself, clinical investigations of similar devices reported in the scientific literature, and/or published and unpublished reports of post-market experience of the device and similar devices. Notified bodies, to the extent involved, may also perform audits of the manufacturer's quality system. If a notified body is satisfied that the product conforms to the relevant essential requirements, the notified body will issue a certificate of conformity that the manufacturer will use as a basis for its own declaration of conformity and application of the CE mark.

Once the appropriate conformity assessment procedure for a medical device has been completed, the manufacturer must draw up a written declaration of conformity and affix the CE mark to the device. The device can then be marketed throughout the EEA (i.e., the 28 EU member states plus Norway, Iceland and Liechtenstein).

Clinical investigations of medical devices

Manufacturers must conduct clinical investigations of medical devices in accordance with the requirements of Article 15 and Annex X of Directive 93/42/EEC and with the EN ISO 14155:2011 standard for clinical investigations of devices. If a manufacturer wishes to conduct a clinical investigation in the European Union of a device which has not been CE marked, the manufacturer will need to obtain the authorization of the competent regulatory authority and ethics committee(s) in each EU member state in which the study will be conducted. The regulatory authority and ethics committee(s) will evaluate the scientific merit of the study and the risks to patient safety, but they will not consider whether the study as designed would be sufficient to support a CE marking.

Israel

Clinical Testing in Israel

In order to conduct clinical testing on humans in Israel, special authorization must first be obtained from the ethics committee (established, inter alia, in accordance with World Medical Association (WMA) Declaration of Helsinki — Ethical Principles for Medical Research Involving Human Subjects) and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. In certain cases, authorization from the Director General of Israeli Ministry of Health is required. With regard to genetic special fertility trials and other similar trials, authorization is subject to an additional opinion of the national ethics committee. The institutional ethics committee is required, among other things, to ensure that the anticipated benefits that are likely to be derived from the project justify the risks and inconvenience to be inflicted on the participants, that adequate protection exists for the rights and safety of the participants as well as that the trial is adequately monitored. Since we are performing, and intend to continue to perform, a portion of the clinical studies on certain of our product candidates in Israel, we are required to obtain and have obtained authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

Israel Ministry of Health

Israel's Ministry of Health, which regulates medical testing, has adopted guidelines that generally correspond to those of the FDA and the EMA, making it comparatively straightforward for studies conducted in Israel to satisfy FDA and EMA requirements. This has generally enabled medical technologies subject to clinical trials in Israel to reach U.S. and EU commercial markets in an expedited fashion.

Review and Approval of Drug Products Outside the United States, the European Union and Israel

In addition to the above regulations, we must obtain approval of a product by the comparable regulatory authorities of foreign countries outside of the United States, the European Union and Israel before we can commence clinical trials or marketing of our product candidates in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA or EMA approval. In addition, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. In all cases, clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. In the United States and other markets, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our product candidates, in addition to the costs required to obtain the FDA approvals. Additionally, our product candidates may not be considered medically necessary or cost-effective. A payor's decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

In March 2010, the President of the United States signed one of the most significant healthcare reform measures in decades. The healthcare reform law substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The comprehensive $940.0 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans. The healthcare reform law contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

Additionally, the healthcare reform law, as limited by the U.S. Supreme Court's decision in June 2012:

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    increases the minimum level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%;

    •
    requires collection of rebates for drugs paid by Medicaid managed care organizations; and

    •
    imposes a non-deductible annual fee on pharmaceutical manufacturers or importers who sell "branded prescription drugs" to specified federal government programs.

There have been proposed in Congress a number of legislative initiatives regarding healthcare, including possible repeal of the healthcare reform law. At this time, it remains unclear whether there will be any changes made to the healthcare reform law, whether to certain provisions or its entirety.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug candidate to currently available therapies. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.

Healthcare Law and Regulation

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with healthcare providers, third-party payors and other customers are subject to broadly applicable fraud and abuse and other healthcare laws and regulations. Such restrictions under applicable federal and state healthcare laws and regulations include the following:

    •
    the federal healthcare Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

    •
    the federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

    •
    the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

    •
    HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

    •
    the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

    •
    the federal transparency requirements under the Health Care Reform Law require manufacturers of drugs, devices and medical supplies to report to the Department of Health and Human Services information related to payments and other transfers of value to physicians and teaching hospitals and physician ownership and investment interests; and

    •
    analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Environmental, Health and Safety Matters

The manufacturing facilities of the third-parties that develop our product candidates are subject to extensive environmental, health and safety laws and regulations in a number of jurisdictions, governing, among other things: the use, storage, registration, handling, emission and disposal of chemicals, waste materials and sewage; chemicals, air, water and ground contamination; air emissions and the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals, waste materials and sewage.

These laws, regulations and permits could potentially require the expenditure by us of significant amounts for compliance or remediation. If the third-party manufacturers fail to comply with such laws, regulations or permits, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances we use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental, health and safety laws allow for strict, joint and several liability for remediation costs, regardless of comparative fault. We may be identified as a responsible party under such laws. Such developments could have a material adverse effect on our business, financial condition and results of operations.

In addition, laws and regulations relating to environmental, health and safety matters are often subject to change. In the event of any changes or new laws or regulations, we could be subject to new compliance measures or to penalties for activities that were previously permitted.

Legal and Corporate Structure

Our legal and commercial name is NeuroDerm Ltd. We were formed as a company in the State of Israel on March 18, 2003. We do not have any subsidiaries.

Employees

As of June 30, 2014, we had 21 employees, all of whom are based in Israel. The total number of our full-time employees and the distribution of our employees according to main areas of activity, as of the end of each of the last three years, are set forth in the following table:

	AS OF DECEMBER 31,
				AS OF JUNE 30, 2014
AREA OF ACTIVITY	2011	2012	2013
General and administrative	3	3	3	6
Research and development	10	9	10	15
Total	13	12	13	21

During the periods covered by the above tables, we did not employ a significant number of temporary employees.

Israeli labor laws govern the length of the workday and workweek, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination, payments to the National Insurance Institute, and other conditions of employment and include equal opportunity and anti-discrimination laws. While none of our employees is party to any collective bargaining agreements, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists' Associations) are applicable to our employees in Israel by order of the Israeli Ministry of the Economy. These provisions primarily concern cost of living adjustments to salaries, pension fund benefits for all employees, insurance for work-related accidents, recuperation pay and travel expenses. We generally provide our employees with benefits and working conditions beyond the required minimums.

We have never experienced any employment-related work stoppages and believe our relationships with our employees are good.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus. The business address of our executive officers and directors is our office address at Ruhrberg Science Building, 3 Pekeris St., Rehovot 7670203, Israel.

Name	Age	Position
Executive officers
Dr. Oded S. Lieberman	56	Chief Executive Officer and Director
Dr. Alon Yaar	49	Chief Operating Officer
Dr. Sheila Oren	52	Vice President, Clinical and Regulatory Affairs
Dr. Oron Yacoby-Zeevi	53	Vice President, Research and Development
Roy Golan	40	Vice President, Finance
Dr. Sharon Cohen-Vered	48	Head of Chemistry, Manufacturing and Controls
Dr. Revital Mandil-Levin	39	Head of Business Development
Directors
Robert Taub	67	Chairman of the Board
Dr. Shmuel Cabilly	73	Director
Larry Ellberger	66	Director
Dr. Yehoshua Gleitman	64	Director
Dr. Jürgen Hambrecht	68	Director
Yossi Tamar	35	Director
Uwe Wascher	73	Director

(1)
Member of our audit committee
(2)
Member of our compensation committee
(3)
Member of our nominating and governance committee

Executive Officers

Oded S. Lieberman has served as our Chief Executive Officer since December 2007 and as the Chairman of our board of directors from 2005 to 2013. From 2000 to 2004, Dr. Lieberman served as Chief Executive Officer and President of Proteologics, Inc. Dr. Lieberman served as Vice President of Surgical Products with Omrix Biopharmaceuticals, Ltd., or Omrix, since its founding in 1995 until 1999. Dr. Lieberman has also served as a member of the boards of several health care companies. Dr. Lieberman received a BSc in Biology (cum laude) in 1984 from the Hebrew University of Jerusalem and holds both a PhD in Biology from the Hebrew University of Jerusalem and an MBA from INSEAD (Fontainebleau).

Alon Yaar has served as our Chief Operating Officer since January 2008. Since our founding in March 2003 to December 2007, Dr. Yaar served as our Chief Executive Officer. Prior to 2003, Dr. Yaar served as the Director of Preclinical Facilities at Clal Life Science L.P. Dr. Yaar currently serves as a manager of Science in Action. Dr. Yaar holds a Doctor of Veterinary Medicine degree from Universitat Autonoma de Barcelona and an MBA, with honors, in biomedicine from the College of Management School of Business.

Sheila Oren has served as our Vice President of Clinical and Regulatory Affairs since September 2008. From 2003 to 2008, Dr. Oren served as Medical Director at Teva and was responsible for the clinical development and marketing of two innovative drugs. Dr. Oren currently serves as a member of the investment committee and advisory board of New Generation Technology (NGT), a technology incubator, and as a director of MedWell Laboratories Ltd. Dr. Oren holds an MD from the Sackler School of Medicine, Tel Aviv University and an MBA from the Interdisciplinary Center, Herzliya.

Oron Yacoby-Zeevi has served as our Vice President of Research and Development since October 2010. From February 2008 to October 2010, Dr. Yacoby-Zeevi served as our Vice President of Research. From July 2004 to January 2008, Dr. Yacoby-Zeevi served as Chief Science Officer at Harlan Biotech Israel Ltd. where she designed and led research and development programs and GLP-compliant preclinical development of numerous small molecule drugs and biologics in various indications, including CNS diseases. Prior to 2004, Dr. Yacoby-Zeevi served as R&D team leader at Insight Biopharmaceuticals Ltd. Dr. Yacoby-Zeevi is the inventor of over 15 patents. She holds a Doctor of Veterinary Medicine degree from the Koret School of Veterinary Medicine of the Hebrew University of Jerusalem and a PhD in microbiology and immunology from the Ben-Gurion University of Be'er Sheva.

Roy Golan has served as our Vice President of Finance since January 2014. Prior to joining us, from 2008 to 2012, Mr. Golan served as Chief Financial Officer of KCS Ltd., a software company that provides GRC solutions. From 2005 to 2008, Mr. Golan served as Vice President of Finance of GI View Ltd., a medical device start up that develops a screening solution for the colon. Prior to that, Mr. Golan served as a controller at NASDAQ listed On Track Innovations Ltd., a leading contactless smart card solution provider. Prior thereto, he served as a senior consultant at Pricewaterhouse Coopers LLP. Mr. Golan holds a BA degree in Business and Accounting from the Israeli College of Management and an LLM from Bar-Ilan University. Mr. Golan has been a licensed CPA since 2002.

Sharon Cohen-Vered has served as our Head of Chemistry, Manufacturing and Controls since August 2008. From 1993 to 2008, Dr. Cohen-Vered was employed at Teva Pharmaceuticals Ltd., where she served in various positions; most recently, she was the Head of Sterile Dosage Form Development. Dr. Cohen-Vered holds a BSc in chemical engineering and an MSc in biomedical engineering from the Technion — Israel Institute of Technology and a PhD in biochemistry from Tel Aviv University.

Revital Mandil-Levin has served as our Head of Business Development since January 2014. Prior to joining us, from October 2004 to December 2013, Dr. Mandil-Levin served as the Vice President of Business Development at HealOr Ltd., a clinical-stage specialty biopharmaceutical company. Prior to 2004, Dr. Mandil-Levin served as the Business Development Manager at Proteologics Ltd. Dr. Mandil-Levin holds a PhD in biochemistry from Bar-Ilan University and an MBA from the Israeli College of Management — Technology Company Management Program.

Directors

Robert Taub has served as a member of our board of directors since July 2007 and as its Chairman since November 2013. From June 1995 to December 2008, Mr. Taub founded and served as President, Chief Executive Officer and a member of the board of directors of Omrix, a biopharmaceutical company that developed, manufactured and marketed biological products for the biosurgical and immunotherapy markets and which was acquired by Johnson & Johnson in 2008, following a listing on NASDAQ. In 2009, Mr. Taub served as Chairman of Nyxoah S.A., a company that he co-founded, which develops implants to treat sleep apnea, and a director of LifeBond, Ltd., a company that develops surgical sealants. Mr. Taub holds a BA in Languages from RUCA Antwerp University and an MBA from INSEAD (France).

Shmuel Cabilly has served as a member of our board of directors since September 2009. Dr. Cabilly is a scientist and inventor in the field of immunology. Dr. Cabilly was the named inventor of the two key patents relating to artificial synthesis of antibody molecules, commonly referred to as the "Cabilly patents." Dr. Cabilly was also the co-founder and served as the Chief Scientist of Ethrog Biotechnologies Ltd., where he invented dry buffer technologies enabling the production of a disposable apparatus for gel electrophoresis containing no liquid, as well as a technology for molecular separation within small zones. In 2001, Ethrog Biotechnologies Ltd. was purchased by Invitrogen Corp. (Thermo Fisher Scientific Inc.). Dr. Cabilly serves as a director in several high-tech companies, among them are RedHill Biopharma Ltd., Ornim Medical Ltd., Pango Mobile Parking Ltd., Oplon Pure Science Ltd., Efranat Ltd. and ViDAC Pharma Ltd. Dr. Cabilly holds a BSc in Biology from the Ben Gurion University of Be'er Sheva, and an MSc and a PhD in Immunology and Microbiology from the Hebrew University of Jerusalem.

Larry Ellberger has served as a member of our board of directors since March 2014. Since October 2009, Mr. Ellberger also serves as Chairman of the board of directors and has been a director of Celldex Therapeutics, Inc. since August 2003. He is a Founder and Principal of Healthcare Ventures Associates, Inc., a consulting firm for the pharmaceutical, biotechnology and medical device industries. He was most recently Interim Chief Executive Officer of PDI, Inc., a diversified sales and marketing services provider to the biopharmaceutical, medical device and diagnostic industries. From 2000 to 2003, he was Senior Vice President of Powderject plc, where he also served as a director. Mr. Ellberger currently serves on the board of directors of Transpharma, Ltd. and The Jewish Children's Museum and was formerly Chairman of the board of Omrix until its acquisition by Johnson & Johnson in 2008. Mr. Ellberger holds a BA in Economics from Columbia College and a BSc in Chemical Engineering from Columbia School of Engineering.

Yehoshua Gleitman has served as a member of our board of directors since July 2007. Since August 2000, Dr. Gleitman has served as the Managing Director of Platinum Venture Capital Fund, L.P., a venture capital firm investing in Israeli high technology companies, which he founded in 2000. From January 2001 through 2006, Dr. Gleitman served as the Chairman and Chief Executive Officer of Danbar Technologies Ltd., an investment company listed on the Tel Aviv Stock Exchange. From February 2000 through December 2005, Dr. Gleitman was the Chief Executive Officer of Shrem, Fudim, Kelner-Technologies Ltd., an investment company publicly traded on the Tel Aviv Stock Exchange, which he co-founded. Prior to that, Dr. Gleitman was the Chief Executive Officer of Ampal-American Israel Corporation, an investment company listed on NASDAQ, from 1997 through 2000, and the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor from 1992 to 1997. From 1996 to 1997, Dr. Gleitman was also the Director General of the Israeli Ministry of Industry, Trade and Labor. Dr. Gleitman currently serves on the board of directors of Capital Point Ltd., a technology incubation company listed on the Tel Aviv Stock Exchange, and Teuza — A Fairchild Technology Venture Ltd., a publicly-traded venture capital firm listed on the Tel Aviv Stock Exchange. Dr. Gleitman holds BSc, MSc and PhD degrees in Physical Chemistry from the Hebrew University of Jerusalem. Dr. Gleitman has served as the Honorary Consul General of Singapore in Israel since 1998.

Jürgen Hambrecht has served as a member of our board of directors since January 2013. From May 2003 to May 2011, Dr. Hambrecht served as the Chief Executive Officer, Chairman of the board of executive directors and the Chief Compliance officer of BASF SE. Currently, Dr. Hambrecht is Chairman of the supervisory boards of Fuchs Petrolub SE and Trumpf GmbH & Co. KG. He is also a member of the supervisory boards of Daimler AG and Lufthansa AG. Dr. Hambrecht holds a PhD in organic chemistry from the University of Tubingen, Germany.

Yossi Tamar has served as a member of our board of directors since January 2012. Since October 2011, Mr. Tamar has served as the Co-Chief Executive Officer of Capital Point Ltd. and as Chairman of Meytag High Tech Ventures Ltd. Since 2008, Mr. Tamar has served as a mergers and acquisitions and financing consultant for Lior Tamar Investments Ltd. and as an independent consultant. Mr. Tamar holds an LLB, a BA in Economics and an LLM from the Hebrew University of Jerusalem. Mr. Tamar is also a member of the Israeli Bar Association.

Uwe Wascher has served as a member of our board of directors since July 2007. In 2000, Mr. Wascher founded Wascher and Partner, a company that specializes in mergers and acquisitions consultancy and start-up advice in the specialty chemicals and plastics fields. From 1984 to 2000, Mr. Wascher served as a vice president of General Electric Company. Currently, Mr. Wascher serves as a non-executive director of Polymer Logistics N.V., Polyscope Polymers B.V. and Nyxoah S.A. Mr. Wascher holds a MSc in polymer science from the Massachusetts Institute of Technology.

Arrangements Concerning Election of Directors; Family Relationships

Our current board of directors consists of eight directors. Currently-serving directors (other than external directors) that were appointed prior to this offering will continue to serve pursuant to their appointment until the first annual meeting of shareholders held after this offering at which time the terms of their class of director will expire. We are not a party to, and are not aware of, any voting agreements among our shareholders. In addition, there are no family relationships among our executive officers and directors.

Corporate Governance Practices

Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel whose shares are publicly traded, including companies with shares listed on the NASDAQ Global Market, are considered public companies. Accordingly, we will be required to comply with various corporate governance requirements under Israeli law relating to such matters as external directors, the audit committee, the compensation committee and an internal auditor. This is the case even if our shares are not listed on the Tel Aviv Stock Exchange. These requirements are in addition to the corporate governance requirements imposed by the Listing Rules of the NASDAQ Stock Market and other applicable provisions of U.S. securities laws to which we will become subject (as a foreign private issuer) upon the closing of this offering and the listing of our ordinary shares on the NASDAQ Global Market. Under the Listing Rules of the NASDAQ Stock Market, a foreign private issuer, such as us, may generally follow its home country rules of corporate governance in lieu of the comparable requirements of the Listing Rules of the NASDAQ Stock Market, except for certain matters including (among others) the composition and responsibilities of the abovementioned board committees and the independence of their members within the meaning of the rules and regulations of the SEC.

We intend to rely on this "home country practice exemption" solely with respect to the quorum requirement for shareholder meetings. As permitted under the Israeli Companies Law, pursuant to our amended articles of association, the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Israeli Companies Law, who hold at least 25% of the voting power of our shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the NASDAQ corporate governance rules. We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on NASDAQ. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NASDAQ corporate governance rules.

Board of Directors

Under the Israeli Companies Law, the management of our business is vested in our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the terms of a consulting agreement that we have entered into with him. All other executive officers are appointed by our Chief Executive Officer and are subject to the terms of any applicable employment agreements that we may enter into with them.

Upon the closing of this offering, we will comply with the rule of the NASDAQ Stock Market that a majority of our directors be independent. Our board of directors has determined that           of our directors are independent under such rules. In addition, pursuant to the Israeli Companies Law, at least two of our directors must be "external directors." The definition of independent director under NASDAQ rules and external director under the Israeli Companies Law overlap to a significant degree such that we would generally expect the directors serving as external directors to satisfy the requirements to be independent under NASDAQ rules. However, it is possible for a director to qualify as an "external director" under the Israeli Companies Law without qualifying as an "independent director" under the NASDAQ Stock Market rules, or vice-versa. The definition of external director under the Israeli Companies Law includes a set of statutory criteria that must be satisfied, including criteria whose aim is to ensure that there shall be no factor which would impair the ability of the external director to exercise independent judgment. The definition of independent director under the NASDAQ Stock Market rules specifies similar, if slightly less stringent, requirements in addition to the requirement that the board of directors consider any factor which would impair the ability of the independent director to exercise independent judgment. In addition, both external directors and independent directors serve for a period of three years; external directors pursuant to the requirements of the Israeli Companies Law and independent directors pursuant to the staggered board provisions of our amended articles of association. However, external directors must be elected by a special majority of shareholders while independent directors may be elected by an ordinary majority. See "— External Directors" for a description of the requirements under the Israeli Companies Law for a director to serve as an external director.

Under our amended articles of association, our board of directors must consist of at least          and not more than          directors, including at least two external directors required to be appointed under the Israeli Companies Law. At any time, the minimum number of directors (other than external directors) may not fall below          . Our board of directors will consist of          directors upon the closing of this offering, including          new directors, who are our          nominees to serve as external directors and whose service will commence upon the closing of this offering. The appointment of the external director nominees as external directors is subject to their election at a meeting of our shareholders to be held no later than three months following the closing of this offering.

Other than external directors, for whom special election requirements apply under the Israeli Companies Law, as detailed below, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors, will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2015 and thereafter, each year the term of office of only one class of directors will expire. Each director will hold office until the annual general meeting of our shareholders for the year in which his or her term expires, unless they are removed by a vote of 66 2/3% of the voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our amended articles of association.

Our board of directors will be divided among the three staggered classes of directors:

    •
    the Class I directors will be          ,          and           , and their terms will expire at the annual general meeting of shareholders to be held in 2015;

    •
    the Class II directors, will be          ,          and           , and their terms will expire at our annual meeting of shareholders to be held in 2016; and

    •
    the Class III directors will be          and          , and their terms will expire at our annual meeting of shareholders to be held in 2017.

In addition, our amended articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated. External directors are elected for an initial term of three years and may be elected for additional three-year terms under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Israeli Companies Law. See "— External Directors" below.

Under the Israeli Companies Law and our amended articles of association, nominations for directors may be made by any shareholder holding at least 1% of our outstanding voting power. However, any such shareholder may make such a nomination only if a written notice of such shareholder's intent to make such nomination has been given to our Secretary (or, if we have no Secretary, our Chief Executive Officer). Any such notice must include certain information, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that they have the required skills and availability to carry out their duties and providing details of such skills and that there is no limitation under the Israeli Companies Law preventing their election and that all of the information that is required to be provided to us in connection with such election under the Israeli Companies Law has been provided.

Under the Israeli Companies Law, our board of directors must determine the minimum number of directors who are required to have accounting and financial expertise. See "— External Directors." In determining the number of directors required to have such expertise, our board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that the minimum number of directors of our company who are required to have accounting and financial expertise is one.

Under the Israeli Companies Law, the chairman of the board of directors or his relatives cannot be vested with the authority of the chief executive officer of a company, without the approval of a special majority of such company's shareholders. Such special majority consists of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

    •
    such majority includes at least two thirds of the shares held by all shareholders who are non-controlling shareholders and do not have a personal interest in approving such resolution that are voted at the meeting, excluding abstentions; or

    •
    the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest against approving such resolution does not exceed 2% of the aggregate voting rights in the company.

The Israeli Companies Law also prohibits a direct or indirect subordinate to the chief executive officer of a company from serving as the chairman of such company's board of directors.

External Directors

Under the Israeli Companies Law, we are required to include at least two members of our board of directors who qualify as external directors under the Israeli Companies Law, and          and          have agreed to serve as our external directors following the closing of this offering, subject to ratification at a meeting of our shareholders to be held no later than three months following the closing of this offering.

The provisions of the Israeli Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a shareholders meeting, provided that either:

    •
    such majority includes at least a majority of the shares held by all shareholders who are non-controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, to which we refer as a disinterested majority; or

    •
    the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

The term "control" is defined in the Israeli Companies Law as the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder "holds" (within the meaning of the Israeli Companies Law) 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters, a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

The initial term of an external director is three years. Thereafter, unless a company's articles of association determine otherwise, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, provided that either:

    •
    subject to certain conditions being met, his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company's voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting in favor of such reelection exceeds 2% of the aggregate voting rights in the company; or

    •
    his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders meeting by the same majority required for the initial election of an external director (as described above).

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NASDAQ Global Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director's expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company, provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company's shareholders must be informed of the nominee's previous term of service and of the reasons why the board of directors and audit committee recommended the extension of such term.

External directors may be removed from office only under limited circumstances, including ceasing to meet the statutory qualifications for appointment, or violating their duty of loyalty to the company. In each such event, the external directors may be removed by either a special general meeting of shareholders called by the board of directors after such board has determined the occurrence of circumstances allowing such dismissal or by a court. Dismissal of external directors by such a special shareholders meeting requires the same shareholder vote percentage required for their election. If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Israeli Companies Law to convene a special general meeting of shareholders as soon as practicable to appoint a replacement external director.

Each committee of the board of directors that exercises any of the powers of the board of directors must include at least one external director; however, the audit committee and the compensation committee must include all external directors then serving on the board of directors. Under the Israeli Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation or other benefits from the company other than such compensation and other benefits for their services as external directors in accordance with the Israeli Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

The Israeli Companies Law provides that a person is not qualified to serve as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person's control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director, any affiliation or other disqualifying relationship with a person then serving as chairman of the board or chief executive officer, with a holder of 5% or more of the issued share capital or voting power in the company or with the most senior financial officer.

The term "relative" is defined under the Israeli Companies Law as a spouse, sibling, parent, grandparent or descendant; spouse's sibling, parent or descendant; and the spouse of each of the foregoing persons.

Under the Israeli Companies Law, the term "affiliation" and the similar types of disqualifying relationships include (subject to certain exceptions):

    •
    an employment relationship;

    •
    a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

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    control; and

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    service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term "office holder" is defined under the Israeli Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person's title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person's position or professional or other activities create, or may create, a conflict of interest with that person's responsibilities as a director or otherwise interfere with that person's ability to serve as a director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. A person may furthermore not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to indemnification and/or exculpation contracts or commitments and insurance coverage, other than for his or her service as an external director as permitted by the Israeli Companies Law and the regulations promulgated thereunder.

Following the termination of an external director's service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder's control. This includes engagement as an office holder or director of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

According to regulations promulgated under the Israeli Companies Law, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below). In addition, at least one of the external directors must be determined by our board of directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the standards of the NASDAQ Listing Rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under Israeli Companies law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses a high degree of proficiency in, and an understanding of, business-accounting matters and financial statements, such that he or she is able to understand the financial statements of the company, in depth, and initiate a discussion about the manner of presentation of the financial data. A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his/her position in the company, or (iii) at least five years of experience serving in one of the following capacities, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business; (b) a senior position in the company's primary field of business; or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Our board of directors has determined that          has accounting and financial expertise and possesses professional qualifications as required under the Israeli Companies Law.

Audit Committee

Following the listing of our ordinary shares on the NASDAQ Global Market, our audit committee will consist of          , along with our two external director nominees,          and          .          will serve as the Chairman of the audit committee.

Israeli Companies Law Requirements

Under the Israeli Companies Law, we will be required to appoint an audit committee following the closing of this offering. The audit committee must be comprised of at least three directors, including all of the external directors and one of whom must serve as chairman of the committee. The audit committee may not include the chairman of the board, a controlling shareholder of the company or a relative of a controlling shareholder, a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder or a director who derives most of his or her income from a controlling shareholder.

In addition, under the Israeli Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an "unaffiliated director" under the Israeli Companies Law is defined as either an external director or as a director who meets the following criteria:

    •
    he or she meets the qualifications for being appointed as an external director, except for (i) the requirement that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (ii) the requirement for accounting and financial expertise or professional qualifications; and

    •
    he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in the service shall not be deemed to interrupt the continuation of the service.

NASDAQ Listing Requirements

Under the NASDAQ corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ corporate governance rules. Our board of directors has determined that          is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NASDAQ corporate governance rules.

Each of the members of our audit committee is "independent" as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter to be effective upon the listing of our shares on the NASDAQ Global Market that will set forth the responsibilities of the audit committee consistent with the rules of the SEC and the Listing Rules of the NASDAQ Stock Market, as well as the requirements for such committee under the Israeli Companies Law, including the following:

    •
    oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

    •
    recommending the engagement or termination of the person filling the office of our internal auditor; and

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    recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors.

Our audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by pre-approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. Our audit committee also oversees the audit efforts of our independent auditors and takes those actions that it deems necessary to satisfy itself that the auditors are independent of management.

Under the Israeli Companies Law, our audit committee is responsible for:

    •
    determining whether there are deficiencies in the business management practices of our company, including in consultation with our internal auditor or the independent auditor, and making recommendations to the board of directors to improve such practices;

    •
    determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Israeli Companies Law) and establishing the approval process for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest (see "— Approval of Related Party Transactions under Israeli Law");

    •
    where the board of directors approves the working plan of the internal auditor, examining such working plan before its submission to the board of directors and proposing amendments thereto;

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    examining our internal controls and internal auditor's performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

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    examining the scope of our auditor's work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor; and

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    establishing procedures for the handling of employees' complaints as to deficiencies in the management of our business and the protection to be provided to such employees.

Our audit committee may not approve any actions requiring its approval (see "— Approval of Related Party Transactions under Israeli Law"), unless at the time of the approval a majority of the committee's members are present, which majority consists of unaffiliated directors including at least one external director.

Compensation Committee

Following the listing of our ordinary shares on the NASDAQ Global Market, our compensation committee will consist of            ,              and            .            will serve as the Chairman of the compensation committee.

Israeli Companies Law Requirements

Under the Israeli Companies Law, the board of directors of a public company must appoint a compensation committee. The compensation committee must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. However, subject to certain exceptions, Israeli companies whose securities are traded on stock exchanges such as NASDAQ, and who do not have a controlling shareholder, do not have to meet this majority requirement; provided, however, that the compensation committee meets other Israeli Companies Law composition requirements, as well as the requirements of the jurisdiction where the company's securities are traded. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Israeli Companies Law restrictions as the audit committee as to who may not be a member of the committee.

The duties of the compensation committee include the recommendation to the company's board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a compensation policy. Such policy must be adopted by the company's board of directors, after considering the recommendations of the compensation committee, and will need to be brought for approval by the company's shareholders, which approval requires a Special Approval for Compensation (as defined below under "— Approval of Related Party Transactions under Israeli Law — Fiduciary Duties of Directors and Executive Officers"). Under the Israeli Companies Law, the board of directors may adopt the compensation policy if it is not approved by the shareholders, provided that following non-approval of such policy by the shareholders, the compensation committee and the board of directors revisit the matter and determine that the adoption of the compensation policy is beneficial to the company. We will be required to adopt a compensation policy within nine months following our listing on the NASDAQ Global Market.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including the advancement of the company's objectives, the company's business plan and its long-term strategy, and the creation of appropriate incentives for office holders. It must also consider, among other things, the company's risk management, size and the nature of its operations.

The compensation policy must furthermore consider the following additional factors:

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    the education, skills, expertise and accomplishments of the relevant office holder;

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    the office holder's roles and responsibilities and prior compensation agreements with him or her;

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    the relationship between the cost of the terms of service of an office holder and the cost of compensation of other employees (including those employed through manpower companies);

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    the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable equity-based compensation; and

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    as to severance compensation, the period of service of the office holder, the terms of his or her compensation during such service period, the company's performance during that period of service, the person's contribution towards the company's achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

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    the link between variable compensation and long-term performance and measurable criteria;

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    the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation;

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    the conditions under which an office holder would be required to repay compensation paid to him or her in the event that such compensation was based on inaccurate data which was restated in the company's financial statements;

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    the minimum holding or vesting period for variable, equity-based compensation; and

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    maximum limits for severance compensation.

The compensation committee is responsible for (a) recommending the compensation policy to a company's board of directors for its approval (and subsequent approval by the shareholders) and (b) duties related to the compensation policy and to the compensation of a company's office holders, including:

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    recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

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    recommending to the board of directors periodic updates to the compensation policy;

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    assessing implementation of the compensation policy;

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    determining whether to approve the terms of compensation of office holders that require such committee's approval; and

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    determining whether the compensation terms of certain office holders need not be brought to the shareholders for approval.

NASDAQ Listing Requirements

Under NASDAQ corporate governance rules, we are required to maintain a compensation committee consisting of at least two independent directors. Each of the members of the compensation committee is required to be independent under NASDAQ rules relating to compensation committee members, which are different from the general test for independence of board and committee members. Each of the members of our compensation committee satisfies those requirements.

Compensation Committee Role

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which include:

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    the responsibilities set forth in the compensation policy;

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    reviewing and approving the granting of options and other incentive awards to the extent such authority is delegated by our board of directors; and

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    reviewing, evaluating and making recommendations regarding the compensation and benefits for our non-employee directors.

Nominating and Governance Committee

Following the listing of our ordinary shares on the NASDAQ Global Market, our nominating and governance committee will consist of            ,             ,             and            .            will serve as the Chairman of the nominating and governance committee. Our board of directors has adopted a nominating and governance committee charter to be effective upon the listing of our shares on the NASDAQ Global Market that will set forth the responsibilities of the nominating and governance committee, which include:

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    overseeing and assisting our board in reviewing and recommending nominees for election as directors;

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    assessing the performance of the members of our board; and

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    establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our company.

Disclosure of Compensation of Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than an aggregate, basis. Nevertheless, a recent amendment to the regulations promulgated under the Israeli Companies Law will require us, after we become a public company, to disclose the annual compensation of our five most highly compensated officers on an individual basis, rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the notice (which is generally part of the proxy statement) for our 2015 annual meeting of shareholders, which will be filed under cover of a Form 6-K and we may elect to provide such information at an earlier date.

Compensation of Directors

Under the Israeli Companies Law, the compensation of our directors (including reimbursement of expenses) requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Israeli Companies Law, the approval of the shareholders at a general meeting as described under "Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions." Where the director is also a controlling shareholder, the requirements for approval of transactions with controlling shareholders apply, as described below under "Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of a Controlling Shareholder and Approval of Certain Transactions."

External directors are entitled to remuneration (including reimbursement of expenses) subject to the provisions and limitations set forth in the regulations promulgated under the Israeli Companies Law.

For additional information, see "— Compensation of Officers and Directors."

Internal Auditor

Under the Israeli Companies Law, the board of directors of an Israeli public company must appoint an internal auditor recommended by the audit committee. An internal auditor may not be:

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    a person (or a relative of a person) who holds more than 5% of the company's outstanding shares or voting rights;

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    a person (or a relative of a person) who has the power to appoint a director or the general manager of the company;

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    an office holder (including a director) of the company (or a relative thereof); or

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    a member of the company's independent accounting firm, or anyone on its behalf.

The role of the internal auditor is to examine, among other things, our compliance with applicable law and orderly business procedures. The audit committee is required to oversee the activities and to assess the performance of the internal auditor as well as to review the internal auditor's work plan. We intend to appoint an internal auditor following the closing of this offering.

Approval of Related Party Transactions Under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. Each person listed in the table under "Management — Executive Officers and Directors" is an office holder under the Israeli Companies Law.

An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

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    information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

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    all other important information pertaining to any such action.

The duty of loyalty includes a duty to:

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    refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

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    refrain from any action that is competitive with the company's business;

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    refrain from exploiting any business opportunity of the company in order to receive a personal gain for himself or herself or others; and

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    disclose to the company any information or documents relating to the company's affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Israeli Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may be aware of and all related material information or documents concerning any existing or proposed transaction with the company. An interested office holder's disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. A personal interest includes an interest of any person in an action or transaction of a company, including a personal interest of such person's relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one's ownership of shares in the company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such person has no personal interest in the matter. An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Israeli Companies Law, an extraordinary transaction is defined as any of the following:

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    a transaction other than in the ordinary course of business;

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    a transaction that is not on market terms; or

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    a transaction that may have a material impact on a company's profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the company's articles of association provide for a different method of approval. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of the duty of loyalty if it is performed by the office holder in good faith. However, generally, a company may only approve a transaction or action in which an office holder has a personal interest if it is in the company's interest. An extraordinary transaction in which an office holder has a personal interest requires approval first by the company's audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company's compensation committee, then by the company's board of directors, and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the company's stated compensation policy or if the office holder is the Chief Executive Officer (apart from a number of specific exceptions), then such arrangement is subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed 2% of the company's aggregate voting rights. We refer to this as the Special Approval for Compensation. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and, subject to certain exceptions, also shareholders by an ordinary majority, in that order, and under certain circumstances, a Special Approval for Compensation. If shareholders of a company do not approve the compensation terms of office holders, other than directors, the compensation committee and board of directors may override the shareholders' decision, subject to certain conditions.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the audit committee or the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors (as applicable) on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to the Israeli Companies Law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 50% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated. The approval of the audit committee, the board of directors and the shareholders of the company, in that order is required for (a) extraordinary transactions (including certain private placement transactions) with a controlling shareholder or in which a controlling shareholder has a personal interest, (b) the engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to the company, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder, or (d) the employment of a controlling shareholder or his or her relative by the company, other than as an office holder. In addition, the shareholder approval requires one of the following, which we refer to as a Special Majority:

    •
    at least a majority of the shares held by all shareholders who do not have a personal interest in the transaction and which are voted at the meeting are voted in favor of the transaction, excluding abstentions; or

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    the shares voted against the transaction by shareholders who have no personal interest in the transaction do not exceed 2% of the voting rights in the company.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders by a Special Majority and the terms thereof may not be inconsistent with the company's stated compensation policy.

Pursuant to regulations promulgated under the Israeli Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of a company's shareholders may be exempt from shareholder approval upon certain determinations of the audit committee, or the compensation committee, as the case may be, and board of directors. Under these regulations, a shareholder holding at least 1% of the issued share capital of the company may require, within 14 days of the publication of such determinations, that despite such determinations by the relevant committee and the board of directors, such transaction will require shareholder approval under the same majority requirements that would otherwise apply to such transactions.

Shareholder Duties

Pursuant to the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

    •
    an amendment to the company's articles of association;

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    an increase of the company's authorized share capital;

    •
    a merger; or

    •
    the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from discriminating against other shareholders.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that he or she has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or other power towards the company. The Israeli Companies Law does not define the substance of the duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

    •
    financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator's award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

    •
    reasonable litigation expenses, including attorneys' fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

    •
    reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided for in the company's articles of association:

    •
    a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

    •
    a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

    •
    a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

    •
    a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

    •
    a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

    •
    an act or omission committed with intent to derive illegal personal benefit; or

    •
    a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See "Management — Approval of Related Party Transactions under Israeli Law."

Our amended and restated articles of association to be effective upon the closing of this offering will permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We have obtained directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, prior to the closing of this offering, we intend to enter into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association to be effective upon the closing of this offering and the Israeli Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Code of Business Conduct and Ethics

We intend to adopt a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a "code of ethics" as defined in Item 16B of Form 20-F promulgated by the SEC. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of the Code of Business Conduct and Ethics will be posted on our website at www.neuroderm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC. Under Item 16B of the SEC's Form 20-F, if a waiver or amendment of the Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we are required to disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Compensation of Officers and Directors

The aggregate compensation paid and equity-based compensation and other payments expensed by us to our directors and executive officers with respect to the year ended December 31, 2013 was $1.1 million. This amount includes approximately $42,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. As of December 31, 2013, options to purchase 7,078 ordinary shares granted to our directors and executive officers were outstanding under our share option plan at a weighted average exercise price of $160.23 per share. We do not have any written agreements with any director providing for benefits upon the termination of such director's relationship with our company.

Employment and Consulting Agreements with Executive Officers

We have entered into written employment or consulting agreements with all of our executive officers. Each of these agreements contains provisions regarding non-competition, confidentiality of information and assignment of inventions. The non-competition provision applies for a period that is generally 12 months following termination of employment or service. The enforceability of covenants not to compete in Israel and the United States is subject to limitations. See "Risk Factors — Risks Related to Our Management and Employees — Under applicable employment laws, we may not be able to enforce covenants not to compete." In addition, we are required to provide one to three months' notice prior to terminating the employment or services of our executive officers.

Directors' Service Contracts

There are no arrangements or understandings between us, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their service as directors of our company.

2007 Share Option Plan

In May 2007, we adopted our 2007 Share Option Plan, or the 2007 Plan. The 2007 Plan provides for the grant of options to our directors, employees, officers, consultants and service providers, among others.

The number of shares reserved for option grants is subject to the discretion of our board of directors. As of June 30, 2014, our board of directors has authorized and granted 21,853 options under the 2007 Plan. The 2007 Plan is administered by our board of directors or a committee designated by our board of directors, which determines, subject to Israeli law, the grantees of options, the terms of the options, including exercise prices, vesting schedules, acceleration of vesting, the type of option and the other matters necessary or desirable for, or incidental to the administration of the 2007 Plan The 2007 Plan provides for the issuance of options under various tax regimes including, without limitation, pursuant to Sections 102 and 3(i) of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance.

Section 102 of the Ordinance allows employees, directors and officers, who are not controlling shareholders and who are Israeli residents, to receive favorable tax treatment for compensation in the form of shares or options. Section 102 of the Ordinance includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, which provides the most favorable tax treatment for grantees, permits the issuance to a trustee under the "capital gains track." In order to comply with the terms of the capital gains track, all options granted under a specific plan and subject to the provisions of Section 102 of the Ordinance, as well as the shares issued upon exercise of such options and other shares received following any realization of rights with respect to such options, such as share dividends and share splits, must be registered in the name of a trustee selected by the board of directors and held in trust for the benefit of the relevant employee, director or officer. The trustee may not release these options or shares to the relevant grantee before the second anniversary of the registration of the options in the name of the trustee. However, under this track, we are not allowed to deduct an expense with respect to the issuance of the options or shares.

The 2007 Plan provides that options granted to our employees, directors and officers who are not controlling shareholders and who are considered Israeli residents are intended to qualify for special tax treatment under the "capital gains track" provisions of Section 102(b)(2) of the Ordinance. Our Israeli consultants and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Options granted under the 2007 Plan are subject to vesting schedules and generally expire 12 years from the date of commencement of their vesting and vest over a four-year period commencing on the date of grant, such that equal portions of granted options vest annually or quarterly. Under the 2007 Plan, in the event of termination of employment or services for any reason other than death, retirement, disability or cause, any vested but unexercised options on the date of termination may be exercised within the term of the options but not later than one to three years after termination of employment or services, depending on the number of years the grantee was employed by or providing services to us. In the event of resignation, any vested but unexercised options on the date of resignation may be exercised within the term of the options but not later than 90 days from resignation. In the event of termination of employment or services for reasons of death, retirement or disability, the grantee, or in the case of death, his or her legal successor, may exercise options that have vested prior to termination within the term of the options but not later than three years after the date of termination of employment or services. In each of the above cases, all unvested options expire on the date of termination of employment or services. If a grantee's employment or service is terminated for cause, all of the grantee's vested and unvested options expire on the date of termination. Any expired options are returned to the pool for reissuance.

The 2007 Plan provides that, subject to the terms of grant, in the event of a merger or consolidation of our company, or a sale of all, or substantially all, of our assets, our board of directors or its designated committee, as applicable, in its sole discretion shall decide if and how the unvested options shall be canceled, replaced or accelerated; if and how vested options (including options whose vesting schedule is accelerated) shall be exercised, replaced and/or sold on the behalf of grantee; and how the underlying shares issued upon exercise of the options shall be replaced or sold.

The following table presents certain data for our 2007 Plan as of June 30, 2014.

PLAN	AGGREGATE NUMBER OF OPTIONS EXERCISED	AGGREGATE NUMBER OF OPTIONS OUTSTANDING	WEIGHTED AVERAGE EXERCISE PRICE OF OPTIONS OUTSTANDING
2007 Share Option Plan	204	21,853	$136.64

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of the date of this prospectus and after this offering by:

    •
    each person or entity known by us to own beneficially 5% or more of our outstanding shares;

    •
    each of our directors and executive officers individually; and

    •
    all of our executive officers and directors as a group.

The beneficial ownership of ordinary shares is determined in accordance with the rules of the SEC and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, we deem shares subject to options or warrants that are currently exercisable or exercisable within 60 days of August 31, 2014, to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned prior to the offering is based on 118,662 ordinary shares (including ordinary shares issuable upon the automatic conversion of outstanding series A-1 ordinary shares, series A-2 ordinary shares, series A preferred shares and series A-1 preferred shares) outstanding as of August 31, 2014. We have also set forth below information known to us regarding any significant change in the percentage ownership of our ordinary shares by any major shareholders during the past three years.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

As of August 31, 2014, we had no holders of record of our ordinary shares in the United States.

All of our shareholders, including the shareholders listed below, have the same voting rights attached to their ordinary shares. See "Description of Share Capital — Voting Rights and Conversion." Following the closing of this offering, neither our principal shareholders nor our directors and executive officers have different or special voting rights with respect to their ordinary shares. Unless otherwise noted below, each shareholder's address is Ruhrberg Science Building, 3 Pekeris St., Rehovot 7670203, Israel.

A description of any material relationship that our principal shareholders have had with us or any of our predecessors or affiliates within the past three years is included under "Certain Relationships and Related Party Transactions."

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES BENEFICIALLY OWNED AFTER THE OFFERING (ASSUMING NO EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES)		SHARES BENEFICIALLY OWNED AFTER THE OFFERING (ASSUMING FULL EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES)
NAME OF BENEFICIAL OWNER	NUMBER	%	NUMBER	%	%
Principal Shareholders
Capital Point Ltd.(1)	19,930	16.6%
Directors and Executive Officers
Oded S. Lieberman(2)	4,866	3.9%
Alon Yaar	*	*
Sheila Oren	*	*
Oron Yacoby-Zeevi	*	*
Roy Golan	*	*
Sharon Cohen-Vered	*	*
Revital Mandil-Levin	*	*
Shmuel Cabilly(3)	26,679	22.2%
Larry Ellberger	*	*
Yehoshua Gleitman	—	—
Jürgen Hambrecht(4)	7,216	6.1%
Yossi Tamar	—	—
Robert Taub(5)	33,595	28.0%
Uwe Wascher(6)	31,095	25.9%
All directors and executive officers as a group (14 persons)	105,862	81.1%

*
Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)
Prior to this offering, consists of (i)(a)13,943 ordinary shares held by Capital Point Ltd., and (b) 1,163 ordinary shares issuable upon the exercise of outstanding warrants; and (ii) 4,824 ordinary shares held by Ofakim Hi-Tech Ventures Ltd., or OHV, a wholly-owned subsidiary of Capital Point Ltd. After this offering, also includes                         ordinary shares issuable upon conversion of senior convertible promissory notes held by Capital Point Ltd. and/or its affiliates upon the consummation of this offering based on the midpoint of the range set forth on the cover of this prospectus. Capital Point Ltd., an Israeli company traded on the Tel-Aviv Stock Exchange, is located at Azrieli Center, Round Tower 22nd floor, Tel Aviv 67021, Israel.

(2)
Consists of 4,866 ordinary shares issuable upon exercise of outstanding options.

(3)
Consists of (i) 25,055 ordinary shares and (ii) 1,624 ordinary shares issuable upon the exercise of outstanding warrants. After this offering, also includes                    ordinary shares issuable upon conversion of senior convertible promissory notes held by Mr. Cabilly upon the consummation of this offering based on the midpoint of the range set forth on the cover of this prospectus.

(4)
Consists of 7,216 ordinary shares. After this offering, also includes                    ordinary shares issuable upon conversion of senior convertible promissory notes held by Mr. Hambrecht upon the consummation of this offering based on the midpoint of the range set forth on the cover of this prospectus.

(5)
Consists of (i) 32,077 ordinary shares and (ii) 1,518 ordinary shares issuable upon the exercise of outstanding warrants. After this offering, also includes                    ordinary shares issuable upon conversion of senior convertible promissory notes held by Mr. Taub upon the consummation of this offering based on the midpoint of the range set forth on the cover of this prospectus.

(6)
Consists of (i) 29,577 ordinary shares and (ii) 1,518 ordinary shares issuable upon the exercise of outstanding warrants. After this offering, also includes               ordinary shares issuable upon conversion of senior convertible promissory notes held by Mr. Wascher upon the consummation of this offering based on the midpoint of the range set forth on the cover of this prospectus.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Financing Transactions

Original Rounds of Financing.    Since our founding, we have raised capital through multiple rounds of financing. During 2009 and 2010, we raised capital through the issuance of $2.5 million principal amount of senior convertible 2009 series A promissory notes, or the 2009 Notes.

2011 Financing.    On August 25, 2011, we entered into a convertible loan agreement with certain of our existing shareholders, pursuant to which we issued $2.0 million principal amount of senior convertible 2011 series A promissory notes, or the 2011 Notes. The 2011 Notes bear interest at 15% annually. The principal and accrued interest on the 2011 Notes are convertible into our A-1 preferred shares at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $429.92 per share. Under the 2012 Loan Agreement (defined below), the conversion price was amended for several of the investors to $75.07 per share and for certain other investors to $118.86 per share. In addition, we issued 5,823 warrants, or the 2011 Warrants, to purchase a number of our A-1 preferred shares, at an exercise price of $429.92 per share. The 2011 Warrants are exercisable or convertible by the holder, at any time until their expiration, by exercise for cash or conversion for shares. Unless exercised, the 2011 Warrants expire upon this offering. Immediately prior to the closing of this offering, we will issue               ordinary shares pursuant to the exercise of the 2011 Warrants, assuming an initial public offering price of $                per ordinary share, the midpoint of the range set forth on the cover of this prospectus.

2012 Financing.    On July 16, 2012, we entered into a convertible loan agreement with certain of our existing shareholders, which we refer to as the 2012 Loan Agreement, pursuant to which we issued $4.3 million principal amount of senior convertible 2012 series A promissory notes, or the 2012 Notes. The 2012 Notes bear interest at 8% annually. The principal and accrued interest are convertible into our A-1 preferred shares at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $612.68 per share.

2013 Financing.    In October 2013, we entered into a convertible loan agreement with certain of our existing shareholders and other investors, which we refer to as the 2013 Convertible Loan Agreement, pursuant to which we issued $5.4 million principal amount of senior convertible 2013 series B promissory notes, or the 2013 Notes. The 2013 Notes bear interest at 5% annually. The principal and accrued interest are convertible into shares of our company, issuable in a future financing, at a conversion price that will not exceed one-third of the purchase price to be paid in such financing. In addition, we issued warrants, or the 2013 Warrants, to purchase a number of shares equal to 20% of the total number of shares underlying the 2013 Notes. The exercise price of the 2013 Warrants are identical to the conversion price of the 2013 Notes. The 2013 Warrants are exercisable via payment of cash or in a cashless manner, and unless exercised, expire upon the consummation of this offering. Immediately prior to the closing of this offering, we will issue               ordinary shares pursuant to the exercise of the 2013 Warrants, assuming that they are all exercised and assuming an initial public offering price of $                per ordinary share, the midpoint of the range set forth on the cover of this prospectus.

Repayment of the amounts due under the 2013 Notes is secured, by way of a floating lien in favor of the noteholders in and to our technology and intellectual property, whether registered or not, including all registered patents and patent applications. Under the 2013 Notes, this floating lien will terminate upon their conversion.

Pursuant to the 2013 Convertible Loan Agreement, effective as of October 17, 2013, the 2009 Notes, 2011 Notes and 2012 Notes, collectively, our Existing Notes, were converted into 104,801 of our A-1 preferred shares, which will convert into ordinary shares on a one-to-one basis immediately prior to the closing of this offering. Furthermore, pursuant to the 2014 Note financing, pursuant to which all of the 2013 Notes converted into 2014 Notes (as described below), immediately prior to the closing of this offering, the former 2013 Notes will be converted into               of our ordinary shares at prices per share that will equal 92.5% multiplied by one-third of the price per share in this offering for the former 2013 Noteholders who participated in the 2014 Note financing and by one-third of the price per share in this offering for those former 2013 Noteholders who did not participate in the 2014 Note financing.

2014 Financing.    In August 2014, we entered into a convertible loan agreement with several investors, which we refer to as the 2014 Convertible Loan Agreement, pursuant to which, the investors agreed to purchase up to $17.8 million principal amount of convertible notes, or the 2014 Notes, from our company.

The 2014 Notes may be sold to the investors in three equal tranches. To date, we have sold to the investors (and received payment for) the first tranche, in a total amount of approximately $5.6 million. We may determine not to issue or sell the second and/or third tranches, and even if we determine to issue and sell those additional tranches, Mr. Robert Taub, as representative of the holders of the 2014 Notes, may reject our request to do so. The 2014 Notes bear interest at an annual rate of 10%, and if not converted earlier (as described below), will be repaid on the earlier of two years after issuance or following an event of default under the 2014 Convertible Loan Agreement. Upon the closing of this offering, the outstanding 2014 Notes will automatically convert into                    ordinary shares, assuming an initial public offering price of $               per ordinary share, the midpoint of the range set forth on the cover of this prospectus. The conversion price will equal 88.0% or 92.5% of the price per ordinary share in this offering, depending on the participation level of the particular investor in the 2014 Notes. If the 2014 Notes are not converted earlier, the investors have a right to demand repayment of the 2014 Notes in the event of a change of control, as defined in the 2014 Loan Agreement.

Upon conversion of the 2014 Notes into our ordinary shares immediately prior to the consummation of this offering, any investor who invested at least its pro rata portion (as defined in the 2014 Notes) in the 2014 Note financing will receive cash premiums on those invested amounts, as follows: (i) if conversion occurs prior to the disbursement of the second tranche of the convertible loan amount to us, we will pay certain eligible investors a cash premium of 12% or 24% on the amount actually invested by the investor in the first tranche of the 2014 Note financing; (ii) if conversion occurs after we have received the second tranche of the convertible loan amount, but prior to our receipt of the third tranche, we will pay certain eligible investors a cash premium of 24% on the amount actually invested by the investor in the second tranche; and (iii) if conversion occurs after we have received the third tranche of the convertible loan amount to investors, we will pay that investor a cash premium of 36% on the amount actually invested by that investor in the third tranche of the 2014 Note financing.

Agreements and Arrangements with, and Compensation of, Directors and Executive Officers

We have entered into written confidentiality, non-competition/solicitation and inventions assignment agreements with each of our executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law. Our executive officers will not receive benefits upon their termination, other than payment of salary and related benefits (and limited accrual of vacation days) during the required notice period for termination of their employment, which varies for each individual.

Indemnification agreements

Our amended articles of association permit us to exculpate, indemnify and insure each of our directors and office holders to the fullest extent permitted by the Israeli Companies Law. Immediately prior to the closing of this offering, we will enter into indemnification agreements with each of our directors and executive officers, undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law, including with respect to liabilities resulting from a public offering of our shares, to the extent that these liabilities are not covered by insurance. We have also obtained Directors and Officers insurance for each of our executive officers and directors. For further information, see "Management — Exculpation, Insurance and Indemnification of Directors and Officers."

Option awards

Since our inception we have granted options to purchase our ordinary shares to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under "Management — 2007 Share Option Plan."

DESCRIPTION OF SHARE CAPITAL

The following descriptions of share capital and provisions of our amended articles of association are summaries and are qualified by reference to the amended articles of association to be effective upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of the ordinary shares reflects changes to our capital structure that will occur prior to the closing of this offering.

Share Capital

Upon the closing of this offering, our authorized share capital will consist solely of ordinary shares, par value NIS          per share, of which               shares will be issued and outstanding (assuming that the underwriters do not exercise their option to purchase additional ordinary shares).

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-339457-7. Our purpose as set forth in our amended articles of association is to engage in any lawful activity.

Voting Rights

All ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under "Management — External Directors."

Under our amended articles of association, our board of directors must consist of not less than               but no more than               directors, not including two external directors as required by the Israeli Companies Law. Pursuant to our amended articles of association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our directors, other than the external directors, are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and each of such directors will serve on our board of directors until the annual general meeting of our shareholders for the year in which his or her term expires, unless they are removed by a vote of 66 2/3% of the voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our amended articles of association. In addition, our amended articles of association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law. See "Management — Board of Directors — External Directors."

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company's articles of association provide otherwise. Our amended articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, we may only distribute dividends with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

    •
    amendments to our articles of association;

    •
    appointment or termination of our auditors;

    •
    appointment of external directors;

    •
    approval of certain related party transactions;

    •
    increases or reductions of our authorized share capital;

    •
    a merger; and

    •
    the exercise of our board of director's powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law and our amended articles of association require that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other matters, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company's general manager to serve as the chairman of its board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law allows one or more of our shareholders holding at least 1% of the voting power of a company to request the inclusion of an additional agenda item for an upcoming shareholders meeting, assuming that it is appropriate for debate and action at a shareholders meeting. Under recently adopted regulations, such a shareholder request must be submitted within three or, for certain requested agenda items, seven days following our publication of notice of the meeting. If the requested agenda item includes the appointment of director(s), the requesting shareholder must comply with particular procedural and documentary requirements. If our board of directors determines that the requested agenda item is appropriate for consideration by our shareholders, we must publish an updated notice that includes such item within seven days following the deadline for submission of agenda items by our shareholders. The publication of the updated notice of the shareholders meeting does not impact the record date for the meeting. In lieu of this process, we may opt to provide pre-notice of our shareholders meeting at least 21 days prior to publishing official notice of the meeting. In that case, our 1% shareholders are given a 14-day period in which to submit proposed agenda items, after which we must publish notice of the meeting that includes any accepted shareholder proposals.

Under the Israeli Companies Law and under our amended articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum requirements

Pursuant to our amended articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our amended articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder's relative (even if such terms are not extraordinary) require the approval described above under "Management — Approval of Related Party Transactions under Israeli Law." Additionally, (i) the approval and extension of a compensation policy and certain deviations therefrom require the approvals described above under "Management — Compensation Committee — Israeli Companies Law Requirements," (ii) the terms of employment or other engagement of the chief executive officer of the company require the approvals described above under "Management — Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions" and (iii) the chairman of a company's board of directors also serving as its chief executive officer require the approvals described above under "Management — Board of Directors." Under our amended articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our amended articles of association also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of 66 2/3% of the voting power of our shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our amended articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles of association.

Registration Rights

For a discussion of registration rights we have granted to certain of our existing shareholders prior to this offering, please see "Shares Eligible for Future Sale — Registration Rights."

Acquisitions under Israeli Law

Full Tender Offer.    A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company's issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. The foregoing also applies to the acquisition of voting rights.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company's issued and outstanding share capital or of the applicable class.

Special Tender Offer.    The Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company's outstanding shares will be acquired by the offeror and (ii) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger.    The Israeli Companies Law permits merger transactions if approved by each party's board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party's shareholders, and, in the case of the target company, also a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company's own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described under "Management — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions").

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our amended articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in "— Voting Rights."

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. For example, the declaration and payment of dividends in the absence of sufficient retained earnings or profits requires the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Listing

We have applied to have our ordinary shares listed on the NASDAQ Global Market under the symbol "NDRM."

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. Future shares of substantial amounts of ordinary shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our ordinary shares or impair our ability to raise equity capital.

Upon completion of this offering, we will have an aggregate of               ordinary shares outstanding. Of these shares, the               shares sold in this offering by us will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining               shares, representing          % of our outstanding shares will be held by our existing shareholders. These shares will be "restricted securities" as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock up Agreements

We, our executive officers and directors, and the holders of substantially all of our outstanding ordinary shares and options to purchase ordinary shares, have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares or any securities convertible into or exchangeable for ordinary shares except for the ordinary shares offered in this offering without the prior written consent of Jefferies LLC for a period of 180 days after the date of this prospectus.

Eligibility of Restricted Shares for Sale in the Public Market

The               ordinary shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under "— Rule 144."

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our ordinary shares or the average weekly trading volume of our ordinary shares on the               during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Options

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register                ordinary shares reserved for issuance under our share option plan. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up agreements with the underwriters and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock up agreements expire. See "Management — 2007 Share Option Plan."

Registration Rights

Following the completion of this offering, the holders of up to               ordinary shares are entitled to request that we register their ordinary shares under the Securities Act, subject to cutback for marketing reasons and certain other conditions. These shareholders are also entitled to "piggyback" registration rights, which are also subject to cutback for marketing reasons and certain other conditions. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

 TAXATION AND GOVERNMENT PROGRAMS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at the rate of 25% of a company's taxable income for 2013 and 26.5% for 2014 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are subject to tax at the prevailing corporate rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for "Industrial Companies." We may in the future qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an "Industrial Company" as a company resident in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an "Industrial Enterprise" owned by it. An "Industrial Enterprise" is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

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    amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise;

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    under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

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    expenses related to a public offering are deductible in equal amounts over three years.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by "Industrial Enterprises" (as defined under the Investment Law).

Tax Benefits

The Investment Law provides certain benefits for income generated by a "Preferred Company" through its "Preferred Enterprise" (as such terms are defined in the Investment Law) provided certain conditions are met. The definition of a Preferred Company includes a company incorporated in Israel that is not wholly-owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. As of January 1, 2014, a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 9%.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at the rate of 20% with respect to dividends to be distributed on or after January 1, 2014, subject to certain conditions, or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld. Although, if subsequently distributed to individuals or a non-Israeli company, such dividends would be subject to withholding tax at source at a rate of 20% with respect to dividends to be distributed on or after January 1, 2014, subject to certain conditions, or such lower rate as may be provided in an applicable tax treaty.

We have examined the possible effect, if any, of the applicable provisions of the Investment Law on our financial statements and have decided, at this time, not to opt to apply the benefits under the Investment Law.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of our Shareholders

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders.    Israeli capital gains tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the seller's country of residence provides otherwise. Capital gain is generally subject to tax at the corporate tax rate (25% as of 2013, 26.5% in 2014 and thereafter), if generated by a company, or at the rate of 25% if generated by an individual, or 30% in the case of sale of shares by a Substantial Shareholder (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of any of the company's "means of control" (including, among other things, the right to receive profits of the company, voting rights, the right to receive proceeds upon liquidation and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 48% for an individual in 2013 and 2014). Furthermore, beginning on January 1, 2013, an additional tax liability at the rate of 2% was added to the applicable tax rate on the annual taxable income of the individuals (whether any such individual is an Israeli resident or non-Israeli resident) exceeding NIS 811,560 (in 2013 and 2014).

Notwithstanding the foregoing, a non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a recognized stock exchange in Israel or outside of Israel will generally be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of 25% or more in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12-month period preceding the disposition, subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of Non-Israeli Shareholders on Receipt of Dividends.    Non-Israeli residents are generally subject to Israeli withholding tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder's country of residence (subject to the receipt of a valid certificate from the Israeli Tax Authority allowing for a reduced tax rate). With respect to a person who is a Substantial Shareholder at the time of receiving the dividend or at any time during the preceding 12 months, subject to the terms of an applicable tax treaty, the applicable withholding tax rate is 30%, unless such Substantial Shareholder holds such shares through a nominee company, in which case the rate is 25%. If the dividend is distributed from income attributed to a Preferred Enterprise, the applicable withholding tax rate is 20% with respect to such dividends to be distributed on or after January 1, 2014, subject to certain conditions, unless a reduced rate is provided under an applicable tax treaty. If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly from other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income.

For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. However, for dividends not generated by a Preferred Enterprise and paid to a U.S. corporation holding 10% or more of the outstanding voting rights throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends generated by a Preferred Enterprise are subject to withholding tax at a rate of 15% for such U.S. corporation shareholder, provided that the condition related to our gross income for the previous year is met. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed limitations under U.S. laws applicable to foreign tax credits.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer for more than 180 days during the tax year and (ii) the taxpayer has no other taxable sources of income in Israel with respect to the period to which a tax return is required to be filed.

We cannot assure you that in the event we declare a dividend we will designate the income that we may distribute in a way that will reduce shareholders' tax liability.

Estate and Gift Tax.    Israeli law presently does not impose estate or gift taxes.

U.S. Federal Income Taxation

The following is a description of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to this offering and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

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    banks, financial institutions or insurance companies;

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    real estate investment trusts, regulated investment companies or grantor trusts;

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    dealers or traders in securities, commodities or currencies;

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    tax-exempt entities;

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    certain former citizens or long-term residents of the United States;

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    persons that received our ordinary shares as compensation for the performance of services;

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    persons that will hold our ordinary shares as part of a "hedging," "integrated" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes;

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    partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our ordinary shares through such an entity;

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    U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar; or

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    holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our ordinary shares.

Moreover, this description does not address the United States federal estate, gift, alternative minimum tax or net investment income tax consequences, or any state, local or non-U.S. tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. Each of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained.

For purposes of this description, a "U.S. Holder" is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

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    a citizen or resident of the United States;

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    a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

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    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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    a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.

Based on certain estimates of our gross income and gross assets and the nature of our business, we may be classified as a passive foreign investment company, or a PFIC, for the taxable year ending December 31, 2014. Our classification as a PFIC may result in material adverse consequences for you if you are a U.S. taxable investor. See "— Passive Foreign Investment Company Considerations."

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Passive Foreign Investment Company Considerations

If we were to be classified as a "passive foreign investment company," or PFIC, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look through rules, either

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    at least 75% of its gross income is "passive income"; or;

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    at least 50% of the average quarterly value of its gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce "passive income" or are held for the production of passive income;

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, our ordinary shares generally will continue to be treated as shares in a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above (including if we are not classified as a PFIC for the taxable year ending December 31, 2015).

Based on certain estimates of our gross income and gross assets and the nature of our business, we expect to be classified, and you should assume that we will be classified, as a PFIC for the taxable year ending December 31, 2014. Because PFIC status must be determined annually based on tests which are factual in nature, our PFIC status in future years will depend on our income, assets and activities in those years. There can be no assurance that we will not be considered a PFIC for any taxable year and we do not intend to make a determination of our or any of our future subsidiaries' PFIC status in the future. A U.S. Holder may be able to mitigate some of the adverse U.S. federal income tax consequences described below with respect to owning our ordinary shares if we are classified as a PFIC for our taxable year ending December 31, 2014, provided that such U.S. Holder is eligible to make, and successfully makes, either a "mark-to-market" election or a qualified electing fund election described below for the taxable year in which its holding period begins.

If we were a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime, which we refer to as the Excess Distribution Regime, will apply to both (a) any "excess distribution" by us to you (generally, your ratable portion of distributions in any year which are greater than

125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of our ordinary shares. Under the Excess Distribution Regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder's regular ordinary income rate for the current year and would not be subject to the interest change discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. Certain elections may be available that would result in an alternative treatment of our ordinary shares. If we are determined to be a PFIC, the Excess Distribution Regime described in this paragraph would also apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any future subsidiary of ours that also may be determined to be PFICs.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, then in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such ordinary shares are "regularly traded" on a "qualified exchange." In general, our ordinary shares will be treated as "regularly traded" for a given calendar year if more than a de minimis quantity of our ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Although the IRS has not published any authority identifying specific exchanges that may constitute "qualified exchanges," Treasury Regulations provide that a qualified exchange is (a) a United States securities exchange that is registered with the Securities and Exchange Commission, (b) the United States market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a non-U.S. securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, surveillance and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open, fair and orderly, market, and to protect investors; and the laws of the country in which such non-U.S. exchange is located and the rules of such non-U.S. exchange ensure that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange effectively promote active trading of listed stocks. We have applied to have our ordinary shares listed on the NASDAQ Global Market, which is a United States securities exchange that is registered with the SEC. However, no assurance can be given that our ordinary shares will meet the requirements to be treated as "regularly traded" for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the Excess Distribution Regime with respect to such holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any future subsidiary of ours that is treated as a PFIC.

If a U.S. Holder makes an effective mark-to-market election, such U.S. Holder will include in each year that we are a PFIC as ordinary income the excess of the fair market value of such U.S. Holder's ordinary shares at the end of the year over such U.S. Holder's adjusted tax basis in our ordinary shares. Such U.S. Holder will be entitled to deduct as an ordinary loss in each such year the excess of such U.S. Holder's adjusted tax basis in our ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder will not mark-to-market gain or loss for any taxable year in which we are not classified as a PFIC. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain such U.S. Holder recognizes upon the sale or other disposition of such U.S. Holder's ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

A U.S. Holder's adjusted tax basis in our ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisers about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a "qualified electing fund" ("QEF") election to be taxed currently on its proportionate share of the PFIC's ordinary income and net capital gains. Generally, a QEF election should be made on or before the due date for filing a U.S. Holder's federal income tax return for the first taxable year in which it held our ordinary shares. If a timely QEF election is made, an electing U.S. Holder of our ordinary shares will be required to include in its ordinary income such U.S. Holder's pro rata share of our ordinary earnings and to include in its long-term capital gain income such U.S. Holder's pro rata share of our net capital gain, whether or not distributed. Under Section 1293 of the Code, a U.S. Holder's pro rata share of our ordinary income and net capital gain is the amount which would have been distributed with respect to such U.S. Holder's ordinary shares if, on each day during our taxable year, we had distributed to each holder of our ordinary shares a pro rata share of that day's ratable share of our ordinary earnings and net capital gain for such year. In certain cases in which a QEF does not distribute all of its earnings in a taxable year, its U.S. Holders may also be permitted to elect to defer payment of some or all of the taxes on the QEF's undistributed income but will then be subject to an interest charge on the deferred amount.

We intend to provide, upon request, all information that a U.S. Holder making a QEF election is required to obtain for U.S. federal income tax purposes (e.g., the U.S. Holder's pro rata share of ordinary income and net capital gain), and intend to provide, upon request, a "PFIC Annual Information Statement" as described in Treasury Regulation section 1.1295-1 (or in any successor IRS release or Treasury regulation), including all representations and statements required by such statement. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to us, generally with the U.S. Holder's federal income tax return for that year.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Distributions

Subject to the discussion above under "— Passive Foreign Investment Company Considerations," if you are a U.S. Holder, the gross amount of any distribution that we pay you with respect to our ordinary shares before reduction for any non-U.S. taxes withheld therefrom generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any cash distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax free return of your adjusted tax basis in our ordinary shares and thereafter as capital gain. We do not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles. Therefore, if you are a U.S. Holder, you should expect that the entire amount of any cash distribution generally will be reported as dividend income to you; provided, however, that distributions of ordinary shares to U.S. Holders that are part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such reduced rate shall not apply if we are a PFIC for the taxable year in which it pays a dividend, or were a PFIC for the preceding taxable year. Dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

If you are a U.S. Holder, subject to the discussion below, dividends that we pay you with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute "passive category income," or, in the case of certain U.S. Holders, "general category income." A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Although, as discussed above, dividends that we pay to a U.S. Holder will generally be treated as foreign source income, for periods in which we are a "United States-owned foreign corporation," a portion of dividends paid by us may be treated as U.S. source income solely for purposes of the foreign tax credit. We would be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our stock is owned, directly, indirectly or by attribution, by United States persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. A U.S. Holder entitled to benefits under the United States-Israel Tax Treaty may, however, elect to treat any dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. Holder's foreign tax credit. U.S. Holders should consult their own tax advisors about the impact of, and any exception available to, the special sourcing rule described in this paragraph, and the desirability of making, and the method of making, such an election.

The amount of any dividend income paid in NIS will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you should not be required to recognize exchange gain or loss in respect of the dividend income. You may have exchange gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Exchange gain or loss will be treated as U.S.-source ordinary income or loss.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion above under "— Passive Foreign Investment Company Considerations," if you are a U.S. Holder, you generally will recognize an amount of gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and your tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. The tax basis in an ordinary share generally will equal the U.S. dollar cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares generally will be eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

If an Israeli tax is imposed on the sale or other disposition of our ordinary shares, your amount realized will include the gross amount of the proceeds of the sale or other disposition before deduction of the Israeli tax. Because your gain from the sale or other disposition of our ordinary shares will generally be U.S.-source gain, and you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributable to foreign source income, you may be unable to claim a foreign tax credit with respect to the Israeli tax, if any, on gains. You should consult your tax adviser as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Disposition of Foreign Currency

Foreign currency received as dividends on our ordinary shares or on the sale or retirement of an ordinary share will have a tax basis equal to its U.S. dollar value at the time the foreign currency is received. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including upon exchange for U.S. dollars) will be U.S. source ordinary income or loss.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of our ordinary shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner's U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated               , 2014, between us, Jefferies LLC and Cowen and Company, LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ordinary shares shown opposite its name below:

NUMBER OF ORDINARY SHARES
Underwriter
Jefferies LLC
Cowen and Company, LLC
Oppenheimer & Co. Inc.
Roth Capital Partners, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the ordinary shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $               per ordinary share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $               per ordinary share to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

	PER ORDINARY SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL ORDINARY SHARES	WITH OPTION TO PURCHASE ADDITIONAL ORDINARY SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL ORDINARY SHARES	WITH OPTION TO PURCHASE ADDITIONAL ORDINARY SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $               . We also have agreed to reimburse the underwriters for up to $               for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Determination of Offering Price

Prior to this offering, there has not been a public market for our ordinary shares. Consequently, the initial public offering price for our ordinary shares will be determined by negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the ordinary shares will trade in the public market subsequent to the offering or that an active trading market for the ordinary shares will develop and continue after the offering.

Listing

We have applied to have our ordinary shares listed on the NASDAQ Global Market under the symbol "NDRM."

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Ordinary Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of               ordinary shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ordinary shares proportionate to that underwriter's initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding share capital and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

    •
    sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

    •
    otherwise dispose of any share capital, options or warrants to acquire shares, or securities exchangeable or exercisable for or convertible into shares currently or hereafter owned either of record or beneficially, or

    •
    publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the ordinary shares on and including the 180th day after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing our ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

"Naked" short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our ordinary shares on the NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS

Australia

This prospectus is not a disclosure document for the purposes of Australia's Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

    •
    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

    •
    a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

    •
    a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

    •
    to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

    •
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

    •
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus

Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

    •
    a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    •
    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

    •
    to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

    •
    where no consideration is given for the transfer; or

    •
    where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

EXPENSES	AMOUNT
SEC registration fee	$	*
FINRA filing fee		*
Nasdaq listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

All amounts in the table are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee. We will pay all of the expenses of this offering.

*
To be filed by amendment.

 LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by White & Case LLP, New York, New York. Legal counsel to the underwriters are Gornitzky & Co., Tel Aviv, Israel, with respect to Israeli law, and Covington & Burling LLP, New York, New York, with respect to U.S. law.

EXPERTS

The financial statements as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to our annual financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of Kesselman & Kesselman are located at Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or certain of our directors and officers may be difficult or impossible to collect within the United States.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter, subject to certain exceptions, which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

    •
    the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

    •
    the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

    •
    adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

    •
    the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

    •
    the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

    •
    an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

    •
    the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Neuroderm Ltd.

In our opinion, the accompanying statements of financial position and the related statements of comprehensive loss, changes in shareholders' deficit and cash flows for the two years ended December 31, 2013 present fairly, in all material respects, the financial position of Neuroderm Ltd. at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company's management and Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and Board of Directors, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1b to the financial statements, the Company is in the research and development stage and has not yet generated revenue from its operations. As of December 31, 2013, the Company has incurred cumulative losses of $102.8 million and negative cash flows from operating activities. Since the Company expects to continue incurring negative cash flows from operations there is substantial doubt about the Company's ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Tel-Aviv, Israel April 9, 2014	/s/ Kesselman & Kesselman Certified Public Accountants (Isr.) A member firm of PricewaterhouseCoopers International Limited

 Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
P.O. Box 50005 Tel-Aviv 6150001 Telephone: +972-3-7954555, Fax: +972-3-7954556, www.pwc.com/il

NEURODERM LTD.
STATEMENTS OF FINANCIAL POSITION
(U.S. dollars in thousands)

		DECEMBER 31,
	NOTE	2012	2013
Assets:
Current assets:
Cash and cash equivalents	5	$1,847	$2,435
Restricted bank deposits	10d	681	—
Prepaid expenses and receivables	6	159	537

		2,687	2,972
Non-current assets:
Property, plant and equipment	7	100	78

Total assets		$2,787	$3,050

The accompanying notes are an integral part of these financial statements.

NEURODERM LTD.
STATEMENTS OF FINANCIAL POSITION
(U.S. dollars in thousands)

		DECEMBER 31,
	NOTE	2012	2013
Liabilities and Shareholders' deficit:
Liabilities:
Current liabilities:
Accounts payable:
Trade	8a	$242	$19
Other	8b	543	1,707

		785	1,726
Convertible loans	9	3,381	—

		4,166	1,726
Non-current liabilities:
Convertible loans	9	9,649	3,249
Warrants	9	—	1,721

		$9,649	$4,970

Total liabilities		$13,815	$6,696

Shareholders' deficit:	12
Share capital:
Ordinary Shares, NIS 0.1 par value — authorized — 1,939,478 and 1,639,478 shares at December 31, 2012 and 2013, respectively, issued and outstanding — 4,904 shares at December 31, 2012 and 2013		*	*
A1 Ordinary Shares, NIS 0.1 par value — authorized — 4,522 shares at December 31, 2012 and 2013, issued and outstanding — 4,522 shares at December 31, 2012 and 2013		*	*
A2 Ordinary Shares, NIS 0.1 par value — authorized — 1,305 shares at December 31, 2012 and 2013, issued and outstanding — 1,305 shares at December 31, 2012 and 2013		*	*
A Preferred Shares, NIS 0.1 par value — authorized — 4,695 shares at December 31, 2012 and 2013, issued and outstanding — 3,130 shares at December 31, 2012 and 2013		*	*
A1 Preferred Shares, NIS 0.1 par value — authorized — 50,000 and 350,000 shares at December 31, 2012 and 2013, respectively, issued and outstanding — 0 and 104,801 shares at December 31, 2012 and 2013, respectively		—	3
Additional paid-in capital		3,951	100,060
Share-based compensation capital reserve		591	775
Accumulated deficit		(15,872)	(102,765)
Foreign currency translation differences		302	(1,719)

Total shareholders' deficit		(11,028)	(3,646)

Total liabilities and shareholders' deficit		$2,787	$3,050

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these financial statements.

NEURODERM LTD.
STATEMENTS OF COMPREHENSIVE LOSS
(U.S. dollars in thousands, except per share data)

		YEAR ENDED DECEMBER 31,
	NOTE	2012	2013
Operating expenses:
Research and development	13	$2,396	$3,426
Participation in research and development	10	(41)	(808)

Research and development, net		2,355	2,618
General and administrative	14	449	628

Operating loss:		2,804	3,246
Financial income	15	550	3
Financial expenses	15	2,316	83,650

Financial expenses, net		1,766	83,647

Net loss:		4,570	86,893

Other comprehensive loss—
Items that will not be reclassified to profit or loss—
Foreign currency translation differences		280	2,021

Total comprehensive loss		$4,850	$88,914

Basic and diluted loss per ordinary share	16	$932	$17,719

The accompanying notes are an integral part of these financial statements.

NEURODERM LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
(U.S. dollars in thousands)

	SHARE CAPITAL
									FOREIGN CURRENCY TRANSLATION DIFFERENCES
	ORDINARY SHARES	A1 ORDINARY SHARES	A2 ORDINARY SHARES	A PREFERRED SHARES	A1 PREFERRED SHARES	ADDITIONAL PAID-IN CAPITAL	SHARE-BASED COMPENSATION CAPITAL RESERVE	ACCUMULATED DEFICIT		TOTAL SHAREHOLDERS' DEFICIENCY
Balance at January 1, 2012	$ *	$ *	$ *	$ *	$—	$3,951	$554	$(11,302)	$582	$(6,215)
Changes during 2012:
Net loss								(4,570)		(4,570)
Other comprehensive loss									(280)	(280)

Total comprehensive loss for the year								(4,570)	(280)	(4,850)
Transactions with owners:
Share-based compensation to employees							37			37

Balance at December 31, 2012	*	*	*	*	—	3,951	591	(15,872)	302	(11,028)
Changes during 2013:
Net loss								(86,893)		(86,893)
Other comprehensive loss									(2,021)	(2,021)

Total comprehensive loss for the year								(86,893)	(2,021)	(88,914)
Transactions with owners:
Share-based compensation to employees and service providers							184			184
Conversion of convertible loans					3	96,109				96,112

Balance at December 31, 2013	$ *	$ *	$ *	$ *	$3	$100,060	$775	$(102,765)	$(1,719)	$(3,646)

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these financial statements.

NEURODERM LTD.
STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	YEAR ENDED DECEMBER 31,
	2012		2013
Cash flows from operating activities:
Net loss		$(4,570)		$(86,893)
Adjustments in respect:
Depreciation		33		35
Interest and exchange differences of convertible loans		1,289		1,799
Changes in fair value of embedded derivatives		952		47,124
Changes in fair value of warrants		(542)		1,195
Expenses from induced conversion		—		33,444
Share-based compensation to employees and service providers		37		184
Exchange differences in respect of cash and cash equivalents		70		79

		1,839		83,860

Changes in asset and liability items:
Decrease (increase) in prepaid expenses and receivables		260		(354)
Increase (decrease) in accounts payable:
Trade		207		(233)
Other		(14)		1,085

		453		498
Interest received from restricted bank deposits		3		4

Net cash used in operating activities		(2,275)		(2,531)

Cash flows from investing activities:
Purchase of property, plant and equipment		(3)		(7)
Restricted bank deposits, net		(672)		677

Net cash provided by (used in) investing activities		(675)		670

Cash flows from financing activities:
Convertible loan and warrants issued		4,300		3,200

Increase in cash and cash equivalents		1,350		1,339
Balance of cash and cash equivalents at beginning of year		492		1,847
Foreign currency translation differences
In respect of cash and cash equivalents		75		(672)
Exchange differences in respect of cash and cash equivalents		(70)		(79)

Balance of cash and cash equivalents at end of year		$1,847		$2,435

Supplementary information on interest received from cash and cash equivalents	$	*	$	*

Supplementary information on financing activities not involving cash flows
Conversion of convertible loans		$—		$62,668

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these financial statements.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — GENERAL INFORMATION:

a.
NeuroDerm Ltd. (the "Company") commenced operations on March 18, 2003 in Israel. The Company is a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system ("CNS") diseases, primarily Parkinson's disease as well as other CNS diseases. The Company has one operating segment.

b.
The Company is in the research and development stage and has not yet generated revenue from its operations. During its years of operation, the Company has incurred cumulative losses and negative cash flows from operating activities. As of December 31, 2013, the accumulated deficit was approximately $102.8 million. As the Company expects to continue incurring negative cash flows from operations, there is substantial doubt about the Company's ability to continue as a going concern.

  Management plans include raising capital from existing and external investors and applying for research and development grants. In addition, the Company plans to have its securities listed on the NASDAQ Global Market ("NASDAQ") in 2014, for the purpose of raising capital to finance its operations. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for its operations. If the Company is unsuccessful in raising capital, it may need to reduce activities or curtail or cease operations.

  These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

c.
These financial statements were approved by the Board of Directors on April 9, 2014.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The principle accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied for all years presented.

a.
Basis of presentation

  The Company's financial statements as of December 31, 2013 and December 31, 2012 and for each of the two years in the period ended on December 31, 2013 comply with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and IFRS Interpretations Committee ("IFRS IC") applicable to companies reporting under IFRS. The financial statements have been prepared under the historical cost convention, subject to adjustments for revaluation of certain financial liabilities (including derivative instruments) to fair value through profit or loss. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 3.

b.
Foreign currency translation

1)
Functional and presentation currency

    Most of the Company's costs are incurred in New Israeli Shekels ("NIS"). The Company's management believes that the NIS is the primary currency of the economic environment in which

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

b.
Foreign currency translation (Continued)

    the Company operates. Therefore, the functional currency of the Company is the NIS (the "Functional Currency").

    The Company has chosen its presentation currency to be the U.S. dollar (the "Presentation Currency").

  2)
  Transactions and balances

    Foreign currency transactions in currencies different from the Functional Currency (the "Foreign Currency") are translated into the Functional Currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in Foreign Currencies are recorded to the statement of comprehensive loss among finance income or expenses.

    After the measurement process in the Company's Functional Currency is complete, the financial statements are translated into the Presentation Currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statements of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from Functional Currency to Presentation Currency are reported in other comprehensive loss.

c.
Property, plant and equipment

  Property, plant and equipment items are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method, over the estimated useful lives as follows:

%
Computer and peripheral equipment	33
Electronic equipment	15
Office furniture and equipment	6 - 15

  An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount (see note 2e).

d.
Research and development expenses

  Research expenses are charged to statement of comprehensive income as incurred. An intangible asset arising from development of the Company's drug reformulations is recognized only if all of the conditions required in IAS38 "Intangible Assets" are met.

  Other development costs that do not meet the specified criteria are recognized as expenses as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

d.
Research and development expenses (Continued)

  As of December 31, 2013 and 2012, the Company had not recognized any intangible asset arising from its development activities.

e.
Impairment of non-financial items

  Assets that are subject to depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units).

f.
Research and development grants

  Government grants from the Office of the Chief Scientist of Israel (the "OCS") and grants received from the Michael J. Fox Foundation for Parkinson's Research (the "Foundation"), as a participation in research and development activity performed by the Company, are treated by the Company (with respect to Foundation grants — by analogy) under IAS 20 "Accounting for Government Grants and Disclosure of Government Assistance" ("IAS 20").

  Government grants and Foundation grants are not recognized until there is a reasonable assurance that the grant will be received and that the Company will comply with the conditions attaching to them. These grants are recognized as profit or loss on a systematic basis over the periods in which the Company recognizes the related costs for which the grant is intended to compensate as expenses. Such government grants and Foundation grants fall within the definition of "forgivable loans" in accordance with IAS 20. Accordingly, if there is reasonable assurance on the date of entitlement to the forgivable loan that the Company will meet the terms for forgiveness of the loan, the forgivable loan is recognized as profit or loss under "Participation in research and development expenses."

g.
Financial assets

  The Company classifies its financial assets as loans and receivables.

  Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Company's loans and receivables are comprised of "cash and cash equivalents," "restricted bank deposits" and other receivables presented within "prepaid expenses" in the statements of financial position (see note 2j).

  At the end of each reporting period, the Company assesses whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a 'loss event') and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

h.
Convertible loans and warrants issued to investors

1)
Convertible loans

    The conversion feature and the prepayment feature of convertible loans issued to investors (see note 9) are considered embedded derivatives because their economic characteristics and risks are not closely related to the economic characteristics and risks of the host contract (the loan without the conversion feature and the prepayment feature). Therefore, the Company separates the embedded derivatives from the host contract and accounts for each element separately. The conversion feature is classified as a financial liability as the loan is denominated in a foreign currency (and therefore its exercise price is not fixed in the Company's functional currency) and as the conversion price is subject to future adjustments. The conversion feature and the prepayment feature are measured as one embedded derivative since they relate to common risks and depend on each other. The embedded derivative is classified as a financial liability and is initially recognized at its fair value at the date of issuance. The host contract is initially recognized as the difference between total consideration received for the convertible loans (including for the warrants, if applicable — see clause 2 below) less the fair value of the embedded derivative and the fair value of the warrants, if applicable. Transaction costs directly attributable to the issuance of convertible loans are allocated to the host contract, to the embedded derivative and to the warrants issued (see clause 2 below) based on their proportionate initial recognition amounts. Such transaction costs allocated to the embedded derivative are recognized immediately in statement of comprehensive income and such transaction costs allocated to the host contract are deducted from its initial recognition amount.

    Issuances of convertible loans and warrants are initially recognized at fair value adjusted to defer the difference between the fair value at initial recognition and the transaction price ("Day 1 profit or loss") as the Company uses valuation techniques that incorporate data not obtained from observable markets. In these circumstances, the entire transaction price is allocated first between the different instruments in the issuance (convertible loans and warrants) according to their relative fair values. The initial carrying amount of the host instrument in the convertible loan is the residual amount after separating the embedded derivative, resulting in certain cases in the host contract measured initially at minimal value.

    In subsequent periods, the embedded derivative is measured at fair value through profit or loss and the host contract is measured at amortized cost using the effective interest method which is based, inter alia, on its initial carrying amount (as described above) and its stated contractual redemption amount. Unrecognized Day 1 profit or loss remains unrecognized until all market inputs become observable, unless there is a change in a factor (including time) that market participants would take into account when pricing the asset or liability. In all cases, upon conversion the carrying amount of the instrument being converted (which is presented net of the related unrecognized Day 1 profit or loss) is reclassified to equity with no impact on statement of comprehensive income.

    The host contract and the embedded derivative are presented together in the Statements of Financial Position within "Convertible loans." The host contract is presented within current liabilities unless the Company has an unconditional right to defer their repayment in cash or other financial asset for at least 12 months after the end of the reporting period. The embedded derivative is presented within non-current liabilities.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

h.
Convertible loans and warrants issued to investors (Continued)

2)
Warrants

    Warrants issued to investors are classified as financial liabilities measured at fair value through profit or loss at each reporting period, as the exercise price is not fixed in the Company's functional currency and also since the warrants may be net share settled. The warrants are initially recognized at fair value adjusted to defer the difference between the fair value at initial recognition and the transaction price (Day 1 profit or loss, as mentioned above), as the Company uses valuation techniques that incorporate data not obtained from observable markets. Transaction costs allocated to the warrants are recognized immediately in statement of comprehensive loss.

    Unrecognized Day 1 profit or loss remains unrecognized until all market inputs become observable. Upon exercise, the carrying amount of the warrants (which is presented net of the related unrecognized Day 1 profit or loss) is reclassified to equity with no impact on the statement of comprehensive loss.

    The warrants are presented as non-current liabilities, as cash settlement is not required.

i.
Other Financial liabilities

  Other financial liabilities are initially recognized at fair value less directly attributable transaction costs.

  Other financial liabilities are presented in subsequent periods at amortized cost in accordance with the effective interest method.

j.
Cash and cash equivalents

  Cash and cash equivalents include cash on hand and unrestricted short-term bank deposits with original maturities of three months or less.

k.
Share capital

  Ordinary Shares, A1 Ordinary Shares, A2 Ordinary Shares, A Preferred Shares and A1 Preferred Shares of the Company are classified as share capital.

  Transaction costs directly attributable to the issuance of new shares (as mentioned above) or options are shown in equity as a deduction from the proceeds.

l.
Provisions

  Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation. Provisions are measured by discounting the future cash outflow at a pretax interest rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The carrying amount of the provision is adjusted in each reporting period in order to reflect the passage of time and the changes in the carrying amounts are recognized in the statement of comprehensive income.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

m.
Employee benefits

1)
Pension and retirement benefit obligations

    The Company operates a number of post-employment plans, handled as defined contribution plans.

    A defined contribution plan is a program that benefits an employee after termination of employment, under which the Company regularly makes fixed payments to a separate and independent entity so that the Company has no legal or constructive obligation to pay additional contributions, with the fund assets not included on the Company's statement of financial position.

    The Company operates pension and severance compensation plans subject to Section 14 of the Israeli Severance Pay Law. The plans are funded through payments to insurance companies or pension funds administered by trustees. In accordance with its terms, the plans meet the definition of a defined contribution plans as defined above.

  2)
  Vacation and recreation pay

    Under Israeli law, each employee is entitled to vacation days and recreation pay, both computed on an annual basis. The entitlement is based on the period of employment. The Company records a liability and an expense for vacation and recreation fees, based on the benefit accumulated for each employee.

n.
Share-based payments

  The Company operates an equity-settled, share-based compensation plan, under which the Company receives services from employees and service providers for equity instruments of the Company. The fair value of such services received in exchange for the grant of the equity instruments is recognized as an expense.

  The total amount recognized as an expense over the vesting period of the options (the period during which all vesting conditions are expected to be met) was determined as follows:

  1)
  Share-based payments granted to employees—by reference to the grant date fair value of the equity instruments granted.

  2)
  Share-based payments granted to service providers—by reference to the fair value of the services received by the Company.

  At the end of each reporting period, the Company revises its estimates of the number of equity instruments that are expected to vest based on the vesting conditions, and recognizes the impact of the revision of original estimates, if any, in the statement of comprehensive loss, with a corresponding adjustment to share-based compensation capital reserve.

  The proceeds received net of any directly attributable transactions costs are credited to share capital and additional paid-in capital when the equity instruments are exercised.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

o.
Leases

  Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the statement of comprehensive loss on a straight-line basis over the period of the lease.

p.
Loss per Ordinary Share

  The computation of basic loss per share is based, as a general rule, on the Company's loss divided by the weighted average number of Ordinary Shares outstanding during the period.

p.
Loss per Ordinary Share (Continued)

  In calculating the diluted loss per share, the Company adds to the average number of shares outstanding that was used to calculate the basic loss per share the weighted average of the number of shares to be issued assuming all shares that have a potentially dilutive effect have been converted into shares. The potential shares, as above are only taken into account in cases where their effect is dilutive (increasing the loss per share). Since the addition of potential shares reduces loss per share, these potential shares are not taken into account, and basic and diluted loss per share are identical.

q.
Deferred taxes

  Deferred income taxes are recognized, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

  Deferred income taxes are determined using tax rates (and laws) that have been enacted or substantially enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

  Since the Company is unable to assess whether it will have taxable income in the foreseeable future, no deferred taxes were recorded in these financial statements.

r.
Standards and interpretations to existing standards that are not yet in effect and have not been adopted early by the Company

  International Financial Reporting Standard No. 9 "Financial Instruments" (hereafter — IFRS 9)

  IFRS 9, "Financial instruments," addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2009 and October 2010. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured at fair value and those measured at amortized cost. The determination is made at initial recognition. The classification depends on the entity's business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

r.
Standards and interpretations to existing standards that are not yet in effect and have not been adopted early by the Company (Continued)

  taken for financial liabilities, the part of a fair value change due to an entity's own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. The Company has yet to assess IFRS 9's full impact. The Company will also consider the impact of the remaining phases of IFRS 9 when completed by the IASB.

NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS:

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are in respect of:

a.
The fair value of embedded derivatives and warrants

  The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and makes assumptions that are mainly based on market conditions existing at the end of each reporting period. The fair value of the derivatives embedded in the convertible loans and warrants for December 31, 2012 is measured in accordance with the Option Pricing Method, and for December 31, 2013 is measured in accordance with the Hybrid Method. The Hybrid Method is a hybrid between the Probability Weighted Expected Return Method and Option Pricing Method. For the significant assumptions used in the valuation methods, see note 9B.

  The Sensitivity of the embedded derivatives and warrants to changes in the principal assumptions for December 31, 2012:

		IMPACT ON EMBEDDED DERIVATIVES		IMPACT ON WARRANTS
	CHANGE IN ASSUMPTIONS	INCREASE IN ASSUMPTIONS	DECREASE IN ASSUMPTIONS	INCREASE IN ASSUMPTIONS	DECREASE IN ASSUMPTIONS
		U.S. dollars in thousands		U.S. dollars in thousands
Total equity value	10%	Increase by $1,163	Decrease by $1,002	Increase by $83	Decrease by $96
Weighted average volatility	5%	Increase by $431	Decrease by $281	Increase by $48	Decrease by $27

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS: (Continued)

a.
The fair value of embedded derivatives and warrants (Continued)

The sensitivity of the embedded derivatives and warrants to changes in the principal assumptions for December 31, 2013:

		IMPACT ON EMBEDDED DERIVATIVES		IMPACT ON WARRANTS
	CHANGE IN ASSUMPTIONS	INCREASE IN ASSUMPTIONS	DECREASE IN ASSUMPTIONS	INCREASE IN ASSUMPTIONS	DECREASE IN ASSUMPTIONS
		U.S. dollars in thousands		U.S. dollars in thousands
Total equity value	10%	Increase by $216	Decrease by $346	Increase by $412	Decrease by $435
Weighted average volatility	5%	Decrease by $43	Increase by $46	Increase by $43	Decrease by $29
b.
Share-based payments

  For the purpose of the evaluation of the fair value and the manner of recognizing share-based compensation, the Company's management is required to estimate, among others, various parameters that are included in the calculation of the fair value of the options and the number of options that will vest. The actual results and the estimates that are made in the future may be different from the current estimates.

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.
Financial risk management:

1)
Financial risk factors

  The Company's activities expose it to a variety of financial risks: market risk (including foreign exchange risk and price risk), credit and interest risks and liquidity risk. The Company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company's financial performance.

  Risk management is performed by the Company's Vice President of Finance, who identifies and evaluates financial risks in close cooperation with the Company's Chief Executive Officer. The Company's finance department is responsible for carrying out risk management activities in accordance with policies approved by its Board of Directors. The Board of Directors provides guidelines for overall risk management, as well as policies dealing with specific areas, such as exchange rate risk, interest rate risk, credit risk, use of financial instruments, and investment of excess cash. In order to minimize the risk exposure to market risk and credit risk the Company invested the majority of its cash balances in highly-rated bank deposits with maturity of less than a year.

  (a)
  Liquidity risk

    Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. Management monitors rolling forecasts of the Company's liquidity reserve (comprising cash and cash equivalents and deposits). This is generally carried out based on the expected cash flows in accordance with practice and limits set by the management of the Company.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

a.
Financial risk management: (Continued)

1)
Financial risk factors (Continued)

    The Company is in the research and development stage and has not yet generated any revenue from sales of its product candidates. The Company is therefore exposed to liquidity risk, taking into consideration the forecasts of cash flows required to finance its investments and other activities. See also note 1b.

    The amounts presented in the table below represent the contractual undiscounted cash flows.

	LESS THAN 1 YEAR	BETWEEN 1 AND 3 YEARS	MORE THAN 3 YEARS
	U.S. dollars in thousands
As of December 31, 2012:
Convertible loans	$4,315	$4,323	$4,392
Accounts payable	785	—	—

	$5,100	$4,323	$4,392

As of December 31, 2013:
Convertible loans	—	—	3,249
Accounts payable	1,726	—	—

	$1,726	—	$3,249

  (b)
  Market risks

    Foreign exchange risk — The Company might be exposed to foreign exchange risk as a result of making payments to employees or service providers and investing in currencies other than the NIS.

    Had the Functional Currency of the Company been stronger by 5% against the U.S. dollar, assuming all other variable remained constant, the Company would have recognized an additional expense of $3,717 thousand and $172 thousand in statement of comprehensive income for the years ended December 31, 2013 and 2012, respectively.

    Fair value interest rate risk — The Company's interest rate risk arises from its convertible loans issued at fixed interest rates that expose the Company to fair value interest rate risk.

  (c)
  Credit and cash flow interest rate risks

    Credit and interest rate risk arises from cash and cash equivalents, deposits with banks bearing floating rate interest. A substantial portion of the Company's liquid instruments are invested in short-term deposits in highly-rated banks. The Company estimates that since the liquid instruments are mainly invested for the short-term and with highly-rated institutions, the credit and cash flow interest rate risk associated with these balances is immaterial.

    The table presented in section a above classifies the Company's financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

a.
Financial risk management: (Continued)

1)
Financial risk factors (Continued)

(d)
Equity price risk

    The Company is exposed to equity price risk arising from changes in the Company's own share price to the extent that the Company's own equity instruments underlie the fair values of derivatives of the Company. As of December 31, 2013, the Company's exposure to equity price risk is the warrants and embedded derivative, arising from the 2013 Loan as disclosed in note 9a(4). As of December 31, 2012, the Company's exposure to equity price risk is the warrants and embedded derivative, arising from the 2009 Loan, 2011 Loan and 2012 Loan as disclosed and defined in note 9a(1), 9a(2), 9a(3) respectively. See also note 3.

2)
Capital management

  The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern in order to provide future returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital.

  In order to maintain or adjust the capital structure, the Company may issue new shares (including preferred shares) or convertibles loans or sell assets to reduce debt.

  Regarding the conversion of convertible loans into A-1 Preferred Shares, which took place in 2013, please see note 9.

3)
Fair value estimation

  The following is an analysis of financial instruments measured at fair value using valuation methods. The different levels have been defined as follows:

  •
  Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

  •
  Level 3: Inputs for the assets or liabilities that are not based on observable market data (that is, unobservable inputs).

  If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

  As to specific valuation techniques used to value financial instruments included in level 3, please see note 9b.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

a.
Financial risk management: (Continued)

3)
Fair value estimation (Continued)

  The following table presents the Company's liabilities measured at fair value net of unrecognized Day 1 Loss:

LEVEL 3
U.S. dollars in thousands
December 31, 2012
Fair value of embedded derivatives in convertible loans	$5,623
Unrecognized Day 1 Loss	—

Embedded derivatives in convertible loans, net	$5,623

Fair value of warrants	$455
Unrecognized Day 1 Loss	(455)

Warrants, net	$—

December 31, 2013
Fair value of embedded derivatives in convertible loans	$5,670
Unrecognized Day 1 Loss	(2,421)

Embedded derivatives in convertible loans, net	$3,249

Fair value of warrants	$2,913
Unrecognized Day 1 Loss	(1,191)

Warrants, net	$1,721

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

a.
Financial risk management: (Continued)

3)
Fair value estimation (Continued)

  The following table presents the change in instruments measured at level 3 for the years ended December 31, 2012 and 2013:

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS
U.S. dollars in thousands
Balance at January 1, 2012:	$4,209
Proceeds received during the reported period	836
Foreign currency translation differences	168
Amounts recognized under "Finance expenses"	410

Balance at December 31, 2012:	5,623

Proceeds received during the reported period	3,200
Foreign currency translation differences	1,614
Conversion of convertible loans	(53,786)
Amounts recognized under "Finance expenses"	48,319

Balance at December 31, 2013	$4,970

b.
Classification of financial instruments by groups:

LOANS AND RECEIVABLES
U.S. dollars in thousands
As of December 31, 2012:
Cash and cash equivalents	$1,847
Restricted bank deposits	681
Receivables (except prepaid expenses)	134

$2,662

As of December 31, 2013:
Cash and cash equivalents	2,435
Receivables (except prepaid expenses)	383

$2,818

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

b.
Classification of financial instruments by groups: (Continued)

3)
Fair value estimation (Continued)

	LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	FINANCIAL LIABILITIES AT AMORTIZED COST		TOTAL
	U.S. dollars in thousands
As of December 31, 2012:
Accounts payable	$—	$785		$785
Convertible loans	5,623	7,407		13,030

	$5,623	$8,192		$13,815

As of December 31, 2013:
Accounts payable	$—	$1,726		$1,726
Convertible loans	3,249		*	3,249
Warrants	1,721	—		1,721

	$4,970	$1,726		$6,696

  *
  Represents an amount less than US$ 1 thousand
c.
Composition of financial instruments by currency:

  As of December 31, 2012:

	NIS	FOREIGN CURRENCY (MAINLY U.S. DOLLAR)	TOTAL
	U.S. dollars in thousands
Assets:
Cash and cash equivalents	$189	$1,658	$1,847
Restricted bank deposits	681	—	681
Receivables (except prepaid expenses)	134	—	134

	1,004	1,658	2,662

Liabilities:
Accounts payable and accruals	704	81	785
Convertible loans	—	13,030	13,030

	704	13,111	13,815

	$300	$(11,453)	$(11,153)

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

c.
Composition of financial instruments by currency: (Continued)

3)
Fair value estimation (Continued)

  As of December 31, 2013:

	NIS	FOREIGN CURRENCY (MAINLY U.S. DOLLAR)	TOTAL
	in thousands
Assets:
Cash and cash equivalents	$161	$2,274	$2,435
Receivables (except prepaid expenses)	383	—	383

	544	2,274	2,818

Liabilities:
Accounts payable and accruals	1,256	470	1,726
Convertible loans	—	3,249	3,249
Warrants	—	1,721	1,721

	1,256	5,440	6,696

	$(712)	$(3,166)	$(3,878)

NOTE 5 — CASH AND CASH EQUIVALENTS:

	DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Cash on hand	$847	$2,435
Short-term bank deposits	1,000

	$1,847	$2,435

NOTE 6 — PREPAID EXPENSES AND RECEIVABLES:

	DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Prepaid expenses	$25	$154
Institutions	100	77
Grants receivable	34	306

	$159	$537

  All accounts receivable are denominated in NIS. The fair value of the receivables approximates their carrying amounts.

  Maximum exposure to credit risk as of the date of statement of financial position of the "Prepaid expenses and receivables" line item is the carrying amount of the entire line item, less non-financial balances (arising from prepaid expenses). The Company has no collateral for these debit balances.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT:

The composition of cost and the accumulated depreciation, grouped by major classifications:

	COST		ACCUMULATED DEPRECIATION		DEPRECIATED BALANCE
	DECEMBER 31,		DECEMBER 31,		DECEMBER 31,
	2012	2013	2012	2013	2012	2013
	U.S. dollars in thousands
Computer and peripheral equipment	$39	$48	$38	$42	$1	$6
Electronic equipment	233	251	149	194	84	57
Office furniture and equipment	21	23	6	8	15	15

	$293	$322	$193	$244	$100	$78

As of December 31, 2012 and 2013 all the Company's property, plant and equipment is located in Israel.

NOTE 8 — ACCOUNTS PAYABLE:

a.
Trade payables:

  All balances related to trade payables are denominated in NIS. The fair value of accounts payable approximates their carrying amount.

b.
Other:

	DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Accrued payments	$412	$1,533
Payroll and related expenses	64	78
Vacation and recreation pay	67	96

	$543	$1,707

NOTE 9 — CONVERTIBLE LOANS:

The Company activities are partially financed by convertible loans as follows:

a.
Convertible loans agreements:

1)
In August 2009, the Company signed a convertible loan agreement with several investors (hereinafter, the 2009 Loan Agreement), pursuant to which, in exchange for $2.5 million, the Company issued to each investor capital notes (hereinafter, the 2009 Notes). The 2009 Notes will be repaid upon the earlier of four years after issuance or following an event of default under the 2009 Loan Agreement. The 2009 Notes period can be extended subject to the consent of the parties. The 2009 Notes bear annual interest of 15%, which will increase to 20% after four years from their issuance. The principal and accrued interest are convertible into A-1 Preferred Shares of the Company at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $460.63 per share. At any time, the Company, at its option, may prepay the outstanding principal amount and

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 9 — CONVERTIBLE LOANS: (Continued)

a.
Convertible loans agreements: (Continued)

    accrued interest on the 2009 Notes, together with a prepayment premium of 25%. The investors have a right to demand prepayment (principal and accrued interests) plus a prepayment premium of 25% in an event of change of control, as defined in the 2009 Loan Agreement.

  2)
  In August 2011, the Company signed a convertible loan agreement with several investors (hereinafter, the 2011 Loan Agreement), pursuant to which, in exchange for $2 million, the Company issued each investor capital notes (hereinafter, the 2011 Notes). The 2011 Notes will be repaid upon the earlier of four years after issuance or following an event of default (as defined in the 2011 Loan Agreement). The 2011 Notes period can be extended subject to the consent of the parties. The 2011 Notes bear annual interest of 15%, which will increase to 20% after four years from their issuance. The principal and accrued interest on the 2011 Notes are convertible into A-1 Preferred Shares of the Company at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $429.92 per share. At any time, the Company, at its option, may prepay the outstanding principal amount and accrued interest on the 2011 Notes, together with a prepayment premium of 25%. The investors have a right to demand prepayment (principal and accrued interests) plus prepayment premium of 25% in an event of control change as defined in the 2011 Loan Agreement.

    Under the 2012 Loan Agreement (see section 3 below), the conversion price was amended for several of the investors to $75.07 per share and for certain other investors to $118.86 per share.

    In addition, the Company issued the investors, for no additional consideration, 5,823 warrants (hereinafter, the 2011 Warrants) to purchase a number of A-1 Preferred Shares of the Company equal to the principal amount of the 2011 Note divided by $429.92 (subject to certain adjustments under the 2011 Loan Agreement) and 50% of the principal amount of the 2011 Note that are over-allotment notes, as defined in the 2011 Loan Agreement, at an exercise price of $429.92 per share. The 2011 Warrants are exercisable or convertible by holder, at any time until their expiration, by exercise for cash or conversion for shares (cashless method). The 2011 Warrants shall expire on the earlier of: (a) the closing of a sale or other disposal of all or substantially all of the assets or shares of the Company; or (b) a Qualified IPO; or (c) five years from the date of execution of the 2011 Warrant.

  3)
  In July 2012, the Company signed a convertible loan agreement with several investors (hereinafter, the 2012 Loan Agreement), pursuant to which, in exchange for $4.3 million, the Company issued to each investor capital notes (hereinafter, the 2012 Notes). The 2012 Notes will be repaid upon the earlier of four years after issuance or following an event of default under the 2012 Loan Agreement). The 2012 Notes period can be extended subject to the consent of the parties. The 2012 Notes bear annual interest of 8%, which will increase to 20% after four years from their issuance. The principal and accrued interest are convertible into A-1 Preferred Shares of the Company at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $612.68 per share. At any time, the Company, at its option, may prepay the outstanding principal amount and accrued interest on the 2012 Notes, together with a prepayment premium of 25%. The investors have a right to demand prepayment (principal and accrued interests) plus early prepayment premium of 25% in an event of control change as defined in the 2012 Loan Agreement.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 9 — CONVERTIBLE LOANS: (Continued)

a.
Convertible loans agreements: (Continued)

4)
In October 2013, the Company signed a convertible loan agreement with several investors (hereinafter, the 2013 Loan Agreement), pursuant to which, in exchange for $5.375 million, the Company issued to each investor capital notes (hereinafter, the 2013 Notes). The 2013 Notes will be repaid on the earlier of: (i) 36 months from the earlier to occur of the lapse of 18 months from the closing or the date of disbursement by the lenders of the last payment or (ii) an Event of Default (as defined under the 2013 Loan Agreement). The 2013 Notes period can be extended subject to the consent of the parties. The 2013 Notes bear annual interest of 5%, which will increase to 20% on the earlier of: (i) 36 months from the earlier to occur of the lapse of 18 months from the closing or the date of disbursement by the lenders of the last payment or (ii) an Event of Default. The principal and accrued interest are convertible into A-1 Preferred Shares of the Company or other securities, depending on the conversion reason, at a conversion price as defined in the 2013 Loan agreement (the "Conversion Price"). At any time, the Company, at its option, may prepay the outstanding principal amount and accrued interest on the 2013 Notes, together with a prepayment premium of 200%. The lenders have a right to demand prepayment (principal and accrued interests) plus early prepayment premium of 200% in an event of change of control as defined in the 2013 Loan Agreement. As of December 31, 2013 the Company had received approximately $3.2 million. As of March 31, 2014, the Company had received approximately $4.7 million.

    In addition, the Company issued to each investor, for no additional consideration warrants (hereinafter, the 2013 Warrants), to purchase a number of A-1 Preferred Shares of the Company. The 2013 Warrants shall amount to 20% of the total number of securities underlying the converted 2013 Notes. The exercise price of the 2013 Warrants shall be identical to the Conversion Price and subject to adjustments as defined in the 2013 Loan Agreement. The 2013 Warrants are exercisable or convertible by their holders, at any time until the expiration date by exercise for cash or conversion for shares (cashless method). The 2013 Warrants expire on the earlier of: (a) the closing of a Qualified Exit; (b) the closing of Qualified IPO; or (c) 10 years from the date of execution of the 2013 Warrants.

    Under the 2013 Loan Agreement, and following the Board of Directors resolution from October 2013, the 2009 Notes, the 2011 Notes and the 2012 Notes were converted into 104,801 A-1 Preferred Shares of the Company of nominal value NIS 0.1 per share. These shares include additional shares that were issued to the lenders of the said notes for no additional consideration. The additional shares issued were accounted for as an induced conversion. Accordingly, the Company recorded an additional finance expense amounting to $33,444 thousand which was credited against Share Capital attributed to A1 Preferred Shares and Additional paid-in capital (in accordance with the fair value of the additional shares measured at the date of the amendment).

    See note 4b for the balances related to the convertible loans.

b.
Accounting treatment

  For details of the accounting treatment of the convertible loans see note 2h.

  An unrecognized Day 1 Loss occurred on initial recognition of these financial instruments.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 9 — CONVERTIBLE LOANS: (Continued)

b.
Accounting treatment (Continued)

  The Company's accounting policy with respect to unrecognized Day 1 Loss is that such loss remains unrecognized until all market inputs become observable, unless there is a change in a factor (including time) that market participants would take into account when pricing the asset or liability. The key unobservable input relates to the value of the Company. See Note 3a for a sensitivity analysis of the value.

  The aggregate difference not yet recognized in statement of comprehensive income for December 31, 2012 and December 31, 2013 is NIS 8,493 thousand ($2,275 thousand) and NIS 25,170 thousand ($7,251 thousand), respectively.

  The fair value of the derivatives embedded in the convertible loans and the warrants for December 31, 2012 is measured in accordance with the Option Pricing Method and for December 31, 2013 is measured in accordance with the Hybrid Method. The Hybrid Method is a hybrid between the Probability Weighted Expected Return Method and Option Pricing Method. The valuation method was changed to a more suitable method due to updated business environment of the company.

  The measurement methods include the following assumptions:

	DECEMBER 31,
	2012	2013
Risk-free interest rate	0.32%	0.12% - 0.25%
Total equity value	$19.5 million	$91.8 - 135 million
Weighted average volatility	71.54%	74.21%

NOTE 10 — COMMITMENTS, CONTINGENT LIABILITIES AND PLEDGES:

a.
Office of the Chief Scientist grants program

  In July 2013, in addition to previously approved programs, the Company received approval from the OCS for a participation in research and development activities performed by the Company. The Company is obligated to pay royalties to the government of Israel at 3% to 4.5%, computed based on the revenues from licensing the products that the Company is developing, which are assisted by the governmental grants. Such commitment is up to the amount of grants received by the Company, linked to the U.S. dollar. Pursuant to reporting and royalty payment procedures of the OCS, such royalties will be paid at an annual LIBOR interest.

  The Company is subject to the provisions of the Israeli law for the Encouragement of Industrial Research and Development and related regulations (the "Encouragement Regulations"). Pursuant to the Encouragement Regulations there are restrictions regarding intellectual property and manufacturing, as defined in the Encouragement Regulations, outside of Israel, unless approval is received and additional payments are paid to OCS.

  As of December 31, 2012 and December 31, 2013, the Company had received $1,360 thousand and $1,547 thousand, respectively, from the OCS. In January 2014, the OCS approved a new grant in the amount of approximately $353 thousand (NIS 1,244 thousand).

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 10 — COMMITMENTS, CONTINGENT LIABILITIES AND PLEDGES: (Continued)

b.
Foundation grants

  In May 2013, following previous grants from the Foundation, the Company received approval for a $1 million grant from the Foundation, subject to achievement of certain milestones, as defined in the agreement. Unlike previous grants from the Foundation, the Company is obligated to pay the Foundation royalties of 10% of the revenue up to $2 million received from the option, license, sale, transfer or use of one of its products, its derivative product candidates or any new invention arising from the project or any product incorporating the certain product and its derivatives after approval for marketing. As of December 31, 2013, the Company had received an aggregate amount of approximately $350 thousand of this grant.

c.
Finder Fee Arrangements

  The Company has entered into agreements with a number of agents for the purposes of recruiting investors in connection with future financing transactions (the "Finder Fee Arrangements"). According to the agreements, the Company has committed to pay the agents up to a 6.5% (plus VAT) commission from the amount the Company raises in connection with certain financing transactions from investors introduced to the Company by such agents. According to the Finder Fee Arrangements, the commission will be paid in cash and by granting warrants convertible into the Company's shares, subject to the terms and conditions of the agreements.

  In connection with the 2013 Loan Agreement, one of the agents is entitled to receive a fee in cash in the amount of approximately $66 thousand and warrants valued at approximately $15 thousand, which may be exercised to purchase the Company's shares during a period of 24 months after the investment. As of December 31, 2013, the Company paid approximately $59 thousand of the total cash fee amount.

d.
Operating lease agreements

  In October 2007, the Company entered into a three-year agreement, with three one-year extension options, to lease offices for its operations. Lease payments and monthly management fees are approximately $3 thousand (NIS 12 thousand) per month, and the payments are linked to the Israel Consumer Price Index (the "CPI"). In accordance with the lease agreement, the total lease term including extensions ended in October 2013. To secure the liability of the Company for the lease, the Company provided the lessor a bank guarantee and pledged a bank deposit against it, which as of December 31 2012, amounted to approximately $681 thousand (NIS 2,541 thousand). As of December 31, 2013, no bank guarantee or pledge exists with respect to the lease.

  In November 2013, the Company extended the lease office agreement for two additional years. The lease payments and monthly management fees were increased to approximately $4.5 thousand (NIS 16 thousand) per month, and the payments are linked to the Israel CPI. In March 2014, the Company and the lessor agreed to terminate this lease.

  In February 2014, the Company entered into a four-year agreement for the lease of its new offices. Lease payments and monthly management fee are $12 thousand (NIS 42 thousand) per month. The rental fees are linked to the Israeli CPI of November 2013.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 10 — COMMITMENTS, CONTINGENT LIABILITIES AND PLEDGES: (Continued)

d.
Operating lease agreements (continued)

  To secure the liability of the Company for the new lease, the Company provided the lessor a bank guarantee of approximately $55 thousand (NIS 195 thousand) and a promissory note in an amount of approximately $165 thousand (NIS 580 thousand), both linked to the Israel CPI.

e.
Car lease agreements

  The Company has entered into operating lease agreements with respect to motor vehicles. The agreements will expire in 2015. Lease payments are linked to the Israel CPI. The estimated annual lease payments with respect to these lease agreements are approximately $28 thousand (NIS 98 thousand).

f.
Clinical trial insurance

  The Company conducts clinical trials as part of its development activities. As of the date of approval of the financial statements, the Company has an insurance policy to cover liabilities resulting from its clinical trials (hereinafter, the insurance policy). With respect to certain clinical trials of the Company, the maximum coverage per incident is $3 million, subject to policy terms.

g.
Provision for legal claims

  In January 2009, a bodily injury lawsuit was filed against the Company and other defendants by a number of plaintiffs who participated in clinical trials performed by the Company. As discussed in section f above, the Company has an insurance policy covering up to $3 million. The remedy sought in the lawsuit was NIS 2.5 million ($714 thousand). The Company created a provision in its accounts and recognized an asset at an adequate amount. In April 2012, the Company signed a settlement agreement with the plaintiffs who filed the lawsuit aforementioned. The settlement sum was fully covered by the Company's insurance policy.

h.
Pledges:

1)
To secure its liability to lenders as discussed in note 9(a), the Company pledged in favor of the lenders its rights in technology, its entire intellectual property and its patents it has developed.

2)
For pledges related to the lease office agreement, please see section d above.

NOTE 11 — INCOME TAX:

a.
Measurement of results for tax purposes

  The results of the Company are measured for tax purposes in accordance with Accounting Principles Generally Accepted in Israel (Israeli GAAP). These financial statements are prepared in accordance with IFRS. The difference between IFRS and Israeli GAAP, both on an annual and a cumulative basis causes a difference between taxable results and the results reflected in these financial statements.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 11 — INCOME TAX: (Continued)

b.
Tax rates

  The income of the Company is subject to a corporate tax rate. Corporate tax rates for 2012 and 2013 were 25%.

  On August 5, 2013, the law of change in national priorities (Legislative achieve budget for the years 2013 and 2014), was published, which raised the corporate tax rate to a rate of 26.5% for 2014 and thereafter.

c.
Share-based payment

  In May 2007, the Company's board of directors adopted a share option plan. The options are granted to Company employees, managed under rules stipulated for this purpose by Section 102 to the Israel Income Tax Ordinance (hereinafter, the Ordinance). According to the selected "track" selected by the Company and under such rules, the Company is not entitled to claim tax deductions of the amount attributed to employees as a benefit, including those amounts recognized as a payroll benefit in the accounts of the Company for options received by employees under the track, except for any normal compensation element that is so indicated on the date of grant.

d.
Carry forward losses

  The balance of carry forward losses as of December 31, 2013 is $13.2 million. These tax loss carry forwards have no expiration date.

  Deferred tax assets on losses for tax purposes carried forward to subsequent years are recognized if utilization of the related tax benefit against a future taxable income is expected. The Company has not created deferred taxes on its carry forward losses since their utilization is not expected in the foreseeable future.

e.
Deductible temporary differences

  The amount of cumulative deductible temporary differences, other than loss carry forwards (as mentioned in section d above), for which deferred tax assets have not been recognized in the statement of financial position as of December 31, 2013 and 2012, were approximately $5 million and $15 million, respectively. These temporary differences have no expiration dates. Moreover, as mentioned in section d above, the Company did not record deferred taxes in these financial statements.

f.
Tax assessments

  The Company has not been assessed for tax purposes since its incorporation. Final tax assessments have been received by the Company through the year ended December 31, 2009.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 11 — INCOME TAX: (Continued)

g.
Theoretical tax expenses

  The following is a reconciliation of the theoretical tax expense, assuming all income were taxed at the regular tax rates applicable to the Company in Israel and the actual tax expense:

	YEAR ENDED DECEMBER 31,
	2012	2013
	U.S. Dollar in thousands
Loss before taxes on income, as reported in the statement of comprehensive loss	$4,570	$86,893
Theoretical tax rate	25%	25%
Theoretical tax benefit	(1,143)	(21,723)
Changes in taxes for all non-temporary differences incurred in the reporting year	112	20,528
Changes in taxes for all timing differences incurred in the reporting year for which deferred taxes were not created	1,031	1,195

Taxes on income for the reported year	$—	$—

NOTE 12 — EQUITY:

a.
Share capital:

  Share capital is composed of Ordinary Shares, A1 Ordinary Shares, A2 Ordinary Shares, A Preferred Shares and A1 Preferred Shares, each having a par value of NIS 0.1 per share.

  The Ordinary Shares shall confer upon their holders voting rights and the right to participate in shareholders meetings (the holders of shares of NIS 0.1 par value are entitled to one vote per share), the right to receive profits and a right to share in excess assets upon liquidation of the Company.

  The rights and obligations attached to the A1 Ordinary Shares and A2 Ordinary Shares (the "A Ordinary Shares") are identical to the rights and obligations attached to the Ordinary Shares. Each A Ordinary Share is convertible at the request of the holder or automatically upon the events detailed in the Company's article of association, in each case, into one Ordinary Share. The difference between the Ordinary Shares and the A Ordinary Shares are the preferred rights of the A Ordinary Shares upon liquidation and dividend distribution, according to Company's articles of association.

  The Preferred Shares confer on the holders thereof all rights accruing to the holders of Ordinary Shares in the Company and, in addition, bear the following rights:

  1)
  Right to Convert — Each fully paid Series A Preferred Share shall be convertible, without payment of additional consideration, at any time after the date of issuance of such share into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Original Series A Issue Price by the conversion price applicable to such share. The conversion price of the Preferred Shares will be adjusted in specified events as detailed in the Company's articles of association in order to prevent the dilution of their holders.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 12 — EQUITY: (Continued)

a.
Share capital: (Contiued)

2)
Automatic Conversion — Each Preferred Share shall automatically be converted into Ordinary Shares at the applicable conversion price at the time of occurrence of an initial public offering ("IPO") or change of control, as defined in the Company's articles of association. The conversion price of the Preferred Shares will be adjusted in specified events, as defined in the Company's articles of association in order to prevent the dilution of their holders.

3)
Dividend distribution — Prior to a Qualified IPO and/or a Qualified Exit as defined in the Company's articles of association, each Preferred Shareholder shall be entitled to a distribution equal to the 133% of the Original Series A Issue Price or Original Series A-1 Issue Price as defined in the articles of association.

  In addition, each Preferred Share has additional rights, inclusive of voting rights on an as-converted basis and also certain rights to nominate directors, anti-dilution rights, certain preference rights upon dividend and asset distribution, and certain veto rights, all as further detailed in Company's articles of association.

  All classes of shares described above have no contractual obligation to share in the Company's losses and are not required to fund these losses in any way.

b.
As for the conversion of the 2009, 2011 and the 2012 convertible loans, see note 9a(4).

c.
Options to employees and service providers

1)
In January 2013, the Company's board of directors approved a grant of 2,326 and 3,024 options to certain employees of the Company and to the CEO, respectively. Each option shall be exercisable into one Ordinary Share of the Company (par value NIS 0.1) at an exercise price of $125. The options shall vest upon four years in several installments, in accordance with the agreement. The unexercised options shall expire 12 years after their grant date.

2)
The underlying data for options fair value calculation is as follows:

DATE OF GRANT	ORDINARY SHARE PRICE	EXPECTED ANNUAL VOLATILITY(a)	RISK-FREE INTEREST RATE(b)	WEIGHTED EXPECTED LIFE TO EXERCISE	EXPECTED DIVIDEND YIELD	FAIR VALUE AS OF THE DATE OF THE GRANT(c)
	U.S. dollars	%	%	Years	%	U.S. dollars
January 2013	$91.1	79.7%	0.52%	4	0	$247,232

a)
The Company's expected volatility is derived from historical volatilities of companies in comparable stages as well as companies in the industry. Each Company's historical volatility is weighted based on certain factors and combined to produce a single volatility factor used by the Company.

b)
For options with NIS exercise price, the risk-free interest rate is determined based on the redemption yield of fixed-rate, unlinked NIS government bonds, with maturity that coincides with the expected exercise date of the options. For options with a U.S. dollar exercise price, the risk-free interest rate is redemption yield rates of unlinked, fixed-rate U.S. treasury bonds with maturity that coincides with the expected exercise date of the option.

c)
The fair value of the options was computed using the Black-Scholes model.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 12 — EQUITY: (Continued)

d.
Changes in the number of options and weighted averages of exercise prices are as follows:

	YEAR ENDED DECEMBER 31,
	2012		2013
	NUMBER OF OPTIONS	WEIGHTED AVERAGE OF EXERCISE PRICE IN DOLLAR	NUMBER OF OPTIONS	WEIGHTED AVERAGE OF EXERCISE PRICE IN DOLLAR
Outstanding at beginning of year	2,203	$241.35	2,197	$240.92
Forfeited	(6)	399.96
Granted			5,350	125

Outstanding at end of year	2,197	$240.92	7,547	$158.72

Exercisable at end of year	2,057	$225.97	4,303	$180.29

Each exercisable option gives the right to purchase one Ordinary Share of NIS 0.1 par value, based on an exercise of 1 option to 1 share.

e.
Expenses recognized in statement of comprehensive income for the options are as follows:

YEAR ENDED DECEMBER 31,
2012	2013
U.S. dollars in thousands
$37	$184

Options granted to non-employees are governed by Section 3(i) to the Ordinance.

NOTE 13 — RESEARCH AND DEVELOPMENT EXPENSES:

	YEAR ENDED DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Payroll and related expense*	$737	$1,047
Materials and subcontractors	1,027	1,312
Professional services	396	825
Other	236	242

	$2,396	$3,426

  *
  Including pension costs of defined contribution plan in the amount of $42 thousand and $54 thousand in the years ended 2012 and 2013, respectively.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 14 — GENERAL AND ADMINISTRATIVE EXPENSES:

	YEAR ENDED DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Payroll and related expense*	$76	$141
Professional services	274	411
Other	99	76

	$449	$628

  *
  Including pension costs of defined contribution plan in the amount of approximately $3 thousand in the years ended 2012 and 2013.

NOTE 15 — FINANCIAL INCOME AND EXPENSES:

	YEAR ENDED DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Financial income:
Interest income on cash equivalents	$8	$3
Changes in fair value of warrants	542	—

Total finance income	550	3

Financial expenses:
Bank account fees	5	9
Exchange differences	70	79
Changes in fair value of embedded derivatives	952	47,124
Changes in fair value of warrants	—	1,195
Interest and exchange differences on the host contract of convertible loans	1,289	1,799
Expenses from induced conversion		33,444

Total finance expenses	2,316	83,650

Financial expense, net	$1,766	$83,647

NOTE 16 — LOSS PER ORDINARY SHARE:

The basic loss per share is computed by dividing the Company's loss by the weighted average number of Ordinary Shares outstanding during the period. The convertible loans, warrants, options, A Ordinary Shares and Preferred Shares of the Company in the reporting years were not taken into account in the computation of diluted loss per share, since the effect of these potential Ordinary Shares is anti-dilutive. Therefore, the diluted loss per share is identical to the basic loss per share.

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 16 — LOSS PER ORDINARY SHARE: (Continued)

Set forth below is data taken into account in the computation of loss per share:

	2012	2013
Loss as reported in the financial statements (in thousands of dollars)	$4,570	$86,893

Weighted average of Ordinary Shares outstanding during the period	4,904	4,904

Basic and diluted loss per share (dollars)	$932	$17,719

NOTE 17 — RELATED PARTIES:

Key management includes members of the Board of Directors and the Chief Executive Officer.

a.
Transactions with related parties:

	YEAR ENDED DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Within research and development expenses:
Professional services	$81	$102

Options to employees and service providers	$9	$38

Within administrative and general expenses:
Professional services	$149	$198

Options to employees and service providers	$18	$77

Within finance expenses (income):
Convertible loans, see note 9	$2,344	$45,533

Warrants, see note 9	$(542)	$(86)

Expenses from induced conversion	—	$18,589

  As for the share based payments to related parties see note 12f(1).

NEURODERM LTD.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 17 — RELATED PARTIES: (Continued)

b.
Balances with related parties:

	DECEMBER 31,
	2012	2013
	U.S. dollars in thousands
Within current liabilities:
Accounts payable	$24	$32

Convertible loans, see note 9	$3,381	$—

Within non-current liabilities:
Convertible loans, see note 9	$7,301	$1,806

Warrants, see note 9	$1,360	$1,561

NOTE 18 — EVENTS SUBSEQUENT TO DECEMBER 31, 2013:

a.
In February 2014, the Company moved into its new offices (please see note 10d).

b.
In March 2014, the Company's board of directors approved a grant of 5,626 options to certain employees of the Company. Each option shall be exercisable into one Ordinary Share of the Company (par value NIS 0.1) at an exercise price of $125. The options shall vest in several installments, in accordance with the agreement. As of the grant date, the fair value of these options was estimated at $3,046 thousand.

c.
In March 2014, the Company's shareholders approved a grant of 200 and 8,480 options to a director of the Company and to the CEO, respectively. Each option shall be exercisable into one Ordinary Share of the Company (par value NIS 0.1) at an exercise price of $125. The options shall vest in several installments, in accordance with the agreement. As of the grant date, the fair value of these options was estimated at $4,699 thousand.

NEURODERM LTD.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(U.S. dollars in thousands)

	December 31, 2013	June 30, 2014
Assets:
Current assets:
Cash and cash equivalents	$2,435	$1,632
Prepaid expenses and receivables	537	209

	2,972	1,841
Non-current assets:
Restricted bank deposits	—	57
Property, plant and equipment	78	156

	78	213

Total assets	$3,050	$2,054

The accompanying notes are an integral part of these condensed financial statements.

NEURODERM LTD.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(U.S. dollars in thousands)

	Note	December 31, 2013	June 30, 2014
Liabilities and Shareholders' deficit:
Liabilities:
Current liabilities:
Accounts payable:
Trade		$19	$165
Other		1,707	3,421

		1,726	3,586
Non-current liabilities:
Convertible loans	5	3,249	5,762
Warrants	5	1,721	2,023

		$4,970	$7,785

Total Liabilities		$6,696	$11,371
Shareholders' deficit:
Share capital:
Ordinary Shares, NIS 0.1 par value — authorized — 1,639,478 shares at December 31, 2013 and June 30, 2014, issued and outstanding — 4,904 shares at December 31, 2013 and June 30, 2014		*	*
A1 Ordinary Shares, NIS 0.1 par value — authorized — 4,522 shares at December 31, 2013 and June 30, 2014, issued and outstanding — 4,522 shares at December 31, 2013 and June 30, 2014		*	*
A2 Ordinary Shares, NIS 0.1 par value — authorized — 1,305 shares at December 31, 2013 and June 30, 2014, issued and outstanding — 1,305 shares at December 31, 2013 and June 30, 2014		*	*
A Preferred Shares, NIS 0.1 par value — authorized — 4,695 shares at December 31, 2013 and June 30, 2014, issued and outstanding — 3,130 shares at December 31, 2013 and June 30, 2014		*	*
A1 Preferred Shares, NIS 0.1 par value — authorized — 350,000 shares at December 31, 2013 and June 30, 2014, issued and outstanding — 104,801 shares at December 31, 2013 and June 30, 2014		3	3
Additional paid-in capital		100,060	100,060
Share-based compensation capital reserve	3	775	809
Accumulated deficit		(102,765)	(108,406)
Foreign currency translation differences		(1,719)	(1,783)

Total shareholders' deficit		(3,646)	(9,317)

Total liabilities and shareholders' deficit		$3,050	$2,054

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

NEURODERM LTD.
CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(U.S. dollars in thousands, except per share data)

		Six months ended		Three months ended
	Note	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014
Operating expenses:
Research and development		$1,644	$3,675	$708	$1,800
Participation in research and development		(175)	(339)	(175)	(325)

Research and development, net		1,469	3,336	533	1,475
General and administrative		325	1,703	155	810

Operating loss:		1,794	5,039	688	2,285
Financial income		(3)	*	*	(607)
Financial expenses		16,340	602	11,243	20

Financial expenses (income), net		16,337	602	11,243	(587)

Net loss		18,131	5,641	11,931	1,698

Other comprehensive loss —
Items that will not be reclassified to profit or loss —
Foreign currency translation differences		2,156	64	1,802	103

Total comprehensive loss		$20,287	$5,705	$13,733	$1,801

Basic and diluted loss per ordinary share	6	$3,697	$1,148	$2,433	$345

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

NEURODERM LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
(Unaudited)
(U.S. dollars in thousands)

	SHARE CAPITAL
							SHARE-BASED COMPENSATION CAPITAL RESERVE		FOREIGN CURRENCY TRANSLATION DIFFERENCES
	ORDINARY SHARES	A1 ORDINARY SHARES	A2 ORDINARY SHARES	A PREFERRED SHARES	A1 PREFERRED SHARES	ADDITIONAL PAID-IN CAPITAL		ACCUMULATED DEFICIT		TOTAL SHAREHOLDERS' DEFICIENCY
Balance at January 1, 2013	$ *	$ *	$ *	$ *	$—	$3,951	$591	$(15,872)	$302	$(11,028)
Changes in the six months period ended June 30, 2013:
Net loss								(18,131)		(18,131)
Other comprehensive loss									(2,156)	(2,156)

Total comprehensive loss for the period								(18,131)	(2,156)	(20,287)
Transactions with owners:
Share-based compensation to employees							132			132

Balance at June 30, 2013	$ *	$ *	$ *	$ *	$—	$3,951	$723	$(34,003)	$(1,854)	$(31,183)

Balance at January 1, 2014	$ *	$ *	$ *	$ *	$3	$100,060	$775	$(102,765)	$(1,719)	$(3,646)
Changes in the six months period ended June 30, 2014:
Net loss								(5,641)		(5,641)
Other comprehensive loss									(64)	(64)

Total comprehensive loss for the period								(5,641)	(64)	(5,705)
Transactions with owners:
Share-based compensation to employees							34			34

Balance at June 30, 2014	$ *	$ *	$ *	$ *	$3	$100,060	$809	$(108,406)	$(1,783)	$(9,317)

The accompanying notes are an integral part of these condensed financial statements.

NEURODERM LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT (Continued)
(Unaudited)
(U.S. dollars in thousands)

	SHARE CAPITAL
							SHARE-BASED COMPENSATION CAPITAL RESERVE		FOREIGN CURRENCY TRANSLATION DIFFERENCES
	ORDINARY SHARES	A1 ORDINARY SHARES	A2 ORDINARY SHARES	A PREFERRED SHARES	A1 PREFERRED SHARES	ADDITIONAL PAID-IN CAPITAL		ACCUMULATED DEFICIT		TOTAL SHAREHOLDERS' DEFICIENCY
Balance at April 1, 2013	$ *	$ *	$ *	$ *	$—	$3,951	$686	$(22,072)	$(52)	$(17,487)

Changes in the three months period ended June 30, 2013:
Net loss								(11,931)		(11,931)
Other comprehensive loss									(1,802)	(1,802)

Total comprehensive loss for the period								(11,931)	(1,802)	(13,733)
Transactions with owners —
share-based compensation to employees							37			37

Balance at June 30, 2013	$ *	$ *	$ *	$ *	$—	$3,951	$723	$(34,003)	$(1,854)	$(31,183)

Balance at April 1, 2014	$ *	$ *	$ *	$ *	$3	$100,060	$793	$(106,708)	$(1,680)	$(7,532)
Changes in the three months period ended June 30, 2014:
Net loss								(1,698)		(1,698)
Other comprehensive profit									(103)	(103)

Total comprehensive loss for the period								(1,698)	(103)	(1,801)
Transactions with owners —
share-based compensation to employees							16			16

Balance at June 30, 2014	$ *	$ *	$ *	$ *	$3	$100,060	$809	$(108,406)	$(1,783)	$(9,317)

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

NEURODERM LTD.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS
(Unaudited)
(U.S. dollars in thousands)

	Six months ended		Three months ended
	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014
Cash flows from operating activities:
Net loss	$(18,131)	$(5,641)	$(11,931)	$(1,698)
Adjustments in respect of:
Depreciation	17	20	8	12
Capital loss	—	12	—	9
Interest and exchange differences of convertible loans	589	—	176	(* )
Changes in fair value of embedded derivatives	14,441	524	10,149	(366)
Changes in fair value of warrants	1,256	39	900	(241)
Share-based compensation to employees and service providers	132	34	37	16
Exchange differences in respect of cash and cash equivalents	49	31	14	16

	16,484	660	11,284	(554)

Changes in asset and liability items:
Decrease (increase) in prepaid expenses and receivables	(116)	336	(95)	(42)
Increase (decrease) in accounts payable:
Trade	(155)	144	(85)	54
Other	58	1,676	15	123

	(213)	2,156	(165)	135
Interest received from restricted bank deposits	—	—	(4)	(* )

Net cash used in operating activities	(1,860)	(2,825)	(816)	(2,117)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2)	(120)	—	(18)
Sale of property, plant and equipment	—	12	—	—
Restricted bank deposits	681	(57)	4	(1)

Net cash provided by (used in) investing activities	679	(165)	4	(19)

Cash flows from financing activities:
Convertible loan and warrants issued	—	2,178	—	645

Net cash provided by financing activities	—	2,178	—	645

Decrease in cash and cash equivalents	(1,181)	(812)	(812)	(1,491)
Balance of cash and cash equivalents at beginning of period	1,847	2,435	1,489	3,122
Foreign currency translation differences in respect of cash and cash equivalents	60	40	14	17
Exchange differences in respect of cash and cash equivalents	(49)	(31)	(14)	(16)

Balance of cash and cash equivalents at end of period	$677	$1,632	$677	$1,632

Supplementary information on interest received from cash and cash equivalents	5	*	*	*

*
Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — GENERAL:

a.
NeuroDerm Ltd. (the "Company") commenced operations on March 18, 2003 in Israel. The Company is a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system ("CNS") diseases, primarily Parkinson's disease as well as other CNS diseases. The Company has one operating segment.

b.
The Company is in the research and development stage and has not yet generated revenue from its operations. During its years of operation, the Company has incurred cumulative losses and negative cash flows from operating activities. As of June 30, 2014, the accumulated deficit was approximately $108 million. As the Company expects to continue incurring negative cash flows from operations, there is substantial doubt about the Company's ability to continue as a going concern.

  Management plans include raising capital from existing and external investors and applying for research and development grants. In addition, the Company plans to have its securities listed on the NASDAQ Global Market ("NASDAQ") in 2014, for the purpose of raising capital to finance its operations. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for its operations. If the Company is unsuccessful in raising capital, it may need to reduce activities or curtail or cease operations.

  These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

c.
These financial statements were approved by the Board of Directors on September 10, 2014.

NOTE 2 — BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.
The Company's condensed interim financial statements for the six and three months ended June 30, 2014 and 2013 (the "Condensed Interim Financial Statements") have been prepared in accordance with International Accounting Standard 34, "Interim Financial Reporting". The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2013 and 2012 and for the years then ended and their accompanying notes (the "2013 Annual Financial Statements"), which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as published by the International Accounting Standards Board ("IASB"). These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures required for annual financial statements prepared in accordance with IFRS. The results of operations for the six and three months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

  The accounting policies and calculation methods applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the 2013 Annual Financial Statements.

b.
New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2013 annual financial statements.

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 3 — EQUITY:

Options to employees and service providers:

a.
In March 2014, the Company's board of directors approved a grant of 5,626 options to certain employees of the Company. Each option is exercisable for one Ordinary Share of the Company (par value NIS 0.1) at an exercise price of $125. The options vest over four years in several installments in accordance with the terms of each option agreement. As of the grant date, the fair value of these options was estimated at $3,046 thousand.

b.
In addition, in March 2014, the Company's shareholders approved a grant of 200 and 8,480 options to a director of the Company and to the CEO, respectively. Each option is exercisable into one Ordinary Share of the Company (par value NIS 0.1) at an exercise price of $125. The options vest between two and four years after grant in several installments, in accordance with the terms of each option agreement. As of the grant date, the fair value of these options was estimated at $4,699 thousand.

According to the option agreements, none of these options will vest if the Company does not complete an initial public offering by March 31, 2015. In addition, for certain employees and for the CEO, some of the options will become fully vested upon consummation of a Merger Transaction Event (as defined in the option agreement).

The underlying data for options fair value calculation is as follows:

DATE OF GRANT	ORDINARY SHARE PRICE	EXPECTED ANNUAL VOLATILITY(a)	RISK-FREE INTEREST RATE(b)	WEIGHTED EXPECTED LIFE TO EXERCISE	EXPECTED DIVIDEND YIELD	FAIR VALUE AS OF THE DATE OF THE GRANT(c)
	U.S. dollars	%	%	Years	%	U.S. dollars
March 2014	$640.5	71.25%	1.37%	4	0	$7,745

a)
The Company's expected volatility is derived from historical volatilities of companies in comparable stages as well as companies in the industry. Each company's historical volatility is weighted based on certain factors and combined to produce a single volatility factor used by the Company.

b)
For options with a NIS-denominated exercise price, the risk-free interest rate is determined based on the redemption yield of fixed-rate, unlinked NIS government bonds, with maturity that coincides with the expected exercise date of the options. For options with a U.S. dollar exercise price, the risk-free interest rate is redemption yield rates of unlinked, fixed-rate U.S. treasury bonds with maturity that coincides with the expected exercise date of the option.

c)
The fair value of the options was computed using the Black-Scholes model.

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.
Financial risk management

  The Company's activities expose it to a variety of financial risks: market risk (including foreign exchange risk and fair value interest rate risk), liquidity risk, credit and cash flow interest rate risk and equity price risk.

  There have been no changes in any risk management policies since the year end.

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

b.
Fair value estimation

  The following is an analysis of financial instruments measured at fair value using valuation methods. The different levels have been defined as follows:

  •
  Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

  •
  Level 3: Inputs for the assets or liabilities that are not based on observable market data (that is, unobservable inputs).

  If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

  The following table presents Company's liabilities measured at fair value, net of unrecognized Day 1 Loss:

LEVEL 3
U.S. dollars in thousands
December 31, 2013
Fair value of embedded derivatives in convertible loans	$5,670
Unrecognized Day 1 Loss	(2,421)

Embedded derivatives in convertible loans, net	$3,249

Fair value of warrants	$2,913
Unrecognized Day 1 Loss	(1,192)

Warrants, net	$1,721

June 30, 2014
Fair value of embedded derivatives in convertible loans	$10,605
Unrecognized Day 1 Loss	(4,843)

Embedded derivatives in convertible loans, net	$5,762

Fair value of warrants	$3,851
Unrecognized Day 1 Loss	(1,828)

Warrants, net	$2,023

  The changes in unrecognized Day 1 Loss in the period of six and three months ended June 30, 2014 result from the issuance of notes and warrants as described in Note 5.

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

  The following table presents the changes in instruments measured at level 3 for the six months ended June 30, 2013 and 2014:

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS
U.S. dollars in thousands
Balance at January 1, 2013:	$5,623
Proceeds received during the reported period	—
Foreign currency translation differences	1,527
Amounts recognized under "Finance expenses"	15,695

Balance at June 30, 2013:	$22,845

Balance at January 1, 2014:	$4,970
Proceeds received during the reported period	2,178
Foreign currency translation differences	75
Amounts recognized under "Finance expenses"	562

Balance at June 30, 2014	$7,785

  The following table presents the changes in instruments measured at level 3 for the three months ended June 30, 2013 and 2014:

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS
U.S. dollars in thousands
Balance at April 1, 2013:	$10,478
Proceeds received during the reported period	—
Foreign currency translation differences	1,320
Amounts recognized under "Finance expenses"	11,047

Balance at June 30, 2013:	$22,845

Balance at April 1, 2014:	$7,650
Proceeds received during the reported period	645
Foreign currency translation differences	97
Amounts recognized under "Finance income"	(607)

Balance at June 30, 2014	$7,785

c.
Fair value measurement method

  The fair value of the embedded derivatives in the convertible loans and the warrants as of June 30, 2013 is measured in accordance with the Option Pricing Method. The fair value of the embedded derivatives in the convertible loans (see note 5) and the warrants as of June 30, 2014 and as of December 31, 2013 is measured in accordance with the Hybrid Method. The Hybrid Method is a hybrid between the Probability Weighted Expected Return Method and Option Pricing Method. The valuation

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4 — FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT: (Continued)

  method was changed to a more suitable method due to the updated business environment of the Company.

  The measurement methods include the following assumptions:

	JUNE 30, 2013	DECEMBER 31, 2013	JUNE 30, 2014
Risk-free interest rate	0.98% - 1.24%	0.12% - 0.25%	0.1% - 0.21%
Total equity value	$44.1 million	$91.8 - 135 million	$103.28 - 150 million
Weighted average volatility	82.83%	74.21%	72.37%
d.
The carrying amount of cash and cash equivalents, bank deposits, receivables and account payables and accrued expenses approximate their fair values.

NOTE 5 — CONVERTIBLE LOAN

During the six months ended June 30, 2014, the Company received approximately $2.2 million pursuant to the 2013 Loan Agreement detailed in Note 9 to the 2013 Annual Financial Statements, in exchange for issuing notes and warrants. Accordingly, as of June 30, 2014 the Company had received the entire consideration as set forth in the 2013 Loan Agreement in the amount of $5.375 million.

For details of the accounting treatment of the convertible loans see Note 9b and Note 2h to the 2013 Annual Financial Statements.

The aggregate Day 1 Loss not yet recognized in profit or loss as of December 31, 2013 and June 30, 2014 is NIS25,170 thousand ($7,251 thousand) and NIS44,338 thousand ($12,897 thousand), respectively.

NOTE 6 — LOSS PER ORDINARY SHARE

Basic loss per share is computed by dividing the Company's loss by the weighted average number of Ordinary Shares outstanding during the period. The convertible loans, warrants, options, Preferred Shares and A1 and A2 Ordinary Shares of the Company in the reporting periods were not taken into account in the computation of diluted loss per share, since the effect of these potential Ordinary Shares is anti-dilutive. Therefore, the diluted loss per share is identical to the basic loss per share.

Set forth below is data taken into account in the computation of loss per share:

	SIX MONTHS ENDED JUNE 30		THREE MONTHS ENDED JUNE 30
	2013	2014	2013	2014
Loss as reported in the financial statements (in thousands of dollars)	18,131	5,641	11,931	1,698

Weighted average of Ordinary Shares outstanding during the period	4,904	4,904	4,904	4,904

Basic and diluted loss per share (dollars)	3,697	1,148	2,433	345

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 7 — RELATED PARTIES:

Key management includes members of the Board of Directors and the Chief Executive Officer.

a.
Transactions with related parties:

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2013	2014	2013	2014
	U.S. dollars in thousands		U.S. dollars in thousands
Within research and development expenses:
Professional services	66	44	40	23

Options to employees and service providers	30	5	6	2

Within administrative and general expenses:
Professional services	127	98	77	50

Options to employees and service providers	59	11	12	5

Within finance expenses (income):
Convertible loans	14,031	292	9,759	(202)

Warrants	1,539	(34)	1,183	(204)

Regarding options granted to related parties in March 2014, see Note 3b.

b.
Balances with related parties:

	DECEMBER 31, 2013	JUNE 30, 2014
	U.S. dollars in thousands
Within current liabilities:
Accounts payable	35	32

Within non-current liabilities:
Convertible loans	7,301	3,203

Warrants	1,360	1,680

NOTE 8 — COMMITMENTS AND CONTINGENT LIABILITIES

In February 2014, the Company entered into a four-year agreement for the lease of its new offices. The lease payment and monthly management fee total $12 thousand (NIS 42 thousand) per month. The rental fees are linked to the Israeli consumer price index (CPI) of November 2013.

To secure the liability of the Company for the new lease, the Company provided the lessor a bank guarantee of approximately $57 thousand (NIS 193 thousand) and a promissory note in an amount of approximately $166 thousand (NIS 580 thousand), both linked to the Israeli CPI.

NEURODERM LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 9 — EVENTS SUBSEQUENT TO JUNE 30, 2014

a.
In August 2014, the Company signed a convertible loan agreement with several investors (hereinafter, the 2014 Loan Agreement), pursuant to which, in exchange for loans in the aggregate principal amount of up to approximately $17.8 million, the Company issued to each investor capital notes (hereinafter, the 2014 Notes). The 2014 Notes will be repaid on the earlier of two years after issuance or following an event of default under the 2014 Loan Agreement. The 2014 Notes bear interest at an annual rate of 10%. The principal and accrued interest are convertible into shares of the Company at conversion prices set forth in the 2014 Loan agreement. The lenders additionally have a right to demand repayment in an event of change of control as defined in the 2014 Loan Agreement.

In addition, upon the closing of an initial public offering (hereinafter, an IPO) or upon the consummation of a merger/sale transaction by the Company (hereinafter, an M&A Transaction), and provided either of them is consummated no later than March 31, 2015, the 2014 Notes automatically convert into ordinary shares. The conversion rate will equal either 88.0% or 92.5% of the price per ordinary share in an IPO or M&A Transaction depending on each lender's participation level in the 2014 Notes.

b.
In September 2014, in accordance with the provisions of the 2013 Loan Agreement detailed in Note 9 to the 2013 Annual Financial Statements, it was also decided to convert all of the outstanding amounts under the 2013 Notes into the 2014 Notes, according to the principles set forth between the Company and the representative of the 2013 Notes investors.

c.
In August 2014, in addition to previously approved programs, the Company received approval from the OCS for participation in research and development activities performed by the Company. The OCS approved a new grant in the amount of approximately $350 thousand (NIS 1,200 thousand).

d.
In August 2014, the Company received the final installment of the $1 million Foundation grant detailed in Note 10b to the 2013 Annual Financial Statements, in the amount of $325 thousand.

                             Shares

NeuroDerm Ltd.

Ordinary Shares

PRELIMINARY PROSPECTUS

Jefferies

Cowen and Company

Oppenheimer & Co.

Roth Capital Partners

                             , 2014

Through and including                             , 2014 (25 days after the commencement of this offering), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

    •
    financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator's award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

    •
    reasonable litigation expenses, including attorneys' fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

    •
    reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided for in the company's articles of association:

    •
    a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

    •
    a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

    •
    a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

    •
    a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

    •
    a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

    •
    an act or omission committed with intent to derive illegal personal benefit; or

    •
    a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. See "Management — Approval of Related Party Transactions under Israeli Law."

Our amended articles of association will permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We have obtained directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, prior to the closing of this offering, we intend to enter into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association to be effective upon the closing of this offering and the Israeli Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years (i.e., since January 1, 2011, up to the date of this registration statement) which were not registered under the Securities Act:

    •
    On August 25, 2011, we entered into a convertible loan agreement with certain of our existing shareholders, pursuant to which, in exchange for $2.0 million, we issued the 2011 Notes. The 2011 Notes bear interest at 15% annually. The principal and accrued interest on the 2011 Notes are convertible into our A-1 preferred shares at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $429.92 per share. Under the 2012 Loan Agreement, the conversion price was amended for several of the investors to $75.07 per share and for certain other investors to $118.86 per share. In addition, we issued to such investors 5,823 warrants, or the 2011 Warrants, to purchase a number of our A-1 preferred shares at an exercise price of $429.92 per share. The 2011 Warrants are exercisable or convertible by the holder, at any time until their expiration, by exercise for cash or conversion for shares. Unless exercised, the 2011 Warrants expire upon this offering. Immediately prior to the closing of this offering, we will issue           ordinary shares pursuant to the exercise of the 2011 Warrants, assuming an initial public offering price of $               per ordinary share, the midpoint of the range set forth on the cover page of this prospectus.

    •
    On July 16, 2012, we entered into the 2012 Loan Agreement with certain of our existing shareholders, pursuant to which, in exchange for $4.3 million, we issued the 2012 Notes. The 2012 Notes bear interest at 8% annually. The principal and accrued interest are convertible into our A-1 preferred shares at a conversion price equal to the lower of 70% of the purchase price paid in a future capital raise or $612.68 per share.

    •
    In October 2013, we entered into the 2013 Convertible Loan Agreement with certain of our existing shareholders and other investors, pursuant to which in exchange for $5.4 million, we issued the 2013 Notes. The 2013 Notes bear interest at 5% annually. The principal and accrued interest are convertible into our securities of the class to be issued in a future capital raise at a conversion price that shall not exceed one-third of the purchase price paid in a future capital raise. In addition, we issued the 2013 Warrants, to purchase a number of our A-1 preferred shares equal to 20% of the total number of shares underlying the converted 2013 Notes. The exercise price of the 2013 Warrants shall be identical to the conversion price of the 2013 Notes. The 2013 Warrants are exercisable or convertible by their holders, at any time until the expiration date by exercise for cash or conversion for shares. Unless exercised, the 2013 Warrants expire upon this offering. Immediately prior to the closing of this offering, we will issue          ordinary shares pursuant to the exercise of the 2013 Warrants, assuming an initial public offering price of $          per ordinary share, the midpoint of the range set forth on the cover of this prospectus.

  Pursuant to the 2013 Convertible Loan Agreement, effective as of October 17, 2013, the 2009 Notes, 2011 Notes and 2012 Notes, collectively, our Existing Notes, were converted into 104,801 of our A-1 preferred shares, which will convert into ordinary shares on a one-to-one basis immediately prior to the closing of this offering. Furthermore, pursuant to the 2014 Note financing, pursuant to which all of the 2013 Notes converted into 2014 Notes (as described below), immediately prior to the closing of this offering, the former 2013 Notes will be converted into               of our ordinary shares at prices per share that will equal 92.5% multiplied by one-third of the price per share in this offering for the former 2013 Noteholders who participated in the 2014 Note financing and by one-third of the price per share in this offering for those former 2013 Note holders who did not participate in the 2014 Note financing.

    •
    In August 2014, we entered into a convertible loan agreement with several investors, which we refer to as the 2014 Convertible Loan Agreement, pursuant to which, the investors agreed to purchase up to $17.8 million principal amount of convertible notes, or the 2014 Notes, from our company.

  The 2014 Notes may be sold to the investors in three equal tranches. To date, we have sold to the investors (and received payment for) the first tranche, in a total amount of approximately $5.6 million. We may determine not to issue or sell the second and/or third tranches, and even if we determine to issue and sell those additional tranches, Mr. Robert Taub, as representative of the holders of the 2014 Notes, may reject our request to do so. The 2014 Notes bear interest at an annual rate of 10%, and if not converted earlier (as described below), will be repaid on the earlier of two years after issuance or following an event of default under the 2014 Convertible Loan Agreement. Upon the closing of this offering, the outstanding 2014 Notes will automatically convert into ordinary shares, assuming an initial public offering price of $               per ordinary share, the midpoint of the range set forth on the cover of this prospectus. The conversion price will equal 88.0% or 92.5% of the price per ordinary share in this offering, depending on the participation level of the particular investor in the 2014 Notes. If the 2014 Notes are not converted earlier, the investors have a right to demand repayment of the 2014 Notes in the event of a change of control, as defined in the 2014 Loan Agreement.

The sales of the above securities were deemed to be exempt from registration under the Securities Act because they were made outside of the United States to certain non-U.S. individuals or entities pursuant to Regulation S or, in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and the regulations promulgated thereunder.

    •
    We granted share options to employees, directors and consultants under our 2007 Israeli Share Option Plan covering an aggregate of 19,656 ordinary shares, in each case, with an exercise price of $125.00 per share. As of the date of this registration statement, none of these options have been forfeited or cancelled without being exercised.

We claimed exemption from registration under the Securities Act for these option grants described above under Section 4(a)(2), Regulation S, or under Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation.

No underwriters were employed in connection with the securities issuances set forth in this Item 7.

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  The Exhibit Index is hereby incorporated herein by reference.

  (b)
  Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Financial Statements and related notes thereto.

Item 9.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  1.
  To provide the underwriters specified in the Underwriting Agreement, at the closing, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  2.
  That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  3.
  That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on this 15th day of September, 2014.

NEURODERM LTD.
By:	/s/ ODED S. LIEBERMAN
	Name:	Oded S. Lieberman
	Title:	Chief Executive Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Oded S. Lieberman or Roy Golan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 15, 2014 in the capacities indicated:

Signatures	Title

/s/ ODED S. LIEBERMAN Oded S. Lieberman	Chief Executive Officer (Principal Executive Officer)
/s/ ROY GOLAN Roy Golan	Vice President — Finance (Principal Financial Officer and Principal Accounting Officer)
/s/ SHMUEL CABILLY Shmuel Cabilly	Director
/s/ LARRY ELLBERGER Larry Ellberger	Director

	Signatures	Title

	/s/ YEHOSHUA GLEITMAN Yehoshua Gleitman	Director
	/s/ JÜRGEN HAMBRECHT Jürgen Hambrecht	Director
	/s/ YOSSI TAMAR Yossi Tamar	Director
	/s/ ROBERT TAUB Robert Taub	Chairman of the Board
	/s/ UWE WASCHER Uwe Wascher	Director
By:	/s/ DONALD J. PUGLISI	Authorized Representative in the United States
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Association of the Registrant
3.2	Form of Amended and Restated Articles of Association of the Registrant to become effective upon closing of this offering*
4.1	Specimen share certificate*
5.1	Opinion of Meitar Liquornik Geva Leshem Tal, Attorneys at Law, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)*
10.1	Amended and Restated Investor Rights Agreement*
10.2	Form of Indemnification Agreement*
10.3
English summary of Principal Terms of Lease Agreement between Ruhrberg Contracting and Investments (1963) Ltd. and the Registrant, dated February 2, 2014, relating to Registrant's facility at Rabin Science Park, Rehovot, Israel∞
10.4	2007 Israeli Share Option Plan
21.1	List of subsidiaries of the Registrant
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm
23.2	Consent of Meitar Liquornik Geva Leshem Tal, Attorneys at Law (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page to Registration Statement)

*
To be filed by amendment.

∞
English summary of original Hebrew document